EXHIBIT 10.193

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek immediately your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986. This document should be read in conjunction with the accompanying Form(s) of Acceptance.

If you have sold or otherwise transferred all your Ring Shares, please send this document, the accompanying Form(s) of Acceptance and the reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, these documents should not be forwarded or transmitted in or into the US, Canada, Australia or Japan.

The Offers referred to in this document are not being made, directly or indirectly, in or into the US, Canada, Australia or Japan. Accordingly, neither this document nor the accompanying Form(s) of Acceptance are being or may be mailed or otherwise forwarded, distributed or sent (including telephonically) in, into or from the US, Canada, Australia or Japan. All persons (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document or the accompanying Form(s) of Acceptance to any jurisdiction outside the United Kingdom, should read the further details in this regard which are contained in paragraph 11 of the letter from N M Rothschild & Sons Limited contained in this document and paragraph 7 of Part B of Appendix I to this document before taking any action.

                            RECOMMENDED CASH OFFERS

                                       by

                         N M ROTHSCHILD & SONS LIMITED

                                  on behalf of

                           CATALINA INTERNATIONAL PLC

                          a wholly owned subsidiary of

                            CATALINA LIGHTING, INC.

to acquire the whole of the ordinary and convertible preference share capital of

                                    RING PLC

A letter recommending that Ring Shareholders accept the Offers, from the Chairman of Ring, is set out on pages 3 to 6 of this document.

WHETHER OR NOT YOUR RING SHARES ARE IN CREST, ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY 3.00 PM ON 22 JUNE 2000. The procedure for acceptance of the Offers is set out on pages 12 to 15 of this document and in the accompanying Form(s) of Acceptance.

N M Rothschild & Sons Limited, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Catalina and Catalina (UK) and no one else in connection with the Offers and will not be responsible to anyone other than Catalina and Catalina (UK) for providing the protections afforded to customers of N M Rothschild & Sons Limited nor for giving advice in relation to the Offers.

Arthur Andersen Corporate Finance, a division of Arthur Andersen, which is authorised to carry on investment business by the Institute of Chartered Accountants in England and Wales, is acting for Ring and no one else in connection with the Offers and will not be responsible to anyone other than Ring for providing the protections afforded to customers of Arthur Andersen nor for giving advice in relation to the Offers.

                                    Contents
                                                                            Page

Letter of recommendation from the Chairman of Ring                           3
Letter from Rothschild                                                       7
 1. Introduction                                                             7
 2. The recommended Offers                                                   7
 3. Irrevocable undertakings                                                 9
 4. Information on Catalina                                                  9
 5. Information on Catalina (UK)                                             10
 6. Information on Ring                                                      10
 7. Background to and reasons for the Offers                                 10
 8. Management and employees                                                 11
 9. Ring Share Option Schemes                                                11
10. United Kingdom taxation                                                  11
11. Overseas shareholders                                                    11
12. Procedure for acceptance of the Offers                                   12
13. Settlement                                                               15
14. Further information                                                      15
15. Action to be taken                                                       16

                                   Appendices

I   Conditions and further terms of the Offers                               17
II  Financial information relating to Catalina                               35
III Catalina's unaudited results for the three months and six
    months ended 31 March 2000                                               60
IV  Financial information relating to Ring                                   68
V   Ring's unaudited interim results for the six months
    ended 31 December 1999                                                   76
VI  Additional information                                                   84
VII Definitions                                                              91

               LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF RING

                                 [LOGO OMITTED]

               (Incorporated and registered in England No.29796)

Directors:                                                    Registered office:
K Jackson* (Chairman)                                         Gelderd Road
J M Hall (Chief Executive)                                    Leeds
A F Welham (Group Finance Director)                           LS12 6NB
B P Doe*
R G Hardie*

                                                                     1 June 2000

* Non-executive

To Ring Shareholders and, for information only, to holders of options granted under the Ring Share Option Schemes and the holders of Ring Preference Shares.

Dear Shareholder

                  Recommended Offers for Ring by Catalina (UK)

1.    Introduction

The board of Ring announced on 13 March 2000 that discussions were taking place which may or may not lead to an offer being made for Ring. It was announced today that the boards of Catalina and Ring have agreed the terms of recommended cash offers to be made by Rothschild on behalf of Catalina (UK) to acquire the entire issued and to be issued ordinary and convertible preference share capital of Ring. The Offers value the existing issued ordinary and convertible preference share capital of Ring together at approximately [pounds]21.9 million.

The purpose of this letter is to explain the background to the Offers and the reasons why the board of Ring considers the terms of the Offers to be fair and reasonable and why it is unanimously recommending that Ring Shareholders accept the Offers.

The Offers are final and will not be increased, except that the right is reserved to revise and/or increase the Offers if a competitive situation, as determined by the Panel, arises or otherwise with the Panel's consent.

2.    The recommended Offers

(a) The Ordinary Offer

The Ordinary Offer is being made on the following basis:

         for each Ring Ordinary Share            50 pence in cash

The Ordinary Offer includes an amount of 0.65 pence per Ordinary Share in lieu of the interim dividend of 0.65 pence declared by the board of Ring on 1 March 2000. The interim dividend has therefore been revoked and will not be paid. Further details are set out in paragraph 5 below.

The Ordinary Offer values the issued ordinary share capital of Ring at approximately [pounds]19.8 million and represents a premium of approximately
42.9 per cent. over the closing middle-market price of 35 pence per Ordinary Share on 31 May 2000, the last dealing day prior to the announcement of the Offers, and a premium of approximately 53.8 per cent. over the closing middle-market price of 32.5 pence per Ordinary Share on 10 March 2000, the last dealing day prior to the announcement by Ring that discussions were taking place which may or may not lead to an offer being made for Ring.

The Ordinary Offer extends to any Ring Ordinary Shares which are unconditionally allotted or issued while the Ordinary Offer remains open for acceptance (or such earlier date as Catalina (UK) may, subject to the City Code, determine), including those issued as a result of the conversion of Convertible Preference Shares or otherwise.

(b) The Convertible Preference Offer

The Convertible Preference Offer is being made on the following basis:

         for each Ring Convertible Preference Share     22.4 pence in cash

The Ring Convertible Preference Shares are being acquired together with the right to receive the dividend of 2.4 pence (net) per Ring Convertible Preference Share payable on 1 July 2000.

The Convertible Preference Offer values the issued convertible preference share capital of Ring at approximately [pounds]2.1 million. It is not possible to give a value comparison for the Convertible Preference Shares as they are not listed and there is no market in the shares. The Convertible Preference Offer is conditional on the Ordinary Offer becoming or being declared unconditional in all respects.

Full details of the Offers and the action which should be taken to accept them are set out in the letter from Rothschild following this letter, in Appendix I to this document and in the Form(s) of Acceptance.

3.    Current trading and prospects

Ring continues to experience the challenging trading conditions that were referred to on 1 March 2000 when Ring announced its interim results for the six months ended 31 December 1999.

The Lighting Division has maintained growth through the introduction of new products and the growth of existing customers but the retail market remains highly competitive.

Sales in the Automotive Division remain depressed, reflecting pressure from a decline in the market and the continued strength of sterling.

The prior year acquisitions of Arctic Products Limited and PH Products Limited, together with excellent progress by Van-Line Limited, are helping to deliver a strong sales performance within the Consumables Division.

The board of Ring believes that the Ring Group's investment in new products, information technology and distribution facilities should enable Ring to meet the demands of a competitive market and consolidating customer base.

4.    Background to and reasons for recommending the Offers

Since 1997, Ring has been positioned as a focused distributor of lighting, automotive and consumable products. Ring has benefited from recent acquisitions by its Consumables Division and the disposal of its Engineering Division.

The directors of Ring are pleased with the progress made to date and are aware of the continuing need to increase shareholder value.

The lighting distribution sector is being driven by the need to service customers who are becoming increasingly global and are focusing on closer relationships with fewer suppliers. As such, the board of Ring believes that Ring's growth prospects can be improved as part of an enlarged group. However, the rating of Ring Ordinary Shares in the past two years has prevented Ring from utilising its equity to fund significant acquisitions.

The board of Ring believes that there are bents to be derived from combining the operations of the two companies. Specifically, Ring, following the Acquisition, would have access to a broader product range and leading lighting brands offered by Catalina, as well as the ability to source products directly from Catalina's manufacturing operations in China.

The directors of Ring therefore consider that Ring Shareholders should be given the opportunity to realise their investment and are accordingly unanimously recommending that Ring Shareholders accept the Offers.

5.    The interim dividend

On 1 March 2000, Ring announced its unaudited interim results for the six months ended 31 December 1999. At the same time, the board of Ring declared an interim dividend of 0.65 pence per Ring Ordinary Share which was to be payable on 14 July 2000 to Ring Shareholders on the register on 9 June 2000.

As the record date will fall within the Offer Period and because the Ordinary Offer includes an amount attributable to the interim dividend, the board of Ring has agreed to revoke the interim dividend. In the event that the Ordinary Offer does not become unconditional in all respects, the board of Ring will either declare a special dividend of 0.65 pence per Ring Ordinary Share or increase the final dividend with respect to the year ending 30 June 2000 by 0.65 pence per Ring Ordinary Share.

6.    Management and employees

In the event that the Offers become or are declared unconditional in all respects, John Hall and Tony Welham will continue as Chief Executive and Group Finance Director of Ring respectively. Also, upon the Offers becoming or being declared unconditional in all respects, all of the non- executive directors of Ring will resign from the board of Ring.

The board of Catalina has given assurances to the board of Ring that the existing employment rights, including pension rights, of all employees of the Ring Group will be fully safeguarded in the event that the Offers become or are declared unconditional in all respects.

7.    Taxation

Your attention is drawn to paragraph 10 of the letter from Rothschild entitled "United Kingdom taxation". If you are in any doubt as to your own tax position or are subject to taxation in any jurisdiction other than the UK, you should consult an appropriately quailed independent professional adviser immediately.

8.    Irrevocable undertakings to accept the Offers

All the directors of Ring with interests in Ring Ordinary Shares have irrevocably undertaken to accept, or procure acceptance of, the Ordinary Offer in respect of, in aggregate, 602,393 Ordinary Shares, representing approximately
1.5 per cent. of the current issued ordinary share capital of Ring. These irrevocable undertakings will remain binding in the event of a higher offer being made, but will cease to be binding in the event that the Offers lapse or are withdrawn. None of the directors of Ring has any interest in the Convertible Preference Shares.

Catalina (UK) has also received irrevocable undertakings from certain shareholders of Ring, including the trustees of the Ring ESOP, to accept the Offers in respect of 20,918,905 Ring Ordinary Shares and 6,590,592 Ring Convertible Preference Shares, representing approximately 52.8 per cent. and
69.4 per cent. of Ring's existing issued ordinary and convertible preference share capital respectively. Of these, irrevocable undertakings in respect of 1,163,127 Ring Ordinary Shares and 6,590,592 Ring Convertible Preference Shares will remain binding in the event of a higher offer being made, but will cease to be binding in the event that the Offers lapse or are withdrawn. If a competing offer is announced for the ordinary share capital of Ring undertakings in respect of 16,780,778 Ring Ordinary Shares may lapse if the offer price per Ring Ordinary Share under any such competing offer is 54 pence or above and undertakings in respect of 2,975,000 Ring Ordinary Shares may lapse if the offer price per Ring Ordinary Share under any such competing offer is 55 pence or above.

Consequently, Catalina (UK) has received irrevocable undertakings to accept the Offers in respect of, in aggregate, 21,521,298 Ordinary Shares and 6,590,592 Convertible Preference Shares, representing approximately 54.3 per cent. and 69.4 per cent. of the existing issued ordinary share capital and convertible preference share capital of Ring respectively.

Further details of these irrevocable undertakings are set out in paragraph 3(b)(iii) of Appendix VI to this document.

9.    Action to be taken

To accept the Offers, you should ensure that you return your completed Form(s) of Acceptance, whether or not your Ring Shares are in CREST, to Catalina (UK)'s receiving agent, by post or by hand to the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Kent BR3 4TH or by hand only (during normal business hours) to IRG plc, 23 Ironmonger Lane, London EC2, as soon as possible and, in any event, so as to be received by no later than 3.00 pm on 22 June 2000.

The procedure for acceptance of the Offers is set out in paragraph 12 of the letter from Rothschild contained in this document and in the Form(s) of Acceptance.

10.   Recommendation

The directors of Ring, who have been so advised by Arthur Andersen Corporate Finance, consider the terms of the Offers to be fair and reasonable. In providing advice to the directors of Ring, Arthur Andersen Corporate Finance has taken into account the directors' commercial assessments.

Accordingly, the directors of Ring unanimously recommend that Ring Shareholders accept the Offers, as they have irrevocably undertaken to do in respect of their own beneficial holdings amounting to 602,393 Ordinary Shares, representing approximately 1.5 per cent. of the existing issued ordinary share capital of Ring.

                                Yours faithfully

                                   Ken Jackson
                                    Chairman

                             LETTER FROM ROTHSCHILD

                                 [LOGO OMITTED]

                                                                     1 June 2000

To Ring Shareholders and, for information only, to participants in the Ring Share Option Schemes and to holders of Ring Preference Shares.

Dear Sir or Madam

                          Recommended Offers for Ring

1.    Introduction

On 13 March 2000, Ring announced that discussions were taking place which may or may not lead to an offer being made for Ring. On 1 June 2000, the boards of Catalina and Ring announced the terms of recommended cash offers, to be made by Rothschild, on behalf of Catalina (UK), a wholly owned subsidiary of Catalina, to acquire the issued and to be issued Ring Ordinary Shares and the issued Ring Convertible Preference Shares. This letter formally sets out the Offers.

Your attention is drawn to the letter from the Chairman of Ring, set out on pages 3 to 6 of this document, which gives the reasons why the directors of Ring, who have been so advised by Arthur Andersen Corporate Finance, consider the terms of the Offers to be fair and reasonable and therefore unanimously recommend Ring Shareholders accept the Offers, as they have undertaken to do in respect of their own shareholdings.

The procedure for acceptance of the Offers is set out in paragraph 12 of this letter and in the accompanying Form(s) of Acceptance. Whether or not your Ring Shares are in CREST, acceptances of the Offers should be dispatched as soon as possible and, in any event, so as to be received by the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH no later than 3.00 pm on 22 June 2000.

The Offers are final and will not be increased, save that the right is reserved to revise and/ or increase the Offers if a competitive situation (as determined by the Panel) arises or otherwise with the consent of the Panel.

No offer is being made for the issued Ring Preference Shares which are not convertible into Ring Ordinary Shares, and which will continue to be entitled to an annual net coupon of 3.5 per cent.

Rothschild is making the Offers on behalf of Catalina (UK). Both Catalina and Catalina (UK) are being jointly advised by Rothschild and TM Capital Corporation in connection with the Offers.

2.    The recommended Offers

On behalf of Catalina (UK), Rothschild offers to acquire, on the terms and subject to the conditions set out in this document and in the accompanying Form(s) of Acceptance, all of the Ring Ordinary Shares and all of the Ring Convertible Preference Shares on the bases set out below.

N M Rothschild & Sons                              Regulated by The Securities
1 Park Row                                         and Futures Authority Limited
Leeds LS1 5NR

                Registered Office:
                New Court, St Swithin's Lane, London EC4P 4DU
                Registered in England and Wales with number: 925279

The Offers value the existing issued ordinary and convertible preference share capital of Ring together at approximately [pounds]21.9 million.

(a)  The Ordinary Offer

     The offer for the Ring Ordinary Shares is made on the following basis:

         for each Ring Ordinary Share            50 pence in cash

     This represents a premium of approximately 42.9 per cent. over the closing middle-market price of 35 pence per Ring Ordinary Share on 31 May 2000, the last dealing day prior to the announcement of the Offers.

     The Ordinary Offer represents a premium of approximately 53.8 per cent. over the closing middle-market price of 32.5 pence per Ring Ordinary Share on 10 March 2000, the last dealing day prior to the announcement by Ring that discussions were taking place which may or may not lead to an offer being made for Ring.

     The Ordinary Offer values the whole of the existing issued Ring Ordinary Shares at approximately [pounds]19.8 million.

     The Ring Ordinary Shares will be acquired under the Ordinary Offer by Catalina (UK) fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre- emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions declared, paid or made after the date hereof, including, for the avoidance of doubt, the interim divided declared on 1 March 2000 which has not yet been paid. In this regard, the board of Ring has agreed to revoke the interim dividend of 0.65 pence per Ring Ordinary Share announced on 1 March 2000, further details of which are given in paragraph 5 of the Letter of Recommendation from the Chairman of Ring set out on page 5 of this document.

     The Ordinary Offer extends to all Ring Ordinary Shares currently in issue or unconditionally allotted or issued prior to the time when the Ordinary Offer ceases to be open for acceptances, or any earlier time (not being earlier than 3.00 pm on the First Closing Date) as Catalina (UK) may, subject to the City Code or with the consent of the Panel, decide.

     The directors of Ring unanimously recommend that Ring Ordinary Shareholders accept the Ordinary Offer.

(b)  The Convertible Preference Offer

     The offer for the Ring Convertible Preference Shares is made on the following basis:

         for each Ring Convertible Preference Share       22.4 pence in cash

     The Convertible Preference Offer values the whole of the issued Convertible Preference Shares at approximately [pounds]2.1 million.

     The Ring Convertible Preference Shares will be acquired under the Convertible Preference Offer by Catalina (UK) fully paid and free from all liens, charges, encumbrances, equitable interests, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain in full all dividends and other distributions declared, paid or made after the date hereof. The Ring Convertible Preference Shares are therefore being acquired together with the right to receive the dividend of 2.4 pence (net) per Ring Convertible Preference Share payable on 1 July 2000 and the 22.4 pence per share consideration payable for each Ring Convertible Preference Share under the Convertible Preference Offer will be reduced to the extent that such dividend has actually been paid to any such holder of Ring Convertible Preference Shares.

     Under the rights attaching to the Ring Convertible Preference Shares, if the Ordinary Offer is declared unconditional in all respects and the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of Ring becomes vested in Catalina (UK), Ring is required to notify all remaining holders of Ring Convertible Preference Shares who have six weeks from the date of that notice to convert their Convertible Preference Shares into Ring Ordinary Shares at a conversion rate of two Ring Ordinary Shares for every five Ring Convertible Preference Shares held. After conversion, any holder of such Ring Ordinary Shares shall be entitled to accept the Ordinary Offer.

     Those holders of Ring Convertible Preference Shares who do not accept the Convertible Preference Offer or do not so convert shall be entitled to receive a fixed cumulative dividend of 19.2 per cent. (4.8 pence per Ring Convertible Preference Share) per annum until 1 January 2004 and thereafter shall not be entitled to receive a dividend and shall automatically convert into ordinary shares in Ring on the same basis as stated above. It is anticipated that, should the Ordinary Offer be declared unconditional in all respects, such ordinary shares in Ring will not be listed on any stock exchange and that the realisation of any capital value for such ordinary shares will be difficult.

     The directors of Ring unanimously recommend that Ring Convertible Preference Shareholders accept the Convertible Preference Offer.

If the Offers become or are declared unconditional in all respects, then, irrespective of the level of acceptances, it is the intention of Catalina (UK) to procure that Ring applies for the Ring Ordinary Shares to be de-listed and seeks to re-register as a private company.

It having been a precondition of the announcement of the firm intention to make the Offers, Ring has agreed to pay Catalina a fee of [pounds]198,200 in the event that the Offers fail to become or be declared unconditional in all respects, lapse or are withdrawn in circumstances where a competing recommended higher offer is made by a third party and such competing offer subsequently becomes or is declared unconditional in all respects.

3.    Irrevocable undertakings

Catalina (UK) has received irrevocable undertakings to accept the Ordinary Offer from the directors of Ring in respect of their entire interests in Ring Ordinary Shares, amounting to 602,393 Ring Ordinary Shares, representing approximately
1.5 per cent. of Ring's existing issued ordinary share capital. These irrevocable undertakings will remain binding in the event of a higher offer being made, but will cease to be binding in the event that the Offers lapse or are withdrawn. None of the directors of Ring has any interest in the Ring Convertible Preference Shares.

Catalina (UK) has also received irrevocable undertakings from certain shareholders of Ring, including the trustees of the Ring ESOP, to accept the Offers in respect of 20,918,905 Ring Ordinary Shares and 6,590,592 Ring Convertible Preference Shares, representing approximately 52.8 per cent. and
69.4 per cent. of Ring's existing issued ordinary share capital and convertible preference share capital respectively. Of these, irrevocable undertakings in respect of 1,163,127 Ring Ordinary Shares and 6,590,592 Ring Convertible Preference Shares will remain binding in the event of a higher offer being made, but will cease to be binding in the event that the Offers lapse or are withdrawn. If a competing offer is announced for the ordinary share capital of Ring, undertakings in respect of 16,780,778 Ring Ordinary Shares may lapse if the offer price per Ring Ordinary Share under any such competing offer is 54 pence or above and undertakings in respect of 2,975,000 Ring Ordinary Shares may lapse if the offer price per Ring Ordinary Share under any such competing offer is 55 pence or above.

Accordingly, Catalina (UK) has received irrevocable undertakings in respect of 21,521,298 Ring Ordinary Shares and 6,590,592 Ring Convertible Preference Shares, representing approximately 54.3 per cent. and 69.4 per cent. of Ring's existing issued ordinary share capital and convertible preference share capital respectively.

4.    Information on Catalina

Catalina is a designer, manufacturer and distributor of a broad range of lighting fixtures and lamps under the Westinghouse brand and the Catalina, Dana and Illuminada trade names. In addition, the Group supplies private label lighting products to its customers.

Catalina operates throughout the US and in Europe, Canada, Mexico, Asia, Latin America and Australia. The Group's manufacturing subsidiary, Go-Gro Limited, is headquartered in Hong Kong with production facilities in the Guangdong Province of China.

For the year ended 30 September 1999, Catalina reported profit before taxation and exceptional items of $5.8 million (1998: $1.4 million) on turnover of $176.6 million (1998: $161.9 million).As at 30 September 1999, Catalina had net assets of $48.1 million (1998: $42.3 million).

On 5 May 2000, Catalina announced its unaudited results for the six months ended 31 March 2000, which showed a profit before taxation and exceptional items of $2.7 million (1999: $2.3 million) on turnover of $85.2 million (1999: $84.9 million). As at 31 March 2000, Catalina had net assets of $49.1 million (1999:
$43.6 million).

Catalina's ordinary shares are quoted on the New York Stock Exchange and as at the close of business on 30 May 2000, the latest practicable date prior to the publication of this document, Catalina had a market capitalisation of approximately $27 million.

Financial information relating to Catalina is set out in Appendices II and III.

5.    Information on Catalina (UK)

Catalina (UK) has been established in order to implement the Offers. Catalina
(UK) is a wholly- owned subsidiary of Catalina. To date, Catalina (UK) has engaged in no activities other than those incidental to its formation and the making of the Offers.

6.    Information on Ring

Ring is a UK distribution group focused on three divisions, Lighting, Automotive and Consumables. The Lighting Division, Ring's largest business, distributes light fittings and lamps to consumer and commercial customers. The Automotive Division is one of the leading suppliers of automotive light bulbs and driving lamps to the UK automotive aftermarket. The Consumables Division distributes consumable products to the garage, engineering, plumbing and gas markets.

For the year ended 30 June 1999, Ring reported profit before taxation and exceptional items of [pounds]3.2 million (1998 restated: [pounds]2.6 million) on turnover of [pounds]74.6 million (1998: [pounds]77.9 million). As at 30 June 1999, Ring had net assets of [pounds]12.0 million (1998: [pounds]11.1 million).

On 1 March 2000, Ring announced its unaudited interim results for the six months ended 31 December 1999, which showed a profit before taxation and exceptional items of [pounds]2.2 million (1998: [pounds]1.8 million) on turnover of [pounds]41.9 million (1998: [pounds]37.9 million). As at 31 December 1999, Ring had net assets of [pounds]13.0 million (1998: [pounds]11.8 million).

Financial information relating to Ring is set out in Appendices IV and V.

7.    Background to and reasons for the Offers

Economic and other business factors have led to a recent consolidation in the retail sector for consumer products, with large retailers acquiring ever-increasing market shares. A key growth strategy of these large retailers, particularly those headquartered in the US, is international expansion. These retailers have expressed a need for sophisticated suppliers capable of meeting the worldwide requirements of their business. This represents a major opportunity for those manufacturers and distributors, such as Catalina, which possess global expertise and resources.

Catalina is one of the leading global designers, manufacturers and distributors of high-quality, value-priced lighting fixtures and lamps under the Westinghouse, Catalina, Dana and Illuminada brand names. Catalina is a leading supplier of lighting fixtures and lamps to major North American retail chains, and operates in the US, Canada, Europe, Mexico, Latin America and Australia. Catalina owns one of the largest lighting product manufacturing facilities in China which currently supplies products to its customers worldwide.

The acquisition of Ring will represent a major step in the expansion of Catalina's global distribution network. Ring will strengthen Catalina's operations in Europe by providing both increased access to the UK marketplace and an important platform into Europe. Catalina's major North American customers are expanding into Europe and Ring will enable these customers to be serviced more effectively. The Acquisition will also provide Ring with access to in-house manufacturing in the Far East, improving its product ranges and relative competitive position.

8.    Management and employees

Catalina looks forward to welcoming the management and employees of the Ring Group into the Catalina Group. Catalina has given assurances to the board of Ring that the existing employment rights, including pension rights, of all management and employees of the Ring Group will be fully safeguarded.

In the event that the Offers become or are declared unconditional in all respects, John Hall and Tony Welham will continue as Chief Executive and Group Finance Director of Ring respectively. Also, upon the Offers becoming or being declared unconditional in all respects, all of the non- executive directors of Ring will resign from the board of Ring.

9.    Ring Share Option Schemes

As at 31 May 2000, options had been granted under the Ring Share Option Schemes over 933,737 Ring Ordinary Shares currently held by the trustees of the Ring ESOP. Accordingly, no new Ring Ordinary Shares will be issued on the exercise of options under the Ring Share Option Schemes.

10.   United Kingdom taxation

The following paragraphs, which are intended as a general guide only, are based on current UK legislation and Inland Revenue practice at the date of this document. They summarise certain limited aspects of the UK taxation treatment of the Offers and they relate only to the position of Ring Shareholders who hold their Ring Shares beneficially as an investment (otherwise than under a personal equity plan or an individual savings account) and who are resident in the UK for taxation purposes. If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately.

(a) UK taxation on chargeable gains

Liability to UK taxation on chargeable gains will depend on the individual circumstances of Ring Shareholders. To the extent that a Ring Shareholder accepts the Offers, that will constitute a disposal of all or part of his Ring Shares for the purpose of UK taxation on chargeable gains which may, depending on the shareholder's individual circumstances (including the availability of exemptions and allowable losses) give rise to a liability to UK taxation on chargeable gains.

(b) Other direct tax matters

Special tax provisions may apply to Ring Shareholders who have acquired or acquire their Ring Shares by exercising options under the Ring Share Option Schemes including provisions imposing a charge to income tax when such an option is exercised.

(c) Stamp duty and stamp duty reserve tax ("SDRT")

No stamp duty or SDRT will be payable by Ring Shareholders as a result of accepting the Offers.

11.   Overseas shareholders

The attention of Ring Shareholders who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 7 of Part B and paragraph 2 of Part C of Appendix I to this document, and to the relevant provisions of the Form(s) of Acceptance.

The availability of the Offers to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdiction in which they are resident. Persons who are not resident in the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements.

The Offers are not being made, directly or indirectly, in or into the US, Canada, Australia or Japan, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of the US, Canada, Australia or Japan.

Accordingly, any accepting Ring Shareholder who is unable to give the representations and warranties set out in paragraph 2 of Part C of Appendix I to this document will, unless Catalina (UK) otherwise determines in its absolute discretion, be deemed not to have accepted the Offers.

12.   Procedure for acceptance of the Offers

Ring Shareholders should find accompanying this document Form(s) of Acceptance for use in connection with the Offers. This section should be read in conjunction with the notes on the Form(s) of Acceptance.

(a) Completion of Form(s) of Acceptance

You should note that if you hold Ring Shares in both certificated and uncertificated form, you should complete separate Form(s) of Acceptance for each holding. In addition, you should complete separate Form(s) of Acceptance for Ring Shares held in uncertificated form, but under different member account IDs, and for Ring Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, telephone number 0208 639 2141.

(b) To accept the Ordinary Offer

To accept the Ordinary Offer, you must complete Boxes 1 and 3 and, if your Ring Ordinary Shares are in CREST, Box 6 and sign Box 2 of the enclosed white Form of Acceptance in accordance with these instructions and the instructions printed on the white Form of Acceptance.

(c) To accept the Convertible Preference Offer

To accept the Convertible Preference Offer, you must complete Boxes 1 and 3 and sign Box 2 of the enclosed blue Form of Acceptance in accordance with these instructions and the instructions printed on the blue Form of Acceptance.

(d) Return of Form(s) of Acceptance

To accept the Offers, the completed Form(s) of Acceptance should be returned together, if your Ring Shares are in certificated form, with the relevant share certificate(s) and/or other document(s) of title whether or not your Ring Shares are in CREST. The completed Form(s) of Acceptance should be returned by post or by hand to the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or by hand only (during normal business hours), to IRG plc, 23 Ironmonger Lane, London EC2, as soon as possible and, in any event, so as to arrive no later than 3.00 pm on 22 June 2000. A reply-paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Catalina (UK). The instructions printed on the Form(s) of Acceptance are deemed to form part of the terms of the Offers.

(e) Share certificate not readily available or lost

If your Ring Shares are in certificated form but, for any reason, the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form(s) of Acceptance as stated above so as to be received not later than 3.00 pm on 22 June 2000, together with any share certificate(s) and/or other document(s) of title which you may have available, with the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other documents of title to be forwarded as soon as possible thereafter. In the case of loss, you should then write to Ring's registrars, IRG plc, 34 Beckenham Road, Beckenham, Kent BR3 4TU, for a letter of indemnity for the lost share certificate(s) and/or other documents of title, which, when completed in accordance with the instructions given, should be returned by post or hand to IRG plc, as described in paragraph (d) above.

(f) Ring Ordinary Shares in uncertificated form (that is, in CREST)

If your Ring Ordinary Shares are in uncertificated form, you should insert in Box 6 of the white Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the white Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Ring Ordinary Shares in respect of which you wish to accept the Ordinary Offer to an escrow balance (that is, a TTE instruction) specifying IRG plc (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible and, in any event, so that the transfer to escrow settles not later than 3.00 pm on 22 June 2000.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Ring Ordinary Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Ring Ordinary Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

(i)   the number of Ring Ordinary Shares to be transferred to an escrow balance;

(ii) your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 6 of the white Form of Acceptance;

(iii) your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 6 of the white Form of Acceptance;

(iv) the participant ID of the escrow agent (namely IRG plc in its capacity as a CREST Receiving Agent). This is RA10;

(v)   the member account ID of the escrow agent. This is RING;

(vi) the Form of Acceptance reference number. This is the reference number that appears pre-printed at the top of page 3 of the white Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG plc to match the transfer to Escrow to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

(vii) the intended settlement date. This should be as soon as possible and in any event not later than 3.00 pm on 22 June 2000;

(viii) the corporate action number for the Ordinary Offer allocated by CRESTCo which can be found by viewing the relevant corporate action details in CREST;

(ix)   the corporate action ISIN which is GB0003826459; and

(x)    an input with standard delivery instruction priority of 80.

After settlement of the TTE instruction, you will not be able to access the Ring Ordinary Shares concerned in CREST for any transaction or charging purposes. If the Ordinary Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Ring Ordinary Shares concerned to itself in accordance with paragraph 4 of Part C of Appendix I of this document.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, whenever possible, to ensure that a white Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number is included on the TTE instruction, Catalina (UK) may treat any number of Ring Ordinary Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form of Acceptance which relates to the same member account ID and participant ID (up to the amount of Ring Ordinary Shares inserted or deemed to be inserted on the Form of Acceptance concerned).

You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your Ring Ordinary Shares to settle prior to 3.00 pm on the First Closing Date. In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Catalina (UK) will make an appropriate announcement if any of the details contained in this paragraph alter for any reason.

(g) Deposits of Ring Ordinary Shares into, and withdrawals of Ring Ordinary Shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Ring Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Ordinary Offer (whether any such conversion arises as a result of a transfer of Ring Ordinary Shares or otherwise). Holders of Ring Ordinary Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Ordinary Offer (in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3.00 pm on the First Closing Date.

(h) Validity of acceptances

Subject to the provisions of the City Code and without prejudice to Parts B and C of Appendix I of this document, Catalina (UK) reserves the right to treat as valid in whole or part any acceptance of the Offers which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other documents(s) of title. In that event, the consideration payable under such acceptances will not be despatched until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Catalina (UK) have been received.

If you are in any doubt as to the procedure for acceptance, please contact IRG plc by telephone on 0208 639 2141 or at the address in paragraph (d) above. Please note that IRG plc will be unable to advise you whether or not to accept the Offers. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor in regard to the Ordinary Offer before taking any action.

13.   Settlement

Subject to the Offers becoming or being declared unconditional in all respects, settlement of the consideration to which any Ring Shareholder is entitled under the Offers will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the relevant Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the relevant Offer becomes or is declared unconditional in all respects, but while the relevant Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) Ring Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to Ring Shares in uncertificated form, settlement of the consideration to which the accepting Ring Shareholder is entitled will be paid by means of CREST by Catalina (UK) procuring the creation of an assured payment obligation in favour of the accepting Ring Shareholder's payment bank in respect of the consideration due, in accordance with the CREST assured payment arrangements.

Catalina (UK) reserves the right to settle all or any part of the consideration, for all or any accepting Ring Shareholder(s) in the manner referred to in sub-paragraph (b) below if, for any reason, it wishes to do so.

(b) Ring Shares in certificated form

Where an acceptance relates to Ring Shares in certificated form, settlement of the consideration due will be despatched by post (or by such other method as the Panel may approve). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

(c) General

If the Offers do not become or are not declared unconditional in all respects
(i) the relevant share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel), within 14 days of the Offers lapsing, to the person or agent whose name and address (outside the US, Canada, Australia and Japan) is set out in Box 4 of the relevant Form of Acceptance or, if none is set out, to the first named holder at his registered address (outside the US, Canada, Australia and Japan) and (ii) IRG plc will, immediately after the lapsing of the Offers (or within such longer period, not exceeding 14 days after the lapsing of the Offers, as the Panel may approve), give TFE instructions to CRESTCo to transfer all Ring Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offers to the original available balances of the Ring Shareholders concerned.

14.   Further information

Your attention is drawn to the further information contained in the Appendices which form part of this document and the accompanying Form(s) of Acceptance which contain further information.

15.   Action to be taken

To accept the Offers, the relevant Form(s) of Acceptance must be completed and returned, whether or not your Ring Shares are in CREST, by post or by hand (during normal business hours), to the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or by hand only (during normal business hours), to IRG plc, 23 Ironmonger Lane, London EC2, as soon as possible and, in any event, so as to be received no later than 3.00 pm on 22 June 2000.


                                Yours very truly
                              for and on behalf of
                         N M Rothschild & Sons Limited


                                 David M Forbes

                                   APPENDIX I

                   CONDITIONS AND FURTHER TERMS OF THE OFFERS

PART A: CONDITIONS OF THE OFFERS

1.    Conditions of the Ordinary Offer

The Ordinary Offer is subject to the following conditions:

(i)   valid acceptances being received (and not, where permitted, withdrawn) by
      3.00 pm on the First Closing Date (or such later time(s) and/or date(s) as Catalina (UK) may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Catalina (UK) may decide) of the Ring Ordinary Shares to which the Ordinary Offer relates, provided that this condition shall not be satisfied unless Catalina (UK) and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Ordinary Offer or otherwise) Ring Ordinary Shares carrying more than 50 per cent. of the voting rights then normally exercisable at general meetings of Ring (on such basis as may be required by the Panel, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attributable to any Ring Ordinary Shares that are unconditionally allotted or issued before the Ordinary Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); for this purpose: (a) the expression "Ring Ordinary Shares to which the Ordinary Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985; and (b) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon their issue;

(ii) there being no provision of any arrangement, agreement, licence, permit, lease or other instrument whatsoever to which any member of the wider Ring Group is a party or by or to which any such member or any of its assets is or may be bound or entitled or is or may be subject (each of the foregoing being a "Relevant Instrument"), which would, or might reasonably be expected to, as a consequence of the making or implementation of the Offers, the Acquisition or any acquisition or proposed acquisition by Catalina (UK) of any Ring Shares or as a result of a change in the control or management of Ring or any member of the wider Ring Group, or otherwise, result in:

      (a) any moneys borrowed by, or any other indebtedness of, any such member becoming repayable or capable of being declared repayable immediately, or earlier than the repayment date stated in such Relevant Instrument, or the ability of any such member to incur any indebtedness being withdrawn or inhibited;

      (b) any such Relevant Instrument, or any interest or business of any such member (or any arrangement relating to the same), being terminated or modified or adversely affected, or any action being taken, or any onerous obligation arising, under any such Relevant Instrument;

      (c) the business of any such member with, or the interests of any such member in, any other person (or any arrangements relating to such business or interests) being terminated or modified or adversely affected;

      (d) any such member ceasing to be able, or being restricted in being able, to carry on business under any name under which it currently carries on business;

      (e) any asset or interest of, or any asset the use or operation of which is enjoyed by, any such member, being or falling to be disposed of or charged, or ceasing to be available to any such member, or any right arising under which any such asset or interest will or could be required to be disposed of or charged, or will or could cease to be so available;

      (f) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member, or the same (whenever arising or having arisen) becoming enforceable;

      (g) without limiting any of the foregoing, any such member or any member of the wider Catalina Group being required to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the wider Ring Group or the wider Catalina Group or any asset owned by any other person or to dispose of, or to offer to dispose of, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the wider Catalina Group or the wider Ring Group; or

      (h) the creation of material liabilities, whether actual or contingent, by any such member or there being prejudiced or adversely affected the respective value or financial or trading position of any member of the wider Ring Group;

(iii) no government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or authority or trade agency, or professional association or any court or any institution or any other person or body whatsoever in any jurisdiction (each of the foregoing being a "Relevant Body") having instituted, implemented or threatened (or having decided upon the same) any action, proceeding, suit, investigation, reference or enquiry, or enacted, made or proposed any statute, regulation, order or decision or required any action to be taken or information to be provided or otherwise having taken or refrained from having taken any other step, and there not continuing to be in force any statute, regulation, order or decision thereof, which in any such case would or might reasonably be expected to:

      (a) make the Offers or either of them, the Acquisition or any acquisition or proposed acquisition of any Ring Shares by Catalina
            (UK) (or any other member of the wider Catalina Group), or the acquisition by Catalina (UK) (or any other member of the wider Catalina Group) of control or management of Ring or any member of the wider Ring Group, void, voidable, unenforceable or illegal under the laws of any jurisdiction, or otherwise, directly or indirectly, restrict, restrain, prohibit, challenge, delay or interfere with the implementation of, or impose additional or amended conditions or obligations with respect to, any of the foregoing;

      (b) require, prevent, delay, restrict or alter the proposed terms for the divestiture by any member of the wider Ring Group or any member of the wider Catalina Group of all or any part of their respective businesses, assets or property, or impose any limitation on the ability of any of them to conduct or to own their respective businesses or any part thereof, or to own, use or operate any of the respective assets or properties owned by, or the use or operation of which is enjoyed by, any of them or any part thereof, or result in any of them ceasing to be able to carry on business, or being restricted in its carrying on business, under any name under which it currently does so which, in each case, would have a material adverse effect on the wider Ring Group and the wider Catalina Group taken as a whole;

      (c) impose any material limitation on the ability of any member of the wider Catalina Group, or any member of the wider Ring Group, directly or indirectly, to acquire or hold or exercise effectively any rights of ownership of shares or other securities (or the equivalent) in Ring or any member of the wider Ring Group or any member of the wider Catalina Group, or to exercise management or voting control over any member of the wider Ring Group or any member of the wider Catalina Group;

      (d) without limiting any of the foregoing, require any member of the wider Catalina Group or the wider Ring Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the wider Catalina Group or the wider Ring Group or any asset owned by any other person, or to dispose of, or to offer to dispose of, any shares or other securities (or the equivalent) in, or any asset owned by, any member of the wider Catalina Group or the wider Ring Group;

      (e) impose any material limitation on the ability of any member of the wider Catalina Group or the wider Ring Group to integrate its business, or any part of it, with any business of any other member of the wider Catalina Group or the wider Ring Group; or

      (f) otherwise materially and adversely affect the business, profits or prospects of any member of the wider Ring Group or of any member of the wider Catalina Group;

      and all applicable waiting or other time periods during which any Relevant Body could take, institute, implement or threaten any such action, proceeding, suit, investigation, reference or enquiry having expired, lapsed or been terminated;

(iv) all authorisations, orders, grants, recognitions, confirmations, determinations, consents, clearances, licences, permissions, ministerial allowances, deemed allowances and approvals necessary or appropriate for or in respect of the Offers or either of them, the Acquisition or any acquisition or proposed acquisition of any Ring Shares by Catalina (UK) (or any other member of the wider Catalina Group), or the acquisition by Catalina (UK) (or any other member of the wider Catalina Group) of control or management of Ring or any member of the wider Ring Group (each of the foregoing being a "Relevant Authorisation"), having been obtained, in terms and form reasonably satisfactory to Catalina (UK), from all appropriate Relevant Bodies and from all appropriate persons or bodies with whom any member of the wider Catalina Group or any member of the wider Ring Group has entered into contractual arrangements, and all such Relevant Authorisations remaining in full force and effect, and there being no intimation or notice of any intention to revoke, modify, restrict, suspend or not to renew any of the same, and all necessary filings having been made and all appropriate waiting or other time periods under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations in any jurisdiction which are material in the context of the Offers having been complied with, in each case in connection with the Offers or either of them, the Acquisition or any acquisition or proposed acquisition of any Ring Shares by Catalina (UK) (or any other member of the wider Catalina Group), or the acquisition by Catalina (UK) (or any other member of the wider Catalina Group) of control or management of Ring or any member of the wider Ring Group;

(v) except as disclosed in Ring's annual report and accounts for the year ended 30 June 1999 or its interim statement for the six months ended 31 December 1999 (together the "Last Ring Accounts") or as publicly announced by release of an announcement to the Company Announcements Office of the London Stock Exchange ("publicly announced") prior to 31 May 2000, or as disclosed in this document, no member of the wider Ring Group having:

      (a) made any alteration to its Memorandum or Articles of Association or other constitutional documents;

      (b) other than to Ring or a wholly owned subsidiary of Ring, and save for Ring Ordinary Shares issued pursuant to the exercise of options granted under the Ring Share Option Schemes and publicly announced before 31 May 2000, or on the conversion of Ring Convertible Preference Shares in issue prior to 31 May 2000, issued or authorised or agreed or proposed the issue of additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or securities or any loan capital or redeemed, purchased or reduced any part of its share capital;

      (c) recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution, whether in cash or otherwise (other than to Ring or a wholly-owned subsidiary of Ring);

      (d) authorised or proposed, or announced an intention to propose, or effected, any merger or demerger or acquisition or disposal of, or any charge or encumbrance or other security interest in respect of, any assets or shares or interest in any undertaking or any change in its share or loan capital;

      (e) (other than to Ring or a wholly-owned subsidiary of Ring) issued, authorised or proposed the issue of any debentures or securities or, save in the ordinary course of business, incurred or increased any indebtedness or contingent liability which is, in any such case, material in the context of the wider Ring Group as a whole;

      (f) entered into or varied, or authorised, proposed or announced its intention to enter into or vary, any contract, transaction or commitment (whether in respect of capital expenditure or any other matter) which is of a long term, onerous or unusual nature or magnitude or which is, will be or could be restrictive on the business of any member of the wider Catalina Group or the wider Ring Group or which involves or will or could involve an obligation of such a nature or magnitude and which is, in any such case, material in the context of the wider Ring Group as a whole;

      (g) entered into, implemented or effected, or authorised, proposed or announced its intention to enter into, authorise, propose, implement or effect, any contract, transaction, reconstruction, amalgamation or other scheme or arrangement, otherwise than in the ordinary course of business and which is, in any such case, material in the context of the wider Ring Group as a whole;

      (h) entered into or varied the terms of, or made any offer (remaining capable of acceptance) to enter into or vary the terms of, any contract, agreement or arrangement with any of the directors of any member of the wider Ring Group;

      (i) waived or compromised any claim which is material in the context of the relevant member of the wider Ring Group;

      (j) taken or proposed any action or had any proceedings instituted, threatened or proposed against it for its winding-up (whether voluntarily or not), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar or analogous officer of all or any of its assets or revenue or any similar or analogous proceedings in any jurisdiction and which is material in the context of the relevant member of the wider Ring Group; or

      (k) entered into any contract, commitment, agreement or arrangement with respect to any of the transactions or events referred to in this condition, or passed any resolution, made any proposal or announced any intention with respect to any of the same;

(vi) except as disclosed in the Last Ring Accounts or as publicly announced prior to 31 May 2000 or as disclosed in this document, since 30 June 1999:

      (a) no adverse change in the business or financial or trading position or profits or prospects of any member of the wider Ring Group which in any case is material in the context of the wider Ring Group taken as a whole having occurred;

      (b) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider Ring Group is a party (whether as plaintiff, defendant or otherwise) and no investigation or enquiry by any Relevant Body having been instituted, announced or threatened or remaining outstanding against or in respect of any member of the wider Ring Group which is material in the context of the wider Ring Group taken as a whole; and

      (c)   no contingent liability having arisen or become apparent to Catalina
            (UK) which might reasonably be expected to materially and adversely affect the wider Ring Group;

(vii) Catalina (UK) not having discovered that:

      (a) any financial or business or other information relating to the wider Ring Group as contained in the information publicly announced or publicly disclosed at any time by or on behalf of any member of the wider Ring Group is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make such information not misleading to an extent which is material; and

      (b) any partnership or company or other undertaking in which any member of the wider Ring Group has a significant economic interest and which is not a subsidiary undertaking of Ring is subject to any liability, contingent or otherwise, which is not fairly disclosed in the Last Ring Accounts and which is material in the context of the relevant member of the wider Ring Group.

Catalina (UK) reserves the right to waive, in whole or in part, all or any of conditions (ii) to (vii) inclusive. If Catalina (UK) is required by the Panel to make an offer or offers for Ring Shares under the provisions of Rule 9 of the City Code, Catalina (UK) may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

Conditions (ii) to (vii) inclusive must be fulfilled, be determined by Catalina
(UK) to be or remain satisfied, or be waived, by midnight on the 21st day after the date on which condition (i) is fulfilled or the First Closing Date whichever is the later (or in each case such later date as the Panel may agree), failing which the Ordinary Offer will lapse, provided that Catalina (UK) shall be under no obligation to waive or treat as fulfilled any of conditions (ii) to (vii) inclusive by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other conditions of the Ordinary Offer may at such earlier date have been fulfilled or waived and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

The Offers will lapse if the acquisition of Ring is referred to the Competition Commission before the later of 3.00 pm on the First Closing Date and the date when the Offers become or are declared unconditional as to acceptances. In such circumstances, the Offers will cease to be capable of further acceptance and persons accepting the Offers and Catalina (UK) shall thereupon cease to be bound by acceptances delivered on or before the date on which the Offers so lapse.

2.    Condition of the Convertible Preference Offer

The Convertible Preference Offer is conditional on the Ordinary Offer becoming or being declared unconditional in all respects.

The Convertible Preference Offer will lapse if the Ordinary Offer lapses.

PART B: FURTHER TERMS OF THE OFFERS

The following further terms apply, unless the context requires otherwise or the contrary is expressed, to each of the Offers, which are separate Offers. Except where the context requires otherwise, any reference in Parts B and C of this Appendix I and in the Form(s) of Acceptance:

(i) to "the Offer" or "Offers" shall mean, separately, the Ordinary Offer and the Convertible Preference Offer and any revision, variation, renewal or reintroduction of, or extension to, either or both of them;

(i) to the Offer "becoming unconditional" shall include the Offer being declared unconditional;

(iii) to "the Offer becoming or being declared unconditional" shall be construed as the Ordinary Offer becoming or being declared unconditional as to acceptances, whether or not any other condition thereof remains to be fulfilled, and references to the Ordinary Offer having become or not having become unconditional shall be construed accordingly;

(iv) to the "acceptance condition" shall mean the condition as to acceptances set out in paragraph 1(i) of Part A of this Appendix I ; and

(v) the "Offer Document" shall mean this document and any other document containing the Offers.

1.    Acceptance period

(i) The Offers will initially remain open for acceptance until 3.00 pm on the First Closing Date but may be extended, subject to paragraph 1(ii) below. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such lesser period as may be permitted by the Panel) from the date on which the revised offer document is posted to Ring Shareholders. Except with the consent of the Panel, no such revised offer document may be posted after 17 July 2000, or, if later, the date falling 14 days before the last date on which the relevant Offer can become unconditional.

(ii) The Offers, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 31 July 2000 (or any other time and/ or date beyond which Catalina (UK) has stated that the Offer will not be extended and in respect of which it has not, where permitted, withdrawn that statement), nor of being kept open for acceptance thereafter, unless it has then or has previously become unconditional. However, Catalina (UK) reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s).

      Except with the consent of the Panel, for the purpose of determining whether the acceptance condition has been satisfied, Catalina (UK) may only take into account acceptances received or purchases of Ring Ordinary Shares made, by 1.00 pm on 31 July 2000 (or any other time and/or date beyond which Catalina (UK) has stated that the Ordinary Offer will not be extended and in respect of which it has not, where permitted, withdrawn that statement) or, if the Offer is so extended, any such later time(s) and/or date(s) as Catalina (UK) may decide and the Panel may agree. If the latest time at which the Offer may become unconditional is extended beyond midnight on 31 July 2000, acceptances received and purchases of Ring Ordinary Shares made in respect of which the relevant documents are received by IRG plc after 1.00 pm on the relevant date may (except where the City Code otherwise permits) only be taken into account with the agreement of the Panel.

(iii) If a competitive situation (as determined by the Panel) arises after a "no extension" and/or "no increase" statement (including the "no increase" statement already made in relation to the Offers) has been made by Catalina (UK) in respect of the Offer, Catalina (UK) may withdraw such statement and be free to extend and/or increase the Offer, if it specifically reserved the right to do so at the time at which such statement was made (which right Catalina (UK) hereby reserves in relation to the "no increase" statement already made in relation to the Offers or otherwise with the consent of the Panel), and provided that an announcement to such effect is made as soon as possible and in any event within four business days after the announcement of the competing offer or other competitive situation and, at the earliest practicable opportunity thereafter, Ring Shareholders are informed of such withdrawal in writing or, in the case of Ring Shareholders with registered addresses outside the United Kingdom, or whom Catalina (UK) or Rothschild know to be a trustee, nominee or custodian holding Ring Shares for such persons, by announcement in the United Kingdom and provided always that Ring Shareholders who accepted the Offer after the date of the "no extension" or "no increase" statement are given a right of withdrawal in accordance with paragraph 3(iii) below.

(iv) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Catalina (UK) that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Offer to those Ring Shareholders who have not accepted the Offer.

(v) Unless otherwise determined by the Panel, for the purpose of determining at any particular time whether the acceptance condition has been satisfied, Catalina (UK) shall be entitled to take account only of those Ring Shares carrying voting rights which have been unconditionally allotted or issued before that time, whether as a result of the exercise of conversion or subscription rights or otherwise, and of the allotment or issue of which Ring has notified IRG plc on behalf of Catalina (UK) by written notice, containing all the relevant details, at the address specified in paragraph 3(i) below, received before that time. Notification by telex or facsimile transmission copies or other electronic transmission will not be sufficient.

2.    Announcements

(i) By 8.30 am on the business day ("the relevant day") next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be, or such later time(s) or date(s) as the Panel may agree, Catalina (UK) will make an appropriate announcement and simultaneously inform the London Stock Exchange of the status of the Offer. Such announcement will also state (unless otherwise permitted by the Panel) the total number of Ring Shares and rights over Ring Shares (as nearly as practicable): (a) for which acceptances of the Offer have been received; (b) acquired or agreed to be acquired by or on behalf of Catalina (UK) or any person(s) deemed to be acting in concert with Catalina (UK) during the course of the Offer Period; (c) held by or on behalf of Catalina (UK), or any person(s) deemed to be acting in concert with Catalina (UK) prior to the Offer Period; and (d) for which acceptances of the Offer have been received from any person(s) deemed to be acting in concert with Catalina (UK), and such announcement will specify the percentages of the relevant class of share capital of Ring represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled or to which the Offer is extended may be made at any time up to, and will be announced not later than, 8.30 am on the relevant day (or such later time(s) and/or date(s) as the Panel may agree) and the announcement will state the next expiry time and/or date, unless the Offer is then unconditional (in which case a statement may then be made that the Offer will remain open until further notice). In calculating, for the above purposes, the numbers of Ring Shares represented by acceptances and/or purchases, acceptances and purchases may be excluded or included, for announcement purposes, which are not complete in all respects or which are subject to verification, but provided that acceptances or purchases will not be included in the totals in an announcement under this paragraph 2(i) (unless the Panel otherwise agrees), unless they could be counted, in accordance with paragraph 5(i) or paragraph 5(ii) respectively below and the provisions of the City Code, towards satisfying the acceptance condition.

(ii) In this Appendix I, references to the making of an announcement or the giving of notice in each case by or on behalf of Catalina (UK) include the release of an announcement by public relations consultants of Catalina
      (UK) or by Rothschild to the press and the delivery by hand or telephone, telex, facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

3.    Rights of withdrawal

(i) If Catalina (UK), having announced the Offer to be unconditional, fails to comply by 3.30 pm on the relevant day (as defined in paragraph 2(i) above) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in paragraph 2(i) above, an accepting Ring Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice signed by such Ring Shareholder (or by his agent duly appointed in writing and evidence of whose appointment, reasonably satisfactory to Catalina (UK), is produced with the notice) received by hand or by post by the New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or by hand only by IRG plc, 23 Ironmonger Lane, London EC2 on behalf of Catalina (UK). Subject to paragraph 1(ii) above, this right of withdrawal may be terminated not less than 8 days after the relevant day by Catalina (UK) confirming, if that be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(i) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(iv) above will run from the date of such confirmation and compliance.

(ii) If by 3.00 pm on 13 July 2000 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Ring Shareholder may withdraw his acceptance of the Offer at any time thereafter in the manner referred to in paragraph 3(i) above, before the earlier of: (a) the time at which the Offer becomes unconditional; and

      (b) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(ii) above.

(iii) If a "no extension" statement and/or "no increase" statement has been withdrawn in accordance with paragraph 1(iii) above, any Ring Shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter, in the manner referred to in paragraph 3(i) above, not later than the eighth day after the date on which written notice of such withdrawal is posted to the relevant Ring Shareholder.

(iv) Except as provided by this paragraph 3 and paragraph 4 below, acceptances of, and any elections under, the Offer shall be irrevocable.

(v) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Ring Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment, reasonably satisfactory to Catalina (UK), is produced with the notice). Telex or facsimile transmissions or other electronic transmission or copies will not be sufficient. No notice which is postmarked in, or otherwise appears to Catalina (UK) or its agents to have been sent from, the USA, Canada, Australia or Japan or a US Person or a resident of Canada, Australia or Japan will be treated as valid.

4.    Revised Offer

(i) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), which, subject to paragraph 1 (iii) above, Catalina (UK) reserves the right to do, and any such revision represents, on the date on which such revision is announced (on such basis as Rothschild may consider appropriate) an improvement (or no diminution) in the value of the Offer as so revised compared with the consideration previously offered, or in the overall value received and/or retained by a Ring Shareholder (under or in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 4(iv), 4(v) and 7 below, be made available to any Ring Shareholder who has validly accepted the Offer in its original or any previously revised form(s) and who has not validly withdrawn such acceptance (hereinafter called a "Previous Acceptor").
      The acceptance, by or on behalf of a Previous Acceptor, of the Offer in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(iv), 4(v) and 7 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of Catalina (UK) and/or Rothschild and/or any director of Catalina (UK) or Rothschild as his attorney and/or agent to accept any such revised Offer on behalf of such Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make elections and/or accept alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and to do all such things (if any) as may be required to give effect to any such acceptance and/or election. In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptance and/or any election made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant. For the avoidance of doubt, in this paragraph "the Offer" shall, and shall be deemed to, mean and include the Offer and/or all or any alternative form(s) of consideration to be given under or in consequence of the Offer and any combination or choice of the Offer and/or all or any alternative form(s) of consideration.

(ii) Subject as provided below in this paragraph 4, the powers of attorney and authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or any alternative or election(s) pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

(iii) Each of Catalina (UK) and Rothschild reserves the right, subject to paragraph 5 below, to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received, or dated, on or after the announcement or issue of the Offer in any revised form as a valid acceptance of such revised Offer and/or, where applicable, a valid election for, or acceptance of, any alternative form or forms of consideration and such acceptance shall constitute an authority in the terms of paragraph 4(i) above, mutatis mutandis on behalf of the relevant Ring Shareholder.

(iv) The deemed acceptance referred to in paragraph 4(i) above shall not apply, and the exercise of powers of attorney and authorities conferred by paragraph 4(i) above shall be ineffective, to the extent that a Previous Acceptor shall lodge with IRG plc, within 14 days of the posting of the document containing the revised Offer and/or any alternative or revised or other alternative, a Form of Acceptance (or other form issued for such purpose by or on behalf of Catalina (UK)) in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner than set out in his original acceptance.

(v) The deemed acceptance referred to in paragraph 4(i) above shall not apply, and the exercise of powers of attorney and authorities conferred by paragraph 4(i) shall not be exercised, if, as a result thereof, the Previous Acceptor would (on such basis as Rothschild may consider appropriate) thereby receive and/or retain (as appropriate) under or in consequence of the Offer and/or any alternative pursuant thereto as revised or otherwise less in aggregate in consideration or overall value than he would have received and/or retained (as appropriate) in aggregate in consideration as a result of acceptance of the Offer and/or any alternative pursuant thereto in the form in which it was previously accepted and/or elected for by him or on his behalf (unless such Previous Acceptor shall have previously agreed in writing to receive less in aggregate consideration). The powers of attorney and authorities conferred by paragraph 4(i) above shall not be exercised in respect of any election available under any revised offer save in accordance with this paragraph 4.

5.    Acceptances and purchases

Except as otherwise agreed with the Panel, and notwithstanding, but without prejudice to, the right reserved by Catalina (UK) and Rothschild to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, or not accompanied by the relevant TTE instruction:

(i) an acceptance of the Ordinary Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it ;

(ii)  a purchase of Ring Shares by Catalina (UK) or its nominee (or, if Catalina
      (UK) is required by the Panel to make an offer for Ring Shares under the provisions of Rule 9 of the City Code, by a person acting in concert with Catalina (UK) or its nominee(s)) will be counted towards fulfilling the acceptance condition only if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it ; and

(iii) the Ordinary Offer will not become unconditional unless IRG plc has issued a certificate to Catalina (UK) or Rothschild which states the number of Ring Ordinary Shares in respect of which acceptances have been received and the number of Ring Ordinary Shares otherwise acquired (whether before or during the Offer Period), which in any such case comply with the provisions of this paragraph 5. Copies of such certificate will be sent to the Panel and to the financial advisers to Ring as soon as possible after it is issued.

6.    General

(i) The Offers will lapse if, in respect of the proposed acquisition of Ring by Catalina (UK), there is a reference to the Competition Commission before 3.00 pm on the First Closing

      Date or the date on which the Ordinary Offer becomes or is declared unconditional as to acceptances, whichever is the later.

(ii) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Catalina (UK) in its reasonable opinion to be or remain satisfied, in each case by midnight on 13 July 2000 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date(s) as Catalina (UK) may, with the consent of the Panel, decide. If the Offers lapse for any reason, the Offers will cease to be capable of further acceptance and Ring Shareholders and Catalina (UK) will thereupon cease to be bound by any Form of Acceptance submitted before the time when the Offers so lapse.

(iii) Except with the consent of the Panel, settlement of the consideration to which any Ring Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Catalina (UK) may otherwise be, or claim to be, entitled as against such Ring Shareholder and, subject as described below, will be effected within 14 days of the date on which the Offer becomes or is declared unconditional in all respects or within 14 days after a receipt of a valid and complete acceptance, whichever is the later. No consideration will be sent to addresses in the USA, Canada, Australia or Japan and/or to a US Person or a resident of Canada, Australia or Japan. Any cash amount which may become due to a Ring Shareholder will be settled by way of cheques drawn on a United Kingdom clearing bank and will be denominated in pounds sterling.

(iv) Ring Shares will be acquired fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid on or after 31 May 2000.

(v) If a TTE instruction is settled which contains an incorrect Form of Acceptance Reference Number, or no Form of Acceptance Reference Number, the right is reserved for the Escrow Agent to apply the TTE instruction to any Form of Acceptance on which the same member account ID and participant ID is specified.

(vi) The instructions, authorities, terms and provisions contained in or deemed to be incorporated in the Form(s) of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form(s) of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated in the Form(s) of Acceptance.

(vii) Without prejudice to any other provision of this Part B of this Appendix I, each of Catalina (UK) and Rothschild reserves the right to treat acceptances of the Offer and/or any elections pursuant thereto as valid if not entirely in order or not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or not accompanied by the relevant TTE instruction or if received, by or on behalf of it, at any place or places, or in any manner, determined by it, otherwise than as specified in this document or in the Form(s) of Acceptance.

(viii) All references in this document and in the Form of Acceptance to the First Closing Date shall (except in Part A of this Appendix I, in the definition of "Offer Period" and in paragraph 1(i) above and elsewhere where the context otherwise requires), if the expiry date of the Offer is extended, be deemed to refer to the expiry date of the Offer as so extended.

(ix) Any omission, failure, or decision not, to despatch this document, the Form(s) of Acceptance, any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. The Offer extends to any such person and any Ring Shareholder to whom this document, the Form(s) of Acceptance, and/or any other such document may not be despatched or who may not receive the same and such persons may collect copies of those documents, during normal business hours, from IRG plc at either of the addresses set out in paragraph 3(i) above.

(x) If the Offer does not become unconditional in all respects, the Form(s) of Acceptance and any share certificate(s) and/or other document(s) of title will (subject to paragraph 7 of this Part B) be returned by post (or such other method as the Panel may approve) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address is set out in the relevant box of the Form(s) of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside the USA, Canada, Australia or Japan. No such document will be sent to an address in the USA, Canada, Australia or Japan. IRG plc will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days following the lapsing of the Offer), give TFE instructions to CRESTCo to transfer all Ring Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Ring Shareholders concerned.

(xi) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form(s) of Acceptance are given by way of security for the performance of the obligations of the Ring Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971), except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(xii) All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Ring Shareholders (or their designated agents) will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form(s) of Acceptance, transfer by means of CREST, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of Catalina (UK).

(xiii) Each of Catalina (UK) and Rothschild reserves the right to notify any matter (including the making of the Offer) to any or all Ring Shareholder(s) with (a) registered address(es) outside the United Kingdom or whom Catalina (UK) or Rothschild knows to be a nominee, trustee or custodian holding Ring Shares for such persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom by announcement or by paid advertisement in a daily newspaper published and circulated in the United Kingdom, including an evening paper circulated in London, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive or see such notice. All references in this document to notice or informing in writing by or on behalf of Catalina (UK) shall be construed accordingly.

(xiv) The Offer and all acceptances and/or elections in respect thereof, the Form(s) of Acceptance, this document and all contracts made pursuant to the Offer, and actions taken or made or deemed to be taken or made under any of the foregoing, shall be governed by and construed in accordance with English law. Execution by or on behalf of any Ring Shareholder of (a) Form(s) of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and/or the Form(s) of Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of Catalina (UK) or Rothschild to bring any suit, action or proceeding arising out of or in connection with the Offer and/or the Form(s) of Acceptance in any other manner permitted by law or any court of competent jurisdiction. All references in this document to any statute or statutory provision shall include any statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(xv) The Offer is made on 1 June 2000 and is capable of acceptance thereafter. The Offer is being made by means of this document and by means of an advertisement to be inserted in the "Financial Times" (United Kingdom edition). Copies of this document, the Form(s) of Acceptance and any related documents are available, during normal business hours, from IRG plc at either of the addresses set out in paragraph 3(i) of this Part B.

(xvi) If sufficient acceptances are received and/or sufficient Ring Shares are otherwise acquired, such that Catalina (UK) is deemed (for the purposes of Section 429 of the Act) to have acquired by way of acceptances 90 per cent. of the Ring Ordinary Shares and/or 90 per cent. of the Ring Convertible Preference Shares to which the Ordinary Offer and the Convertible Preference Offer respectively relate, Catalina (UK) intends to apply the provisions of sections 428 to 430F of the Act separately in respect of each of the Offers to acquire compulsorily any outstanding Ring Ordinary Shares or Ring Convertible Preference Shares (as the case may be) for the consideration under the respective Offers or, under certain circumstances, substantially equivalent consideration.

(xvii) If the Offers become or are declared unconditional in all respects, Catalina (UK) intends (whether or not it is able to apply the compulsory acquisition procedures referred to above in relation to that class of shares) to seek to procure the making of an application by Ring to the London Stock Exchange for the cancellation of the listing of Ring Ordinary Shares. (xviii)In relation to any acceptance of the Offer in respect of a holding of Ring Shares which are in uncertificated form, Catalina (UK) reserves the right to make such alterations, additions or modifications to the terms of the Offer and/or any alternative pursuant thereto as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply or be consistent with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel. (xix) For the avoidance of doubt, the Convertible Preference Offer will lapse if the Ordinary Offer lapses.

(xx)  All references to times are to London times.

7.    Overseas shareholders

(i) The making of the Offer to certain persons not resident in the United Kingdom, or who are citizens, residents or nationals of jurisdictions outside the United Kingdom or who are nominees of, or custodians or trustees for, citizens, residents or nationals of other countries ("overseas shareholders"), may be prohibited or affected by the laws of the relevant overseas jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other formalities needing to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Any such overseas shareholder will be responsible for payment of any issue, transfer or other taxes, duties or other requisite payment(s) due in such jurisdiction(s) by whomsoever payable and Catalina
      (UK) and any person acting on its behalf shall be entitled to be fully indemnified and held harmless by such overseas shareholder for any issue, transfer or other taxes or duties or other requisite payments as Catalina
      (UK) or any person acting on behalf of Catalina (UK) may be required to pay in respect of the Offer insofar as they relate to such overseas shareholder.

(ii) In particular, the Offer is not being made, directly or indirectly, in or into, or by use of mails of or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a securities exchange of, the USA, Canada, Australia or Japan and the Offer will not be capable of acceptance by any such use, means or instrumentality or from or within the USA, Canada, Australia or Japan. Catalina (UK) will not (unless determined by it in its sole discretion) mail or deliver or authorise the mailing or other delivery of this document, the Form(s) of Acceptance, and any related offering documents in or into or from the USA, Canada, Australia or Japan or to any US Person or resident of Canada, Australia or Japan, including (without limitation) to Ring Shareholders or participants in the Ring Share Option Schemes with registered addresses in the USA, Canada, Australia or Japan or to persons whom Catalina (UK) knows to be trustees, nominees or custodians holding Ring Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from the USA, Canada, Australia or Japan or to any US Person or resident of Canada, Australia or Japan or use the USA, Canadian, Australian or Japanese mails or use any such means or instrumentality for any purpose, directly or indirectly, in connection with the Offer, and so doing will invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the USA, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose, directly or indirectly, related to acceptance of the Offer. Envelopes containing Form(s) of Acceptance must not be postmarked in the USA, Canada, Australia or Japan or otherwise despatched from the USA, Canada, Australia or Japan and all acceptors must provide addresses outside the USA, Canada, Australia or Japan for the remittance of cash and/or the return of Form(s) of Acceptance, Ring Share certificates and/or other documents of title.

(iii) A Ring Shareholder will be deemed not to have accepted the Offer if :

      (a) he/she puts "No" in Box 5 of the Form(s) of Acceptance and thereby does not give the representations and warranties set out in paragraph (2) of Part C of this Appendix I ;

      (b) he/she completes Box 3 of (a) Form(s) of Acceptance with an address in the USA, Canada, Australia or Japan or has a registered address in the USA, Canada, Australia or Japan and he/she does not insert in Box 4 of the Form(s) of Acceptance the name and address of a person or agent outside the USA, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

      (c) in any case the Form(s) of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Catalina
            (UK) or its agents to have been sent from, the USA, Canada, Australia or Japan or a US Person or resident of Canada, Australia or Japan.

      Catalina (UK) reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph 2 of Part C of this Appendix I below could have been truthfully given by the relevant Ring Shareholder and, if such investigation is made and, as a result, Catalina (UK) cannot, in its sole opinion, satisfy itself that such representation and warranty was true and correct, such acceptance shall not be valid.

(iv) If, in accordance with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise, forwards this document or any related offering documents in, into or from the USA, Canada, Australia or Japan or uses the mails of or any means or instrumentality (including, without limitation, facsimile transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a securities exchange of, the USA, Canada, Australia or Japan in connection with such forwarding, such person should: (a) inform the recipient of such fact ; (b) explain to the recipient that such action may (subject to paragraph 7(v) below) invalidate any purported acceptance by the recipient; and (c) draw the attention of the recipient to this paragraph 7.

(v) These provisions and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Ring Shareholders or on a general basis by Catalina (UK), in any such case in Catalina (UK)'s sole discretion.

(vi)  Neither Catalina (UK) nor Rothschild nor any agent or director of Catalina
      (UK) or Rothschild nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

(vii) As used in this document and in the Form(s) of Acceptance, (a) "USA" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to its jurisdiction; (b) "Canada" means Canada, its possessions and territories and all areas subject to its jurisdiction and any political subdivision thereof; (c) "Australia" means Australia, its possessions and territories and all areas subject to its jurisdiction and any political subdivision thereof; and (d) "Japan" means Japan, its possessions and territories and all areas subject to its jurisdiction and any political subdivision thereof.

(viii) The provisions of this paragraph 7 supersede any terms of the Offer inconsistent herewith.

PART C: FORM OF ACCEPTANCE

Each Ring Shareholder by whom, or on whose behalf, (a) Form(s) of Acceptance is/are executed, irrevocably undertakes, represents, warrants and agrees to and with each of Catalina (UK) and Rothschild and IRG plc, as receiving agent and separately as escrow agent, (so as to bind him/ her and his/her personal representatives, heirs, successors and assigns) to the following effect, that:

1. the execution of the Form(s) of Acceptance shall constitute: (a) an acceptance of the Offer in respect of the number of Ring Shares inserted or deemed to be inserted in Box 1 of the Form(s) of Acceptance (or in respect of which the Offer is deemed to have been accepted); (b) an authority to Catalina (UK) or its agents to execute any further documents and give any further assurances which may be required in connection with the foregoing and an undertaking to execute all or any documents and/or give any such further assurances as may be required to enable Catalina
      (UK) to obtain the full benefit of the terms of this Part C of this Appendix I and/or to perfect any of the authorities expressed to be given hereunder, in each case, on and subject to the terms and conditions set out or referred to in this document and in the Form(s) of Acceptance and, subject to the rights of withdrawal set out in paragraph 3 of Part B above, such acceptance shall be irrevocable provided that if (i) Box 1 of the Form(s) of Acceptance is not completed or a number greater than such shareholder's registered holding appears in Box 1; or (ii) the acceptance is otherwise completed incorrectly but the Form(s) of Acceptance is signed, it will be deemed an acceptance of the terms of the Offer in respect of all the Ring Shares comprised in the acceptance.

      For the purposes of this Appendix I and the Form(s) of Acceptance, the phrase "Ring Shares comprised in the acceptance" shall mean the number of Ring Shares inserted in Box 1 of the Form(s) of Acceptance or, if no number is inserted, the greater of:

      (a) the relevant Ring Shareholder's entire holding of Ring Shares as disclosed by details of the register of members made available to IRG plc prior to the time the relevant Form(s) of Acceptance is processed by them;

      (b) the relevant Ring Shareholder's entire holding of Ring Shares as disclosed by details of the register of members made available to the Escrow Agent prior to the latest time for receipt of Form(s) of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

      (c) the number of Ring Shares in respect of which certificates or an indemnity in lieu thereof is received and/or in respect of all Ring Shares in CREST, the number of shares which are transferred by the relevant Ring Shareholder to his escrow account by means of a TTE instruction;

2.    unless "No" is put in Box 5 of the Form of Acceptance, such shareholder:
      (a) has not received or sent copies of this document, the Form(s) of Acceptance, or any related offering documents in, into or from the USA, Canada, Australia or Japan; (b) has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex or telephone) of interstate or foreign commerce of, or any facilities of a securities exchange of, the USA, Canada, Australia or Japan; (c) was outside the USA, Canada, Australia or Japan when the Form(s) of Acceptance was sent and at the time of accepting the Offer; and
      (d) in respect of the Ring Shares to which the Form(s) of Acceptance relate(s), is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within the USA, Canada, Australia or Japan and the Form(s) of Acceptance has not been mailed or otherwise sent in, into or from the USA, Canada, Australia or Japan or signed in the USA, Canada, Australia or Japan and such shareholder is accepting the Offer from outside USA, Canada, Australia or Japan;

3. the execution of the Form(s) of Acceptance and its receipt by or on behalf of Catalina (UK) constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the relevant accepting Ring Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of each of Catalina (UK) and/or Rothschild or any director of Catalina (UK) or Rothschild as such Ring Shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Ring Shares referred to in paragraph 1 of this Part C above in favour of Catalina (UK), or such other person or persons as Catalina (UK) may direct, and to deliver such form(s) of transfer and/or other document(s) in the attorney's and/or agent's discretion, and/or certificate(s) and/or the document(s) of title relating to such Ring Shares, for registration within six months of the Offer becoming unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest in Catalina (UK) or its nominee(s) the Ring Shares as aforesaid;

4. the execution of the Form(s) of Acceptance and its receipt by or on behalf of Catalina (UK) constitutes the irrevocable appointment of IRG plc as such Ring Shareholder's attorney and/ or agent and an irrevocable instruction and authority to the attorney and/or agent (a) subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to the relevant accepting Ring Shareholder not having validly withdrawn his/her relevant acceptance, to transfer to itself (or to such other person or persons as Catalina (UK) or its agents may direct) by means of CREST all or any of the Relevant Ring Shares (as defined below) (but not exceeding the number of Ring Shares in respect of which the Offer is accepted or deemed to be accepted), or (b) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Ring Shares to the original available balance of the accepting Ring Shareholder. "Relevant Ring Shares" means Ring Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 12 of the letter from Rothschild contained in this document and where the transfer(s) to escrow was or were made in respect of Ring Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form(s) of Acceptance concerned (but irrespective of whether or not any Form of Acceptance

      Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form(s) of Acceptance concerned, was included in the TTE instruction concerned);

5. the execution of the Form(s) of Acceptance and their delivery to and receipt by IRG plc will constitute, subject to the Offer becoming unconditional in all respects and to the person accepting the Offer not having validly withdrawn his acceptance, an irrevocable authority and request:

      (a) subject to paragraph 7 of Part B of this Appendix I, to Ring or its agents to procure the registration of the transfer of the Ring Shares in certificated form pursuant to the Offer and, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof, to Catalina (UK) or as it may direct;

      (b) subject to the provisions of paragraph 7 of Part B of this Appendix I, if the Ring Shares are in certificated form or if either of the provisos to sub-paragraph (c) of this paragraph 5 applies, to Catalina (UK) or Rothschild, or their respective agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a cheque for the cash to which an accepting Ring Shareholder may become entitled pursuant to his acceptance of the Offer, at the risk of such Ring Shareholder, to the person or agent whose name and address outside the USA, Canada, Australia or Japan is set out in Box 3 or, if appropriate, Box 4 of the Form(s) of Acceptance or, if none is set out, to the first named holder at his registered address outside the USA, Canada, Australia or Japan; and

      (c) subject to paragraph 7 of Part B of this Appendix I, if the Ring Shares concerned are in uncertificated form, to Catalina (UK) or its agents to procure the creation of an assured payment obligation in favour of the relevant Ring Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of the cash to which such shareholder is entitled, provided that (i) Catalina
            (UK) may (if, for any reason, it wishes to do so) determine that all or any part of such cash shall be paid by cheque drawn on a UK clearing bank despatched by post and (ii) if any Ring Shareholder concerned is a CREST member whose registered address is in the USA, Canada, Australia or Japan, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post, and in either of such cases, sub- paragraph (b) of this paragraph 5 shall apply;

6. after the Offer becomes unconditional in all respects, or if the Offer will become unconditional in all respects immediately upon the outcome of the resolution in question, or if the Panel otherwise gives its consent and pending registration:

      (a) Catalina (UK) or its agents shall be entitled to direct the exercise of any votes and any and all other rights, privileges (including the right to requisition the convening of a general or separate class meeting of Ring) attaching to any Ring Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn;

      (b) the execution of the Form(s) of Acceptance by a Ring Shareholder in respect of Ring Shares in respect of which the Offer has been accepted or deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn, will constitute an authority to Ring from such Ring Shareholder to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Ring in respect of such Ring Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such Ring Shares into certificated form) to Catalina (UK) at its registered office and an irrevocable authority to Catalina (UK) or any director of Catalina
            (UK) or any person appointed by Catalina (UK) to sign any consent to short notice of a general meeting or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such Ring Shares and/or, where appropriate, any appointment pursuant to section 375 of the Act, appointing any person nominated by Catalina
            (UK) to attend general meetings and separate class meetings of Ring or its members (or any of them) and any adjournments and to exercise or refrain from exercising (but subject to the City Code) the votes attaching to such Ring Shares on its behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer, and the execution of the Form(s) of Acceptance will also constitute the agreement of such Ring Shareholder not to exercise any of such rights without the consent of Catalina (UK) and the irrevocable undertaking of such Ring Shareholder not to appoint a proxy for or to attend such general meetings or separate class meetings. This authority will cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Appendix I ;

7. he is irrevocably and unconditionally entitled to transfer the Ring Shares in respect of which the Form(s) of Acceptance is completed and that the entire beneficial interest in such Ring Shares in respect of which the Offer is accepted or deemed to be accepted will be acquired under the Offer fully paid up and free from all liens, equitable interests, charges, encumbrances and all other third party rights or interests of any nature whatsoever and together with all rights attaching thereto including, without limitation, the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after 31 May 2000;

8.    he will:

      (a) deliver, or procure the delivery, to IRG plc at either of the addresses set out in paragraph 3(i) of Part B of this Appendix I of his share certificate(s) and/or other document(s) of title in respect of the Ring Shares (which are in certificated form) in respect of which the Offer has been accepted, or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Catalina (UK) in lieu thereof, as soon as possible and, in any event within six months of the Offer becoming or being declared unconditional in all respects;

      (b) give or procure the giving, in accordance with paragraph 12(f) of the letter from Rothschild contained in this document, of an instruction to transfer those of the Ring Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn which are in CREST to the escrow balance within the member's account in accordance with the facilities and requirements of CRESTCo, as soon as possible and, in any event, so that the transfer to escrow settles within 6 months of the Offer becoming or being declared unconditional in all respects; and

      (c) if for any reason any Ring Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 12(f) of the letter from Rothschild contained in this document are converted to certificated form (without prejudice to paragraph 6(b) above), immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Ring Shares as so converted to IRG plc at either of the addresses referred to in paragraph 3(i) of Part B of this Appendix I or to Catalina (UK) at its registered office or as Catalina (UK) or its agent may direct;

9. the execution of the Form(s) of Acceptance and its receipt by or on behalf of Catalina (UK) constitutes the irrevocable appointment of each of Catalina (UK) and Rothschild and their respective directors and agents as such shareholder's attorney and/or agent ("attorney") within the terms of paragraphs 4 and 7 of Part B of this Appendix I and this Part C and with authority to execute any further documents and give any further assurances which may be required in connection with the matters referred to in Part B of this Appendix I and this Part C and an irrevocable undertaking to such attorney to execute any such further documents and/or give any such further assurances as may be required;

10. the creation of an assured payment obligation in favour of his/her payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 5(c) of this Part C shall, to the extent of the obligation so created, discharge in full any obligation of Catalina (UK) and/or Rothschild to pay to him the cash to which he is entitled pursuant to or in consequence of the Offer;

11. he shall do all such acts and things whatsoever as shall in the opinion of Catalina (UK) or its agent be necessary or expedient to vest in Catalina
      (UK) or its nominees the Ring Shares in respect of which the Offer has been accepted or deemed accepted and not validly withdrawn and that he shall do all things as may be necessary or expedient to allow the Escrow Agent to perform his functions as escrow agent in relation to the Offer to the fullest extent;

12. the terms of Parts A and B of this Appendix I and of this Part C shall be deemed to be incorporated in, and form part of, the Form(s) of Acceptance, which shall be read and construed accordingly;

13. he agrees to ratify each and every act or thing which may be done or effected by any of Catalina (UK) and Rothschild and/or any director of Catalina (UK), Rothschild or their respective agents or by Ring or its agents, as the case may be, in exercise of any of the powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

14. if any provisions of Part B of this Appendix I or this Part C shall be unenforceable or invalid or shall not operate so as to afford Catalina
      (UK) and/or Rothschild and/or IRG plc and/or the Escrow Agent and/or any director or agent of any of them the benefit of any authority expressed to be given therein or herein, he shall, with all practicable speed, do all such acts and things and execute all such documents and give all such assurances as may be required or desirable to enable Catalina (UK) and/or Rothschild and/or IRG plc and/or the Escrow Agent and/or any director or agent of any of them to secure the full benefit of Part B of this Appendix I and this Part C;

15.   on execution a Form of Acceptance shall take effect as a deed;

16. he agrees that he does not expect Rothschild to have any duties or responsibilities towards him comparable or similar to those imposed by The Securities and Futures Authority Limited's rules requiring best execution and suitability and that in respect of the Offers he is not and will not be a customer of Rothschild; and

17. the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England.

References in Part B of this Appendix I and this Part C to a Ring Shareholder shall include references to the person or persons executing a Form(s) of Acceptance and, in the event of more than one person executing a Form(s) of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

                                  APPENDIX II

                   FINANCIAL INFORMATION RELATING TO CATALINA

Nature of financial information

The following selected financial information contained in this Appendix II does not constitute statutory accounts within the meaning of Section 240 of the Act. The financial information has been extracted without material adjustment from Catalina's audited 1999 Annual Report and Form 10-K for the fiscal year ended 30 September 1999 on which the audit opinion was unqualified.

Consolidated Statements of Operations

                                                   Year ended     Year ended     Year ended
                                                  30 September   30 September   30 September
                                                      1999           1998           1997
                                                     ($'000)        ($'000)        ($'000)
Net sales                                            176,561        161,860        196,955
Cost of sales                                        140,906        130,763        164,493
                                                    --------       --------       --------
Gross profit                                          35,655         31,097         32,462

Selling, general and administrative expenses          28,554         26,608         25,946
Reversal of provision for litigation                  (2,728)            --             --
Plant closing costs                                       --             --            930
Litigation charges and related professional fees          --            (95)         7,453
                                                    --------       --------       --------
Operating income (loss)                                9,829          4,584         (1,867)
                                                    --------       --------       --------
Other income (expenses)
  Interest expense                                    (2,413)        (3,801)        (4,088)
  Reversal of post judgment interest relating
    to litigation settlement                             893             --             --
  Other income                                         1,118            684            128
                                                    --------       --------       --------
Total other expenses                                    (402)        (3,117)        (3,960)
                                                    --------       --------       --------
Income (loss) before income taxes                      9,427          1,467         (5,827)

Income tax (provision) benefit                        (2,938)          (365)         2,734
                                                    --------       --------       --------
Net income (loss)                                      6,489          1,102         (3,093)
                                                    ========       ========       ========
Earnings (loss) per share
  Basic
  Earnings (loss) per share ($)                         0.92           0.15          (0.44)
  Weighted average number of shares ('000)             7,055          7,128          7,071
  Diluted
  Earnings (loss) per share ($)                         0.80           0.15          (0.44)
  Weighted average number of shares ('000)             8,688          7,477          7,071

See accompanying notes to consolidated financial statements

Consolidated Balance Sheet

                                                                   At
                                                              30 September
                                                                  1999
                                                                 ($'000)
Assets
Current assets
  Cash and cash equivalents                                        7,253
  Restricted cash and short-term investments                       1,721
  Accounts receivable, net of allowances
    of $8,591,000                                                 20,150
  Inventories                                                     28,668
  Income taxes receivable                                          1,049
  Deferred tax asset                                               2,247
  Other current assets                                             3,139
                                                                 -------
Total current assets                                              64,227
Property and equipment, net                                       24,737
Goodwill, net                                                     10,561
Other assets                                                       2,372
                                                                 -------
                                                                 101,897
                                                                 =======
Liabilities and Stockholders Equity
Current liabilities
  Notes payable -- credit lines                                    2,200
  Current maturities of subordinated notes                         2,500
  Accounts and letters of credit payable                          14,939
  Current maturities of bonds payable-real estate related          2,210
  Current maturities of other long-term debt                         487
  Accrued employee compensation and benefits                       2,718
  Other current liabilities                                        3,719
                                                                 -------
Total current liabilities                                         28,773

Notes payable -- credit lines                                     12,150
Convertible subordinated notes                                     5,100
Bonds payable -- real estate related                               6,000
Other long-term debt                                               1,524
Other liabilities                                                    293
                                                                 -------
Total liabilities                                                 53,840
                                                                 -------
Commitments and contingencies

Stockholders' equity
  Preferred stock, $.01 per value
    authorised 1,000,000 shares; none issued                          --
  Common stock, $.01 per value authorised 20,000,000 shares;
    issued and outstanding 7,373,013 shares                           74
  Additional paid-in capital                                      26,927
  Retained earnings                                               22,266
  Treasury stock, 378,200 shares                                  (1,210)
                                                                 -------
Total stockholders' equity                                        48,057
                                                                 -------
                                                                 101,897
                                                                 =======

See accompanying notes to consolidated financial statements

Consolidated Statement of Cash Flow

                                                                                  Year ended
                                                                                 30 September
                                                                                     1999
                                                                                    ($'000)
Cash flows from operating activities:
  Net income                                                                          6,489
                                                                                    -------
Adjustments to reconcile net income to net cash used in operating activities:
  Reversal of provision for litigation                                               (2,728)
  Reversal of post judgment interest                                                   (893)
  Provision for litigation judgment under appeal                                        212
  Depreciation and amortization                                                       5,368
  Deferred income taxes                                                               1,951
  Gain on disposition of property and equipment                                        (175)
Change in assets and liabilities, net of effects of acquisitions:
  Increase in accounts receivable                                                    (1,755)
  Increase in inventories                                                              (411)
  Increase in income taxes receivable                                                (1,049)
  Decrease in other current assets                                                       21
  Increase in other assets                                                             (342)
  Decrease in income taxes payable                                                     (438)
  Decrease in accrued litigation judgment under appeal                               (1,500)
  Increase in accounts and letters of credit payable, accrued employee
    compensation and benefits and other liabilities                                   3,564
                                                                                    -------
Total adjustments                                                                     1,825
                                                                                    -------
Net cash provided by operating activities                                             8,314
                                                                                    -------
Cash flows from investing activities:
  Capital expenditures, net                                                          (1,833)
  Proceeds from sale of property                                                        997
  Decrease in restricted cash equivalents and short-term investments                    986
                                                                                    -------
Net cash provided by investing activities                                               150
                                                                                    -------
Cash flows from financing activities:
  Proceeds from notes payable -- credit lines                                        35,300
  Payments on notes payable -- credit lines                                         (35,550)
  Net proceeds from notes payable-credit lines due on demand                            672
  Sinking fund redemption payments on bonds                                            (900)
  Payments on other long-term debt                                                     (737)
  Payments on bonds payable -- real estate related                                     (980)
  Payments to repurchase common stock                                                (1,210)
  Proceeds from issuance of common stock and related income tax benefit                 404
                                                                                    -------
Net cash used in financing activities                                                (3,001)
                                                                                    -------
Net increase in cash and cash equivalents                                             5,463
Cash and cash equivalents at beginning of year                                        1,790
                                                                                    -------
Cash and cash equivalents at end of year                                              7,253
                                                                                    =======

Supplemental Cash Flow Information

                                                              Year ended
                                                             30 September
                                                                 1999
                                                                ($'000)
Cash paid for:
  Interest                                                       2,304
                                                                 =====
  Income taxes                                                   2,439
                                                                 =====

During the year ended 30 September 1999, the Company issued 1,778 common shares to each of its seven outside directors as compensation for their services. The aggregate market value of the stock issued was $50,000.

During the year ended 30 September 1999, capital lease obligations aggregating approximately $102,000 were incurred when the Company entered into leases for new office, computer, machinery and warehouse equipment.

See accompanying notes to consolidated financial statements

                   Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies and Nature of Operations

(a) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries. The consolidated statements include the results of the wholly-owned subsidiaries Catalina Industries, Inc., Go-Gro Industries Limited ("Go-Gro"), Meridian Lamps, Inc. ("Meridian"), a subsidiary formed by the Company that commenced operations in fiscal 1995 and ceased operations in June 1997, Catalina Canada, Catalina Mexico and other wholly- owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Geographic Risks

Substantially all of the Company's products are obtained from suppliers located in China. Any inability by the Company to continue to obtain its products from China could significantly disrupt its business. In addition, in the Company's consolidated balance sheet at 30 September 1999 are net assets of $17.9 million of Company subsidiaries located in China and Hong Kong, a sovereign territory of China. With respect to these assets, the Company maintains $14.4 million in non-cancellable political risk insurance.

(d) Cash and Cash Equivalents

Cash on hand and in banks, money market funds and other short-term securities with maturities of three months or less when purchased are considered cash and cash equivalents.

(e) Accounts Receivable

Pursuant to an agreement between the Company and a bank, the bank assumes the credit risk of certain of the Company's US and Canadian receivables. The Company pays a fee of .50 per cent. of billings to customers covered by the arrangement. In addition, the Company insures certain of its foreign receivables with an insurance company. Gross accounts receivable secured under such agreements at 30 September 1999 amounted to $10.5 million. In addition, certain of the Company's sales are made to customers who pay pursuant to their own international, irrevocable, transferable letters of credit. Gross accounts receivable secured by such letters of credit at 30 September 1999 amounted to $12.4 million.

The Company provides allowances against accounts receivable for doubtful accounts, sales returns and sales incentives.

(f) Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

(g) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortisation. Interest expense incurred for the construction of facilities is capitalised until such facilities are ready for use. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortisation of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the related assets.

(h) Restricted Cash Equivalents and Short-Term Investments

The Company's restricted cash equivalents and short term investments at 30 September 1999 represented sinking fund payments on bonds issued to finance the Company's US warehouse and investment income earned on such payments and $1.4 million escrow payment made on the bonds which financed the Meridian facility.

(i) Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired and is being amortised on a straight-line basis over periods from twenty to forty years. The Company periodically evaluates the recoverability of recorded costs for goodwill based upon estimations of future undiscounted operating income from the related acquired companies. Should the Company determine it probable that future estimated undiscounted operating income from any of its acquired companies will be less than the carrying amount of the associated goodwill, an impairment of goodwill would be recognised, and goodwill would be reduced to the amount estimated to be recoverable. Accumulated amortisation of goodwill amounted to $2.9 million at 30 September 1999.

(j) Capital Leases

Leases that transfer substantially all of the benefits and risks of ownership to the Company are accounted for as the acquisition of assets and assumption of obligations under the capital lease standards issued by the Financial Accounting Standards Board. Accordingly, capitalised leased assets are recorded as property and equipment and the present values of the minimum lease payments are recorded as capital lease obligations under other long-term debt. Depreciation of such assets is computed using the shorter of the lease terms or estimated useful lives of the assets and is included in depreciation expense.

(k) Income Taxes

The Company and its wholly-owned domestic subsidiaries file consolidated federal and state tax returns in the United States. Separate foreign tax returns are filed for the Company's Hong Kong, Canadian and Mexican subsidiaries and China joint venture. The Company follows the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". Under the asset and liability method, deferred income taxes are recognised for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognised in income in the year that includes the enactment date.

(l) Earnings (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128") during fiscal 1998. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the statement of operations. Basic earnings per share is computed by dividing net income or loss attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Earnings per share information presented in the accompanying financial statements for the year ended 30 September 1997 has been restated to comply with SFAS 128.

(m) Foreign Currency Translation

The accounts of the Company's foreign subsidiaries are translated into US dollars in accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". For subsidiaries where the functional currency is the US dollar, monetary balance sheet accounts are remeasured at the current exchange rate and non-monetary balance sheet accounts are remeasured at historical exchange rates. For subsidiaries where the functional currency is other than the US dollar, all balance sheet accounts are remeasured at the current exchange rate. Income and expense accounts are translated at the average exchange rates in effect during the year. Adjustments resulting from the translation of these entities and gains and losses arising from foreign currency transactions are included in net income.

(n) Stock-Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), in fiscal 1997. As permitted by SFAS 123, the Company continues to measure compensation costs in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but provides pro forma disclosures of net income
(loss) and earnings (loss) per share as if the fair value method (as defined in SFAS 123) had been applied.

(o) Long-Lived Assets

Effective 1 October 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires companies to write down to estimated fair value long-lived assets that are impaired. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In performing the review for recoverability the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognised. In 1997, in conjunction with the decision to cease Meridian operations, the Company recorded a $735,000 charge to write down the plant and equipment to fair market value (less disposition costs).

(p) Comprehensive Income

Effective 1 October 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The Company's net income for the years ended 30 September 1999, 1998 and 1997 equals comprehensive income for the same periods.

(q) Disclosures About Segments and Related Information

Effective 1 October 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public companies report selected information about operating segments in financial statements and requires that those companies report selected information about segments in interim and annual financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about it reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. Upon adoption, information for prior years is required to be restated. Information presented in Note 13 has been restated to comply with SFAS 131.

(r) Impact of Recently Issued Accounting Standard

SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. SFAS 133 establishes standards for the accounting and reporting of derivative instruments embedded in other contracts (collectively referred to as derivatives) and of hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for fiscal years beginning after 15 June, 2000. The Company has not determined the effects, if any, that SFAS 133 will have on the Company's financial position or results of operations.

(s) Reclassifications

Certain amounts presented in the financial statements of prior years have been reclassified to conform to the current year presentation.

2. Acquisition

On 30 July, 1994, the Company acquired all of the issued and outstanding capital stock of two Hong Kong companies, Go-Gro Industries Limited ("Go-Gro") and Lamp Depot Limited ("Lamp Depot"), for an aggregate consideration of $7.5 million and 750,000 shares of the Company's common stock. The stock of Go-Gro was purchased by the Company from selling stockholders who represented at the closing that they were, in fact, the actual stockholders of Go-Gro. Subsequent to the date of the closing, the Company discovered that part of the Go-Gro stock acquired had been conveyed to one of the selling stockholders prior to closing by a former officer of a subsidiary of the Company, who ceased employment with such subsidiary in 1993. The Company made a claim for indemnification and return of $1,904,000 of the consideration from Go-Gro, such funds were returned to the Company in November 1994 and the Company filed a lawsuit against the former officer in May 1995. The purchase price and resulting goodwill recorded for the Go-Gro acquisition were reduced accordingly for the return of these funds. The Company settled all litigation relating to this matter in June 1997 by payment of $600,000 which was recorded as an increase in the purchase price and goodwill recorded for the Go-Gro acquisition.

3. Inventories

Inventories consisted of the following:

                                                                       At
                                                                  30 September
                                                                      1999
                                                                     ($'000)
Raw materials                                                          4,050
Work-in-progress                                                         932
Finished goods                                                        23,686
                                                                      ------
                                                                      28,668
                                                                      ======

The Company capitalises certain costs in finished goods inventory associated with acquiring, storing and preparing inventory for distribution. Such costs aggregated approximately $8.8 million for the year ended 30 September 1999 of which $2.2 million remained in inventory at 30 September 1999

Inventory allowances amounted to $2.3 million at 30 September 1999.

4. Property and Equipment

Property and equipment and related depreciable lives were as follows:

                                             At
                                         30 September            Depreciable
                                            1999                    lives
                                           ($'000)
Land                                         1,354                          --
Land use rights                              1,912                 42-50 years
Buildings and improvements                  15,352               5 to 30 years
Leasehold improvements                       1,619                 lease terms
Furniture and office equipment               1,151                5 to 7 years
Computer software and equipment              4,299                2 to 6 years
Machinery, moulds and equipment             13,457               3 to 11 years
Display fixtures                             1,112                     2 years
Other assets                                   475                4 to 7 years
                                            ------
                                            40,731
Less accumulated depreciation               15,994
                                            ------
Property and equipment, net                 24,737
                                            ======

Depreciation expense for the year ended 30 September was approximately
$4,297,000.

5. Notes Payable -- Credit Lines

The Company has a $25 million credit facility with a group of US commercial banks. The facility provides credit in the form of revolving loans, acceptances, and trade and stand-by letters of credit and matures 31 March 2002. Borrowings under the facility bear interest, payable monthly, at the Company's preference of either the prime rate or the LIBOR rate plus a variable spread based upon earnings, debt and interest expense levels defined under the credit agreement (LIBOR plus 1.8 per cent. at 30 September 1999). The effective rate for the borrowings was 7.29 per cent. at 30 September 1999. Obligations under the facility are secured by substantially all of the Company's US assets, including 100 per cent. of the common stock of the Company's US subsidiaries and 49 per cent. of the stock of the Company's Canadian subsidiary. The agreement contains covenants requiring that the Company maintain a minimum level of equity and meet certain debt to adjusted earnings and fixed charges coverage ratios. The agreement prohibits the payment of cash dividends or other distribution on any shares of the Company's common stock, other than dividends payable solely in shares of common stock, unless approval is obtained from the lenders. The Company pays a quarterly commitment fee of .25 per cent. based on the unused portion of the facility. At 30 September 1999, the Company had used $13.4 million under this credit facility (loans amounted to $12.2 million) and $11.6 million was available for additional borrowings.

The Company has a credit facility with a Canadian bank which provides four million Canadian dollars or US equivalent (approximately US $2.7 million) in revolving demand credit. Canadian dollar advances bear interest at the Canadian prime rate plus .5 per cent. (6.75 per cent. at 30 September 1999) and US dollar advances bear interest at the US base rate of the bank (8.75 per cent. at 30 September 1999). The credit facility is secured by substantially all of the assets of the Company's Canadian subsidiary. The agreement contains certain minimum covenants to be met by the Canadian subsidiary, prohibits the payment of dividends, and limits advances by the bank to a borrowing base calculated based upon receivables and inventory. At 30 September 1999, $335,000 in net assets of the Company's Canadian subsidiary were restricted under the credit facility and could not be transferred to the parent Company. This facility is payable upon demand and is subject to an annual review by the bank. The Company pays a monthly commitment fee of .25 per cent. based on the unused portion of the facility. At 30 September 1999, total Canadian and US dollar borrowings amounted to US $2.2 million (included in current notes payable-credit lines) and US $530,000 was available under the borrowing base calculation.

Go-Gro has a 35 million Hong Kong dollars (approximately US $4.5 million) credit facility with a Hong Kong bank. The facility provides credit in the form of acceptances, trade and stand-by letters of credit, overdraft protection, and negotiation of discrepant documents presented under export letters of credit issued by banks. Advances bear interest at the Hong Kong prime rate plus .25 per cent. (8.75 per cent. at 30 September 1999). The facility is secured by a guarantee issued by the Company and requires Go-Gro to maintain a minimum level of equity. This agreement prohibits the payment of dividends without consent of the bank and limits the amount of loans or advances from Go-Gro to the Company at any time to 50 per cent. of Go-Gro's pre-tax profits for the previous 12 months. At 30 September 1999, $20.7 million in net assets of Go-Gro were restricted under the agreement and could not be transferred to the parent Company. This facility is repayable upon demand and is subject to an annual review by the bank. At 30 September 1999 the Company had used $4.1 million of this line for letters of credit (there were no borrowings) and US $379,000 was available.

The Company's availability under its credit lines consisted of the following:

                                                                      At
                                                                 30 September
                                                                     1999
                                                                    ($'000)
Total lines of credit                                               32,248
Less:
  Borrowings                                                       (14,350)
  Stand-by letters of credit                                        (1,213)
  Open letters of credit and other                                  (4,126)
                                                                   -------
  Lines of credit available                                         12,559
                                                                   =======

The weighted average interest rate on the current portion of notes payable -- credit lines was 8.75 per cent. at 30 September 1999.

6. Bonds Payable -- Real Estate Related

The Company financed the purchase and improvements of its Meridian manufacturing facility through the issuance of a series of State of Mississippi General Obligation Bonds (Mississippi Small Enterprise Development Finance Act Issue, 1994 Series GG) with an aggregate available principal balance of $1,605,000, a weighted average coupon rate of 6.23 per cent. and a contractual maturity of 1 November 2009. In June 1997, the Company ceased manufacturing operations at Meridian and leased the facility to a non-manufacturing entity. As a result, the Company made a $1.5 million payment to escrow on the bonds, which was included in restricted cash equivalents and short-term investments in the 30 September 1999 balance sheets. The bonds were secured by a first mortgage on land, building and improvements and a $1,713,000 standby letter of credit, which was not part of the Company's credit lines. Interest on the bonds was payable semiannually and principal payments were due annually. The outstanding balance of these bonds was $1.3 million at 30 September 1999. The Company redeemed the bonds at their earliest redemption date of 1 November 1999.

The Company arranged for the issuance in 1995 of $10.5 million in State of Mississippi Variable Rate Industrial Revenue Development Bonds to finance (along with internally generated cash flow and the Company's $1 million leasing facility) a warehouse located near Tupelo, Mississippi. The bonds have a stated maturity of 1 May 2010 and require mandatory sinking fund redemption payments, payable monthly, aggregating $900,000 per year, from 1996 to 2002, $600,000 per year in 2003 and 2004, and
$500,000 per year from 2005 to 2010. The bonds bear interest at a variable rate (5.45 per cent. at 30 September 1999) that is adjustable weekly to the rate the remarketing agent for the bonds deems to be the market rate for such bonds. The bonds are secured by a lien on the land, building, and all other property financed by the bonds. Additional security is provided by a $7.1 million direct pay letter of credit which is not part of the Company's credit line. The outstanding balance of these bonds was $6.9 million at 30 September 1999. In January 1999, the Company entered into an interest rate swap agreement maturing 1 May 2004, to manage its exposure to interest rate movements by effectively converting its debt from a variable interest rate to a fixed interest rate of
5.52 per cent.. Interest rate differentials paid or received under the agreement are recognised as adjustments to interest expense.

The aggregate maturities and sinking fund requirements of bonds payable at 30 September 1999, are as follows:

                                            ($'000)

                               2000          2,210
                               2001            900
                               2002            900
                               2003            600
                               2004            600
                               Thereafter    3,000
                                             -----
                                             8,210
                                             =====

7. Convertible Subordinated Notes

The Company has outstanding $7.6 million of 8 per cent. convertible subordinated notes due 15 March 2002. The notes are convertible at the option of the holders into common shares of the Company's stock at a conversion price of $6.63 per share subject to certain anti-dilution adjustments (as defined in the note agreement), at any time prior to maturity. The notes are subordinated in right of payment to all existing and future senior indebtedness of the Company. The notes are callable at the Company's option with certain required premium payments. Principal payments of approximately $2.5 million are required on 15 March in each of the years 2000 and 2001. The remaining outstanding principal and interest is due in full on 15 March 2002. Interest is payable semiannually. The terms of the note agreement require the Company to maintain specific interest coverage ratio levels in order to increase its credit facilities or otherwise incur new debt and to maintain a minimum consolidated net worth. In addition, the note agreement prohibits the declaration or payment of dividends on any shares of the Company's capital stock, except dividends or other distributions payable solely in shares of the Company's common stock, and limits the purchase or retirement of any shares of capital stock or other capital distributions.

8. Other Long-Term Debt

Other long-term debt consisted of the following:

                                                                         At
                                                                    30 September
                                                                        1999
                                                                       ($'000)

Loan payable monthly through 2004 based on a 15 year
  amortisation schedule with a balloon payment in 2004,
  bearing interest at 8 per cent., secured by a mortgage on
  land and building with a net book value of $1.3 million at
  30 September 1999                                                      958

Borrowings under a leasing facility with a Hong Kong
  financial institution to finance the purchase of equipment for the China facility ; payable monthly, bearing interest at the LIBOR rate plus 3.5 per cent. (8.69 per cent. at 30
  September 1999) maturing at various dates through 2002 and secured by a guarantee issued by the Company and warehouse equipment with a net book value of $386,000 at 30
  September 1999; $370,000 was available for future
  borrowings at 30 September 1999.                                       443

Borrowings under a leasing facility with a US financial
  institution to finance the purchase of US assets; payable
  monthly, maturing at various dates through 2004, bearing
  interest 8.75 per cent. and secured by office, computers
  and warehouse equipment with a net book value of $336,000
  at 30 September 1999; $477,000 was available for future
  borrowings at 30 September 1999.                                       523

Other                                                                     87
                                                                       -----
Subtotal                                                               2,011
Less current maturities                                                 (487)
                                                                       -----
                                                                       1,524
                                                                       =====

The aggregate maturities of other long-term debt at 30 September 1999, are as follows:

                                             ($'000)

                               2000            487
                               2001            464
                               2002            259
                               2003            125
                               2004            676
                                             -----
                                             2,011
                                             =====

9. Income Taxes

The following table summarises the differences between the Company's effective income tax rate and the statutory federal income tax rate:

                                                               Years ended 30 September
                                                              1999       1998       1997
                                                                %          %          %
Statutory federal income tax rate                             34.0       34.0      (34.0)
Increase (decrease) resulting from:
  State income taxes, net of federal income tax effect         2.8        2.8       (0.5)
  Foreign tax rate differential                               (6.3)     (33.2)     (17.3)
  Goodwill amortisation                                        1.6       10.6        2.6
  Adjustment to tax rate applied to US temporary
    differences                                                 --        8.9         --
  Other                                                       (0.9)       1.8        2.3
                                                              ----       ----      -----
                                                              31.2       24.9      (46.9)
                                                              ====       ====      =====

The income tax provision (benefit) consisted of the following:

                                                       Current   Deferred     Total
                                                       ($'000)    ($'000)    ($'000)
Year ended 30 September 1999
Federal                                                   (95)     1,788      1,693
State                                                      80        165        245
Foreign                                                 1,002         (2)     1,000
                                                       ------     ------     ------
                                                          987      1,951      2,938
                                                       ======     ======     ======
Year ended 30 September 1998
Federal                                                  (993)       453       (540)
State                                                      22        341        363
Foreign                                                   631        (89)       542
                                                       ------     ------     ------
                                                         (340)       705        365
                                                       ======     ======     ======
Year ended 30 September 1997
Federal                                                (2,894)    (1,109)    (4,003)
State                                                      15       (333)      (318)
Foreign                                                 1,597        (10)     1,587
                                                       ------     ------     ------
                                                       (1,282)     1,452     (2,734)
                                                       ======     ======     ======

Income (loss) before income taxes by source consisted of the following:

                                                          Years ended 30 September
                                                         1999       1998       1997
                                                       ($'000)    ($'000)    ($'000)
United States                                           5,046     (1,265)   (13,183)
Foreign                                                 4,381      2,732      7,356
                                                       ------     ------     ------
                                                        9,427      1,467     (5,827)
                                                       ======     ======     ======

The tax effects of each type of temporary difference that gave rise to the Company's current net deferred tax asset is as follows:

                                                                    At
                                                              30 September
                                                                   1999
                                                                  ($'000)

Accounts receivable allowances                                     1,337
Prepaid expenses                                                    (175)
Allowances and capitalised costs for inventory                       961
Accrued expenses                                                      76
Other                                                                 48
                                                                   -----
                                                                   2,247
                                                                   =====

The tax effects of each type of temporary difference that gave rise to the Company's net long term deferred tax asset (liability) (included in other long term assets or other long term liabilities) are as follows:

                                                                      At
                                                                 30 September
                                                                     1999
                                                                    ($'000)

Net loss on sublease of facility                                      136
US tax loss and other carryforwards                                   259
Foreign tax loss carryforward                                         796
Depreciation:
  US assets                                                          (523)
  Foreign assets                                                      (63)
Other                                                                  10
Valuation allowance                                                  (796)
                                                                     ----
                                                                     (181)
                                                                     ====

The Company has not provided for possible US income taxes on $19.7 million in undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognised deferred tax liability related to these foreign earnings is not practicable.

10. Earnings Per Share

The computation of basic and diluted earnings (loss) per common share ("EPS") is as follows (in thousands except per share data):

                                                       Years ended 30 September
                                                      1999       1998      1997
Basic EPS:                                           ($'000)    ($'000)   ($'000)
Numerator:
Net income (loss) for basic earnings per share        6,489      1,102    (3,093)
                                                      =====      =====    ======
Denominator:
Weighted average shares outstanding during the
  year ('000)                                         7,252      7,128     7,071
Weighted average of shares repurchased during the
  year ('000)                                          (197)
                                                      -----      -----    ------
Weighted average shares used for basic EPS ('000)     7,055      7,128     7,071
                                                      =====      =====    ======
Basic EPS ($)                                          0.92       0.15     (0.44)
                                                      =====      =====    ======

                                                                Years ended 30 September
                                                               1999       1998      1997
                                                              ($'000)    ($'000)   ($'000)
Diluted EPS:
Numerator:
Net income (loss)                                              6,489      1,102    (3,093)
                                                               =====      =====    ======
Interest on convertible subordinated notes, net
  of income taxes                                                424         --        --
                                                               -----      -----    ------
Net income (loss) for diluted earnings per share               6,913      1,102    (3,093)
                                                               =====      =====    ======
Denominator:
Weighted average shares outstanding during the
  year ('000)                                                  7,252      7,128     7,071
Shares upon conversion of convertible subordinated
  notes ('000)                                                 1,138         --        --
Effect of stock options ('000)                                   495        349        --
Weighted average of shares repurchased during the
  year ('000)                                                   (197)        --        --
                                                               -----      -----    ------
Weighted average shares used for diluted EPS ('000)            8,688      7,477     7,071
                                                               =====      =====    ======
Diluted EPS ($)                                                 0.80       0.15     (0.44)
                                                               =====      =====    ======

The convertible subordinated notes were not included in the denominator for diluted EPS for the years ended 30 September 1998 and 1997 because their effect was anti-dilutive.

11. Common Stock, Stock Options, Warrants and Rights

Common Stock

The Company's board of directors has authorized the repurchase of up to $2 million of common shares of the Company from time to time in the open market or in negotiated purchases. At 30 September 1999, the Company had repurchased 378,200 shares for $1,210,000.

Stock Options Under Plans

In August 1987, the Company adopted the Stock Option/Stock Appreciation Rights Plan ("Employee Plan") which provides for the granting of options to officers and other key employees. Under the Employee Plan, the Company and its shareholders authorized the granting of options for up to 1,750,000 shares of common stock to be granted as either incentive or non-statutory options at a price of 100 per cent. of the fair market value of the shares at the date of grant, 110 per cent. in the case of a holder of more than 10 per cent. of the Company's stock. As of 30 September 1999, options for approximately 1,491 shares of common stock remained available for future grants. Options generally vest ratably over a three- year period commencing on 1 October following the date of grant and are exercisable, with cash or previously acquired common stock of the Company, no later than 10 years from the grant date.

In March 1989, the Company adopted the Non-Employee Director Stock Option Plan ("Director Plan"), which provides for the granting of options for up to 50,000 shares of common stock to non-employee directors. Under the Director Plan, options to purchase 2,000 common shares are granted annually to non-employee directors automatically upon their election to the Board of Directors which vest upon the serving of a one-year term. The exercise price is the fair market value of the common stock on the date the options are granted. As of 30 September 1999, no shares of common stock remained available for future grants. These options are generally exercisable no later than ten years from the date of grant.

Transactions and related information for each plan are as follows:

                                                                      Weighted
                                                       Number of    Average Price
Employee Plan:                                          Options       Per Share
Options outstanding at 30 September 1996               1,340,301       $   3.98
  Options granted                                         25,700       $   4.09
  Options exercised                                      (17,166)      $   4.04
  Options terminated                                     (22,368)      $   4.11
                                                       ---------       --------
Options outstanding at 30 September 1997               1,326,467       $   3.98
  Options granted                                          5,000       $   3.38
  Options exercised                                      (25,100)      $   3.03
  Options terminated                                     (16,719)      $   4.36
                                                       ---------       --------
Options outstanding at 30 September 1998               1,289,648       $   3.99**
  Options granted                                         91,000       $   3.28
  Options exercised                                     (185,898)      $   2.20
  Options terminated                                     (63,848)      $   4.10
                                                       ---------       --------
Options outstanding at 30 September 1999               1,130,902       $   2.81
                                                       ---------       --------
Options exercisable at 30 September 1999               1,029,182       $   2.77
                                                       =========       ========

** On 11 December 1998, the exercise price of 784,733 outstanding options was restated to $2.4375, the market value on such date.

                                                                     Weighted
                                                    Number of      Average Price
Director Plan:                                       Options         Per Share
Options outstanding at 30 September 1996              36,000         $    7.19
 Options granted                                      10,000         $    3.75
                                                      ------         ---------
Options outstanding at 30 September 1997 and 1998     46,000         $    6.59
 Options terminated                                   (2,000)        $   12.13
                                                      ------         ---------
Options outstanding at 30 September 1999              44,000         $    6.34
                                                      ------         ---------
Options exercisable at 30 September 1999              44,000         $    6.34
                                                      ======         =========

Other Stock Options

The Company has outstanding options for 55,000 shares at an exercise price of $1.75 per share issued to one of the former shareholders of a subsidiary in connection with the acquisition of such subsidiary. The options were fully exercisable at 30 September 1999 and expire on 24 August 2000.

In August 1990 the Company issued options outside its Director Plan to its non-employee directors to purchase an aggregate of 200,000 shares of common stock, of which 132,000 remained outstanding on 30 September 1999. The options have an exercise price of $1.75 per share, were fully exercisable at 30 September 1999 and expire 24 August 2000.

On 1 October 1991, the Company issued options to purchase 20,000 shares at $3.38 to an employee. On 11 December 1998 the exercise price of these options was restated to $2.4375, the market value on such date. The options were fully exercisable at 30 September 1999 and expire on 1 October 2001.

On 3 January 1992, the Company issued to certain of its executives and non-employee directors options to purchase 275,000 shares at $4.88 per share. On 11 December 1998, the exercise price of 150,000 of these options was restated to $2.4375, the market value on such date. The options were fully exercisable at 30 September 1999 and expire on 3 January 2002.

On 15 January 1993, the Company issued to one of its executives options to purchase 50,000 shares of common stock at an exercise price of $5.25 per share. On 11 December 1998, the exercise price of these options was restated to $2.4375, the market value on such date. The options were fully exercisable at 30 September 1999. The options expire on 14 January 2003.

At various dates during fiscal 1995, the Company granted to certain new employees options to purchase 91,000 shares of common stock at prices ranging from $6.75 to $6.875. In most cases, one-third of the options became exercisable on 1 October 1995, with one-third vesting on 1 October of each of the following two years. The options expire 10 years from the grant date. On 27 October 1995, the exercise price of these options was restated to $4.125, the market value on such date, and on 11 December 1998, the exercise price of the remaining 53,500 shares was restated to $2.4375, the market value on such date. As of 30 September 1999, 50,000 options remained to be exercised and all options were exercisable.

On 4 March 1996, the Company issued options to purchase 10,000 shares at $5.38 to a consultant. The options were fully exercisable at 30 September 1999 and expire on 4 March 2006.

On 27 August 1996, the Company issued to one of its executives options to purchase 5,000 shares of common stock at $3.75 per share. On 11 December 1998, the exercise price of these options was restated to $2.4375, the market value on such date. The options were fully exercisable at 30 September 1999 and expire on 26 August 2006.

On 12 March 1997, the Company issued options to purchase 20,000 shares of common stock at $3.75 per share to new members of the Company's Board of Directors. The options were fully exercisable at 30 September 1999 and expire on 11 March 2007.

During fiscal 1999, the Company granted to certain new employees options to purchase 8,000 shares of common stock at prices ranging from $4.69 to $4.94. One third of the options becomes exercisable one year after the date of grant with one-third vesting during each of the following two years.

Transactions and related information relating to other stock options are summarized as follows:

                                                                   Price Per
                                                     Options         Share
Options outstanding at 30 September 1996             680,500        $   3.63
  Options granted                                    120,000        $   3.85
                                                     -------        --------
Options outstanding at 30 September 1997             800,500        $   3.69
  Options granted                                     18,000        $   3.53
  Options exercised                                  (55,000)       $   1.75
  Options terminated                                (125,000)       $   3.93
                                                     -------        --------
Options outstanding at 30 September 1998             638,500        $   3.81**
  Options granted                                     11,000        $   3.45
  Options terminated                                 (24,500)       $   3.00
                                                     -------        --------
Options outstanding at 30 September 1999             625,000        $   2.84
                                                     =======        ========
Options exercisable at 30 September 1999             617,000        $   2.81
                                                     =======        ========

** On 11 December 1998, the exercise price of 290,000 outstanding options was restated to $2.4375, the market value on such date.

The following table summarizes information about all stock options outstanding at 30 September 1999:

                            Options Outstanding               Options Exercisable
                    ------------------------------------      --------------------
                                   Weighted
                                   Average
                                   Remaining       Weighted                  Weighted
                                   Contractual     Average                   Average
Range of Exercise   Options        Life            Exercise   Options        Exercise
Prices              Outstanding    (years)         Price      Exercisable    Price
$1.75 to $ 2.50     1,366,068      3.34            $2.28      1,320,348      $2.29
$3.38 to $ 4.13       196,334      5.40            $3.84        140,334      $3.77
$4.69 to $ 6.63       161,000      3.24            $5.06        153,000      $5.07
$6.75 to $10.75        76,500      4.78            $7.13         76,500      $7.13
---------------     ---------      ----            -----      ---------      -----
$1.75 to $12.13     1,799,902      3.61            $2.91      1,690,182      $2.88
===============     =========      ====            =====      =========      =====

For the purposes of the following proforma disclosures, the weighted-average fair value of options has been estimated on the date of grant or repricing using the Black-Scholes options- pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: no dividend yield; expected volatility of 62 per cent., 58 per cent. and 56 per cent.; risk-free interest rate of 5.2 per cent., 5.4 per cent. and 6.4 per cent.; and an expected term of six and a half years for options granted and two years for options repriced during 1999. The weighted average fair value at date of grant of options granted during 1999, 1998 and 1997 was $1.97 ($.70 for options repriced), $1.89 and $2.05 per option, respectively. Had the compensation cost been determined based on the fair value at the grant or repricing date consistent with the provisions of SFAS 123, the Company's net income (loss) and basic and diluted earnings (loss) per share would have been reduced to the proforma amounts indicated below (in thousands, except per share amounts):

                                                                Year Ended 30 September
                                                             1999        1998        1997
                                                            ($'000)     ($'000)     ($'000)
Net income (loss) -- as reported                             6,489       1,102      (3,093)
Net income (loss) -- pro forma                               5,978         966      (3,392)

Basic earnings (loss) per share -- as reported ($)            0.92        0.15       (0.44)
Basic earnings (loss) per share -- pro forma ($)              0.85        0.14       (0.48)

Diluted income (loss) per share -- as reported ($)            0.80        0.15       (0.44)
Diluted income (loss) per share -- pro forma ($)              0.74        0.13       (0.48)

Stock Rights

On 20 November 1990, as amended on 24 January 1991 and 16 March 1992, the Company adopted a Shareholders' Rights Plan, and 6,002,278 rights were distributed as a dividend at the rate of one right for each share of the Company's common stock. Each right entitles the registered holder to purchase from the Company one share of common stock at a purchase price of $20 per share, subject to adjustment. The rights may be exercised beginning 10 days after a person or group acquires 21 per cent. or more of the Company's common stock or announces a tender offer that could result in the person or group owing at least 21 per cent. of the Company's common stock. Subject to possible extensions, the rights may be redeemed by the Company at $0.001 per right at any time until 10 days after 21 per cent. or more of Catalina's stock is acquired by a person or group. The rights are also redeemable upon a vote by the stockholders of the Company if the proposed purchase price for the shares is deemed fair by a recognized investment banker. In the event the Company is acquired in a merger or other business combination transaction, the holder of each right would be entitled to receive common stock of the acquiring company having a value equal to two times the exercise price of the right. Unless redeemed earlier, the rights expire on 30 November 2000.

Stock Warrants

In connection with the Company's initial public offering of common stock in May 1988, warrants to purchase 92,000 common shares at $4.20 per share were issued to the underwriters. The warrants are exercisable through 31 December 2000. The Company registered the shares underlying the warrants effective 24 May 1995. No common stock has been issued pursuant to these warrants through 30 September 1999.

12. Commitments

The Company leases offices, warehouse facilities and equipment under non-cancelable operating leases that expire at various dates through 2008. Certain leases provide for increases in minimum lease payments based upon increases in annual real estate taxes and insurance. Future minimum lease payments under non-cancellable operating leases and minimum rentals to be received under non-cancellable subleases as of 30 September 1999 by fiscal year, were as follows:

                           Minimum          Minimum
                            Rental          Sublease
                           Payments         Receipts            Net
                            ($'000)         ($'000)           ($'000)

            2000             2,085             923             1,162
            2001             1,077             385               692
            2002               387              --               387
            2003               333              --               333
            2004               278              --               278
            Thereafter         796             796                --
                            ------           -----             -----
                             4,956           1,308             3,648
                            ======           =====             =====

Total net rental expense for all operating leases (including month-to-month leases) amounted to approximately $1.3 million, $1.8 million and $3.1 million for the years ended 30 September 1999, 1998 and 1997, respectively.

Shenzen Jiadianbao Electrical Products Co., Ltd. ("SJE"), a cooperative joint venture subsidiary of Go-Gro, and the Bureau of National Land Planning Bao-An Branch of Shenzen City entered into a Land Use Agreement covering approximately 467,300 square feet in Bao-An County, Shenzen City, People's Republic of China on 11 April 1995. The agreement provides SJE with the right to use the above land until 18 January 2042. The land use rights are non-transferable. Under the terms of the SJE joint venture agreement, ownership of the land and buildings of SJE is divided 70 per cent. to Go-Gro and 30 per cent. to the other joint venture partner. Land costs, including the land use rights, approximated $2.6 million of which Go-Gro has paid its 70 per cent. proportionate share of $1.8 million. Under the terms of this agreement, as amended, SJE is obligated to construct approximately 500,000 square feet of factory buildings and 211,000 square feet of dormitories and offices, of which 40 per cent. was required to be and was completed by 1 April 1997. The remainder of the construction was to be completed by 31 December 1999; however, the Company has exercised its rights to extend the construction date to 31 December 2000 by incurring an extension fee. The total cost for this project is estimated at $16.5 million (of which $10.1 million had been expended as of 30 September 1999) and includes approximately $1 million for a Municipal Coordination Facilities Fee (MCFF). The MCFF is based upon the square footage to be constructed. The agreement calls for the MCFF to be paid in installments beginning in January 1997 of which $441,000 had been accrued as of 30 September 1999. A 162,000 square foot factory, 77,000 square foot warehouse and 60,000 square foot dormitory became fully operational in June 1997. SJE began construction of the final phase of this facility in December 1999.

On 26 April 1996, the Company entered into a license agreement with Westinghouse Electric Corporation to market and distribute a full range of lighting fixtures, lamps and other lighting products under the Westinghouse brand name in exchange for royalty payments. The agreement terminates on 30 September 2002. The Company has an option to extend the agreement for an additional ten years. The royalty payments are due quarterly and are based on a per cent. of the value of the Company's net shipments of Westinghouse branded products, subject to annual minimum payments due. Commencing 30 September 2000 either party has the right to terminate the agreement during fiscal years 2000 to 2002 if the Company does not meet the minimum net shipments of $25 million for fiscal 2000, $40 million for fiscal 2001 and $60 million for fiscal 2002. Net sales of Westinghouse branded products amounted to $20.5 million and $10.9 million for the years ended 30 September 1999 and 1998, respectively.

In 1998, the Company entered into a consulting agreement with a former employee for a two- year period ending 31 March 2000 for an annual fee of $140,000, payable monthly.

13. Related Party Transactions

The Company leased a facility located in Massachusetts from an entity in which an officer and a former officer had an ownership interest. The lease expired in June 1999. Rent expense related to this lease was approximately $99,000, $159,000 and $164,000 for the years ended 30 September 1999, 1998 and 1997, respectively.

Notes and advances receivable from Executive Vice Presidents of the Company aggregated approximately $284,000 at 30 September 1999. At 30 September 1999 notes and advances included $220,000 in notes bearing interest at LIBOR plus 250 basis points which were collaterized by stock option agreements to purchase 195,000 shares of the Company. A note amounting to $50,000 matures in January 2000, a $100,000 note matures in December 2000 and the remaining $70,000 note matures in January 2001.

14. Segment Information

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information effective 1 October 1998. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable operating segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

The Company operates exclusively in the lighting industry with operations based in the United States and China, and to a lesser extent, Canada and Mexico. The Company considers its operating segments to be the United States and China. These operating segments generally follow the management organizational structure of the Company. Net sales to external customers by US-based operations are made primarily into the United States. Net sales to external customers by China-based operations are made primarily into Europe and net sales to external customers by "all other segments" are made primarily into Canada and to a lesser extent Mexico and Chile. Intersegment sales represent shipments of finished products sold at prices determined by management. During fiscal 1998, the Company restructured its operations which resulted in a change in the pricing of intersegment sales between China and the other segments. Calculation of the impact of such change on the segment contributions for fiscal years 1998 and 1999 is not practicable.

The Company evaluates the performance of its operating segments and allocates resources to them based on net sales and segment contribution. Segment contribution is defined as income before parent/holding company and certain administrative expenses, unusual items and income taxes. Prior years' data has been restated to conform to the current year reportable operating segments presentation. Information on operating segments and a reconciliation to income before income taxes for the years ended 30 September 1999, 1998 and 1997 are as follows:

Net Sales:

                                                            Years ended 30 September
                                1999                                  1998                                 1997 (i)
                   --------------------------------      --------------------------------      --------------------------------
                   External                              External                              External
                  customers  Intersegment    Total      customers  Intersegment    Total      customers  Intersegment    Total
                   ($'000)     ($'000)      ($'000)      ($'000)     ($'000)      ($'000)      ($'000)     ($'000)      ($'000)
United States      133,749       1,559      135,308      122,286       1,099      123,385      146,601       3,197      149,798
China               19,523     117,422      136,945       21,309      90,035      111,344       33,950      75,729      109,679
Other segments      23,289         517       23,806       18,265         367       18,632       16,404         428       16,832
Elimination             --    (119,498)    (119,498)          --     (91,501)     (91,501)          --     (79,354)     (79,354)
                   -------    --------     --------      -------     -------      -------      -------     -------      -------
Total              176,561          --      176,561      161,860          --      161,860      196,955          --      196,955
                   =======    ========     ========      =======     =======     ========      =======     =======      =======

Net Sales by Location of External Customers:

                                               Years ended 30 September
                                             1999       1998     (i) 1997
                                            ($'000)    ($'000)    ($'000)

United States                               133,974    122,509    147,519
Canada                                       19,938     16,538     15,545
Other                                        22,649     22,813     33,891
                                            -------    -------    -------
Net Sales                                   176,561    161,860    196,955
                                            =======    =======    =======

Segment Contribution:

                                                       Years ended 30 September
                                                     1999       1998     (i) 1997
                                                    ($'000)    ($'000)    ($'000)
United States                                        6,069      3,664      3,501
China                                                4,535      1,406      1,942
Other segments                                        (827)      (173)       (95)
                                                    ------     ------     ------
  Subtotal for segments                              9,777      4,897      5,348
Reversal of provision for litigation                 2,728         --         --
Reversal of post judgement interest related to
  litigation settlement                                893         --         --
Litigation charges and related professional fees        --         --     (7,453)
Plant closing costs                                     --         --       (930)
Parent/administrative expenses                      (3,971)    (3,430)    (2,792)
                                                    ------     ------     ------
  Income (loss) before income taxes                  9,427      1,467     (5,827)
                                                    ======     ======     ======

Interest Expense (ii):
                                                      Years ended 30 September
                                                      1999      1998      1997
                                                     ($'000)   ($'000)   ($'000)

United States                                           947     1,569     2,382
China                                                   970     1,176     1,370
Other segments                                          440       261       388
                                                      -----     -----     -----
  Subtotal for segments                               2,357     3,006     4,140
Parent interest expense (income)                         56       795       (52)
                                                      -----     -----     -----
  Total interest expense                              2,413     3,801     4,088
                                                      =====     =====     =====
Total Assets:
                                                                 Year ended
                                                                30 September
                                                                    1999
                                                                   ($'000)

United States                                                       55,411
China                                                               47,316
Other segments                                                      13,776
Eliminations                                                       (14,606)
                                                                   -------
  Total assets                                                     101,897
                                                                   =======
Long-Lived Assets (iii):
                                                                 Year ended
                                                                30 September
                                                                     1999
                                                                    ($'000)

United States                                                       12,634
China                                                               11,747
Other segments                                                         356
                                                                    ------
  Total long-lived assets                                           24,737
                                                                    ======
Expenditures of additions to Long-Lived Assets:
                                                       Years ended 30 September
                                                        1999     1998     1997
                                                       ($'000)  ($'000)  ($'000)

United States                                             672    1,138    1,487
China                                                   1,019      247    7,214
Other segments                                            244    1,032       35
                                                        -----    -----    -----
  Total expenditures                                    1,935    2,417    8,736
                                                        =====    =====    =====

(i) In 1997 the United States segment included Meridian Lamps, Inc., a wholly-owned subsidiary which commenced operations in December 1994 and terminated operations in June 1997. Net sales to external customers in 1997 amounted to $2.8 million and inter- segment sales amounted to $2.4 million. In 1997, the segment contribution for the United States reflected a $2.6 million loss related to the Meridian operations.

(ii) Parent and inter-segment advances bear interest at the US prime rate. The interest expense shown for each segment is net of interest earned on inter-segment advances.

(iii) Represents property and equipment, net.

Major Customers

During the years ended 30 September 1999, 1998 and 1997 one customer (primarily included in US-based operations) accounted for 25.8 per cent., 27.5 per cent. and 22.1 per cent., respectively, of the Company's net sales. One other customer and its affiliate (also primarily included in the US segment) accounted for 14.5 per cent., 5.3 per cent. and 4.7 per cent. of the Company's net sales during the years ended 30 September 1999, 1998 and 1997, respectively.

15. Employment, Change in Control, Consulting and Non-Compete Agreements

The Company has employment agreements with three executive officers. The agreements expire on 30 September 2001. All such officers receive compensation with minimum annual cost of living increases of 5 per cent. and acceleration of payments due under the agreements should there be a change in control of the Company. The agreements provide for severance at the end of the present three year term ending 30 September 2001 in an amount equal to two times their base salary and benefits. Each officer is subject to a non-compete provision through 30 September 2001. Bonuses paid to the Company's CEO and three Executive Vice Presidents pursuant to their employment agreements totalled $674,000 and $105,000 for fiscal years 1999 and 1998, respectively. There was no bonus for fiscal year 1997 due to a pre-tax loss.

Pursuant to a reorganisation of the Company's executive management structure, an Executive Vice President left the Company in December 1999. The Company agreed to settle its contractual employment obligation to this executive for a payment of approximately $800,000. The executive will continue to provide consulting services under a three-year non-compete consulting agreement for annual payments of $250,000 through December 2002.

Future commitments under employment, consulting and non-compete agreements at 30 September 1999, by fiscal year, excluding the possible effect of bonuses are as follows:

                                      ($'000)

                        2000           1,911
                        2001           1,220
                        2002           1,268
                        2003              63
                                       -----
                                       4,462
                                       =====

The Company has entered into Change in Control agreements with the Company's Chief Financial Officer and its Treasurer. The agreements expire in September 2001. Such Agreements provide that, in the event of a change in control of the Company, if the Company terminates the employment of either employee within certain time periods or the Company fails to negotiate an acceptable employment agreement with the employee, the Company shall pay the employee two times his annual base salary. In addition, the agreements with these employees provide that in the event they are terminated "without cause" where there has been no change in control, they are entitled to a severance payment equal to their annual base salary.

16. Contingencies

Litigation

On 4 June 1991, the Company was served with a copy of the Complaint in the matter of Browder vs. Catalina Lighting, Inc., Robert Hersh, Dean S. Rappaport and Henry Gayer, Case No 91- 23683, in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida. The plaintiff in the action, the former President and Chief Executive Officer of the Company, contended that his employment was wrongfully terminated and as such brought action for breach of contract, defamation, slander, libel and intentional interference with business and contractual relationships, including claims for damages in excess of $5 million against the Company and $3 million against the named directors. During the course of the litigation the Company prevailed on its Motions for Summary Judgement and the Court dismissed the plaintiff's claims of libel and indemnification. On 3 February 1997, the plaintiff voluntarily dismissed the remaining defamation claims against the Company and directors. The breach of contract claim was tried in February 1997 and the jury returned a verdict against the Company for total damages of $2.4 million (including prejudgement interest). On 14 July 1997, the Court also granted plaintiff's motion for attorney fees and costs of $1.8 million. A provision of $4.2 million was recorded by the Company during the quarter ended 31 March 1997 and a $893,000 provision for post-judgement interest was recorded through 31 March 1999. On 15 June 1999 this case was settled and the Company agreed to pay Mr. Browder $1.5 million. This settlement resulted in the reversal in the Consolidated Statements of Operations for the year ended 30 September 1999 of $2.7 million previously accrued for damages and attorney fees and $893,000 in previously accrued post judgement interest.

On 17 December 1996 White Consolidated Industries, Inc. ("White"), which has acquired certain limited trademark rights from Westinghouse Electric Corp. ("Westinghouse") to market certain household products under the White-Westinghouse trademark, notified the Company of a lawsuit against Westinghouse and the Company filed in the United States District Court, for the Northern District of Ohio. The lawsuit challenged the Company's right to use the Westinghouse trademarks on its lighting products and alleges trademark infringement. On 24 December 1996, Westinghouse and the Company served a Complaint and Motion for Preliminary Injunction against White, AB Electrolux, Steel City Vacuum Co., Inc., Salton/Maxim Housewares, Inc., Newtech Electronics Corp., and Windmere Durable Holdings, Inc. in the United States District Court, Eastern District of Pennsylvania, Case No. 96-2294 alleging that the defendants had violated Westinghouse's trademark rights, breached the Agreement between Westinghouse and White and sought an injunction to enjoin White against interference with their contractual arrangements. In October 1997, the cases were consolidated in the Pennsylvania case and on 7 November 1997 White filed a Counterclaim and Third Party Claims against Westinghouse, Catalina and Minami International Corporation alleging trademark infringement, trademark dilution, false designation of origin, false advertising and unfair competition and seeking injunctive relief and damages. Both the Company and Westinghouse vigorously disputed White's allegations. Pursuant to the License Agreement between Westinghouse and the Company, Westinghouse defended and indemnified the Company for all costs and expenses for claims, damages and losses, including the costs of litigation. The case was settled on 30 June, 1999. Catalina made no payments as part of the settlement. All litigation against the Company was dismissed and Catalina's license with Westinghouse Electric Company, now CBS, remains in full force and effect.

During fiscal years 1998 and 1999 the Company received a number of claims relating to halogen torchieres sold by the Company to various retailers. Management does not currently believe these claims will result in a material uninsured liability to the Company. The Company experienced an increase in its liability insurance premiums effective for the 1999 calendar year and has been self-insuring up to a maximum of $10,000 for each incident occurring after 1 January, 1999. Based on its experience, the Company does not believe that this self-insurance provision will have a material adverse impact on the Company's financial position or annual results of operations. However, no assurance can be given that the number of claims will not exceed historical experience or that claims will not exceed available insurance coverage or that the Company will be able to maintain the same level of insurance.

The Company is also a defendant in other legal proceedings arising in the course of business. In the opinion of management, the ultimate resolution of these other legal proceedings will not have a material adverse effect on the Company's financial position or annual results of operations.

On 9 August 1999 the New York Stock Exchange ("NYSE") notified the Company that it had changed its rules regarding listing criteria for companies which have shares traded on the NYSE. The new rules change and increase the requirements to maintain a NYSE listing. As of 30 September 1999, the Company does not meet one of the new rules, which requires that any NYSE listed company which has a total market capitalization of less than $50 million, maintain minimum total stockholders' equity of $50 million. The Company's stockholders' equity as of

30 September 1999 was $48.1 million. The Company believes it can meet the new listing rules and, as requested by the NYSE, has provided the NYSE with its plan to meet the new standard by February, 2001 and the Company's plan was accepted by the NYSE in October 1999. However, no assurances can be given that the objectives of the plan will be accomplished by February, 2001. If the Company is unable to achieve the plan's objectives, the Company's shares could be delisted from the NYSE, however the Company believes other trading venues are available for its stock.

17. Disclosure about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents, restricted cash equivalents and short-term investments, accounts receivable and accounts and letters of credit payable:

The carrying amount approximates fair value due to the short maturity of those instruments.

Bonds payable and other long-term debt:

The fair value of the Company's bonds payable and other long-term debt is estimated based on the current rates offered to the Company for borrowings with similar terms and maturities.

Estimated fair values of the Company's financial instruments are as follows:

                                                        At
                                                 30 September 1999
                                                  Carrying   Fair
                                                   Amount    Value
                                                  ($'000)   ($'000)

Cash and cash equivalents                          7,253     7,253
Accounts receivable, net                          20,150    20,150
Restricted cash equivalents and
  short-term investments                           1,721     1,721
Accounts and letters of credit payable            14,939    14,939
Bonds payable                                      8,210     8,160
Other long-term debt                               2,011     2,002

It is not practicable to estimate the fair value of the Company's $7.6 million in convertible subordinated notes.

                                  APPENDIX III

             CATALINA'S UNAUDITED RESULTS FOR THE THREE MONTHS AND
                         SIX MONTHS ENDED 31 MARCH 2000

The following text has been extracted from the announcement by Catalina of its unaudited results for the three months and six months ended 31 March 2000, which was released on 5 May 2000.

Condensed Consolidated Statements of Operations (Unaudited)

                                        Three months ended       Six months ended
                                             31 March                 31 March
                                         2000        1999        2000        1999
                                        ($'000)     ($'000)     ($'000)     ($'000)
Net sales                               42,033      42,128      85,241      84,931
Cost of sales                           34,032      32,947      68,345      67,621
                                        ------      ------      ------      ------
Gross profit                             8,001       9,181      16,896      17,310
Selling, general and administrative
  expenses                               6,696       7,089      13,477      13,900
Executive management
  reorganization                            --          --         788          --
                                        ------      ------      ------      ------
Operating income                         1,305       2,092       2,631       3,410
                                        ======      ======      ======      ======
Other income (expenses):
Interest expense                          (564)       (671)     (1,108)     (1,400)
Other income                               365         186         372         298
                                        ------      ------      ------      ------
Total other expenses                      (199)       (485)       (736)     (1,102)
                                        ------      ------      ------      ------
Income before income taxes               1,106       1,607       1,895       2,308
Income tax provision                       354         448         606         646
                                        ------      ------      ------      ------
Net income                                 752       1,159       1,289       1,662
                                        ======      ======      ======      ======
Weighted average number of
  shares outstanding
  Basic ('000)                           6,931       7,080       6,962       7,127
  Diluted ('000)                         8,761       8,561       8,830       8,454
Earnings per share
  Basic ($)                               0.11        0.16        0.19        0.23
  Diluted ($)                             0.10        0.15        0.17        0.22

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed Consolidated Balance Sheets

                                                                 31 March  *30 September
                                                                   2000         1999
                                                                  ($'000)      ($'000)
Assets
Current assets
Cash and cash equivalents                                          8,609        7,253
Restricted cash equivalents and short-term investments             2,327        1,721
Accounts receivable, net of allowances of $7,562 and $8,591,
  respectively                                                    17,770       20,150
Inventories                                                       26,319       28,668
Other current assets                                               5,129        6,435
                                                                  ------      -------
Total current assets                                              60,154       64,227
Property and equipment, net                                       24,234       24,737
Goodwill, net                                                     10,333       10,561
Other assets                                                       2,936        2,372
                                                                  ------      -------
                                                                  97,657      101,897
                                                                  ======      =======
Liabilities and Stockholders' Equity
Current liabilities
Accounts and letters of credit payable                            12,549       14,939
Notes payable -- credit lines                                      1,932        2,200
Note payable -- other                                              1,404           --
Current maturities of subordinated notes                           2,500        2,500
Current maturities of bonds payable-real estate related              900        2,210
Current maturities of other long-term debt                           483          487
Other current liabilities                                          3,766        6,437
                                                                  ------      -------
Total current liabilities                                         23,534       28,773

Notes payable -- credit lines                                     14,400       12,150
Convertible subordinated notes                                     2,566        5,100
Bonds payable -- real estate related                               6,000        6,000
Other long-term debt                                               1,274        1,524
Other liabilities                                                    734          293
                                                                  ------      -------
Total liabilities                                                 48,508       53,840

Commitments and contingencies

Stockholders' equity
Common stock, issued and outstanding 7,712 shares and
  7,373 shares, respectively                                          77           74
Additional paid-in capital                                        27,729       26,927
Retained earnings                                                 23,555       22,266
Treasury stock, 580 shares and 378 shares, respectively           (2,212)      (1,210)
                                                                  ------      -------
Total stockholders' equity                                        49,149       48,057
                                                                  ------      -------
                                                                  97,657      101,897
                                                                  ======      =======

*     Condensed from audited financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows (Unaudited)

                                                                 Six months ended
                                                                      31 March
                                                                 2000        1999
                                                                ($'000)     ($'000)
Cash flows from operating activities
Net income                                                        1,289       1,662
Adjustments for non-cash items                                    2,749       2,487
Change in assets and liabilities                                    541         614
                                                                -------     -------
Net cash provided by operating activities                         4,579       4,763
                                                                -------     -------

Cash flows from investing activities
Capital expenditures, net                                        (1,597)       (815)
Decrease (increase) in restricted cash equivalents
  and short-term investments                                       (156)        105
                                                                -------     -------
Net cash used in investing activities                            (1,753)       (710)
                                                                -------     -------
Cash flows from financing activities
Proceeds from issuance of common stock                              805         143
Payments to repurchase common stock                              (1,002)       (495)
Payments on other long term debt and other liabilities             (365)       (379)
Payments on bonds payable                                        (1,310)        (80)
Payment on convertible subordinated notes                        (2,534)         --
Proceeds from notes payable -- credit lines                      23,800      17,900
Payments on notes payable -- credit lines                       (21,550)    (18,100)
Proceeds from note payable -- other                               1,404          --
Net payments on notes payable -- credit lines due on demand        (268)     (1,528)
Sinking fund redemption payments on bonds                          (450)       (450)
                                                                -------     -------
Net cash used in financing activities                            (1,470)     (2,989)
                                                                -------     -------
Net increase in cash and cash equivalents                         1,356       1,064
Cash and cash equivalents at beginning of period                  7,253       1,790
                                                                -------     -------
Cash and cash equivalents at end of period                        8,609       2,854
                                                                =======     =======

                                    Six months ended
                                         31 March
                                   2000           1999
Cash paid for:                    ($'000)        ($'000)
  Interest                         1,146          1,206
  Income taxes                      (473)         1,635

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements

1. Summary of significant accounting policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting policies described in the Company's Annual Report on Form 10-K for the fiscal year ended 30 September 1999 and should be read in conjunction with the consolidated financial statements and notes which appear in that report. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the condensed consolidated financial statements include all adjustments (which consist mostly of normal, recurring accruals) considered necessary for a fair presentation. The results of operations for the three and six months ended 31 March 2000 may not necessarily be indicative of operating results to be expected for the full fiscal year due to seasonal fluctuations in the Company's business, changes in economic conditions and other factors.

Certain amounts previously presented in the financial statements of prior periods have been reclassified to conform to the current period's presentation.

Comprehensive Income

Comprehensive Income Effective 1 October 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The Company's net income for the three and six months ended 31 March 2000 equals comprehensive income for the same periods.

2. Inventories

Inventories consisted of the following:

                             31 March  30 September
                               2000        1999
                              ($'000)     ($'000)

Raw materials                  4,522       4,050
Work-in-progress                 920         932
Finished goods                20,877      23,686
                              ------      ------
Total inventories             26,319      28,668
                              ======      ======

Costs capitalized in finished goods associated with acquiring, storing and preparing inventory for distribution amounted to approximately $1.9 million and $2.2 million at 31 March 2000 and 30 September 1999, respectively.

3. Property and equipment

Shenzhen Jiadianbao Electrical Products Co., Ltd. ("SJE"), a cooperative joint venture subsidiary of Go-Gro, and the Bureau of National Land Planning Bao-An Branch of Shenzhen City entered into a Land Use Agreement covering approximately 467,300 square feet in Bao-An County, Shenzhen City, People's Republic of China on 11 April 1995. The agreement provides SJE with the right to use the above land until 18 January 2042. The land use rights are non-transferable. Under the terms of the SJE joint venture agreement, ownership of the land and buildings of SJE is divided 70 per cent. to Go-Cro and 30 per cent. to the other joint venture partner. Land costs, including the land use rights, approximated $2.6 million of which Go-Gro has paid its 70 per cent. proportionate share of $1.8 million. Under the terms of this agreement, as amended, SJE is obligated to construct approximately 500,000 square feet of factory buildings and 211,000 square feet of dormitories and offices, of which 40 per cent. was required to be and was completed by 1 April 1997. The remainder of the construction was to be completed by 31 December 1999; however, the Company has exercised its rights to extend the construction date to 31 December 2000 by incurring an extension fee. The total cost for this project is estimated at $16.5 million (of which $10.6 million had been expended as of 31 March 2000) and includes approximately $1 million for a Municipal Coordination Facilities Fee (MCFF). The MCFF is based upon the square footage to be constructed. The agreement calls for the MCFF to be paid in instalments beginning in January 1997 of which $589,000 had been accrued as of 31 March 2000. A 162,000 square foot factory, 77,000 square foot warehouse and 60,000 square foot dormitory became fully operational in June 1997. SJE began construction of the final phase of this facility in December 1999.

4. Note payable -- other

In October 1999, the Company borrowed 11.7 million in Chinese Renminbi (approximately US $1.4 million) from a Chinese Bank. The loan bears interest at
5.85 per cent. payable monthly, and repayment is due in October 2000. The agreement requires the Company to maintain US $1.5 million in collateral.

5. Commitment

In January 2000, the Company renewed a consulting agreement for a two-year period beginning 1 April 2000, for an annual fee of $140,000 payable monthly.

6. Segment Information

Information on operating segments and a reconciliation to income before income taxes for the three and six months ended 31 March 2000 and 1999 are as follows:

                                    Three months ended 31 March
                              2000                               1999
                 External                           External
Net Sales:       Customers  Intersegment  Total     Customers  Intersegment  Total
                  ($'000)    ($'000)     ($'000)      ($'000)   ($'000)     ($'000)
United States      27,256        276      27,532      32,147        301      32,448
China               6,735     23,150      29,885       4,722     26,865      31,587
Other segments      8,042         --       8,042       5,259        161       5,420
Elimination            --    (23,426)    (23,426)         --    (27,327)    (27,327)
                   ------    -------     -------      ------    -------     -------
Total              42,033         --      42,033      42,128         --      42,128
                   ======    =======     =======      ======    =======     =======
                                    Six months ended 31 March
                              2000                               1999
                 External                           External
Net Sales:       Customers  Intersegment  Total     Customers  Intersegment  Total

                   ($'000)   ($'000)     ($'000)      ($'000)   ($'000)     ($'000)
United States      56,633        550      57,183      64,415        760      65,175
China              12,402     52,016      64,418      10,004     55,086      65,090
Other segments     16,206        121      16,327      10,512        161      10,673
Elimination            --    (52,687)    (52,687)         --    (56,007)    (56,007)
                   ------    -------     -------      ------    -------     -------
Total              85,241         --      85,241      84,931         --      84,931
                   ======    =======     =======      ======    =======     =======

Net sales by location of external customers:

                             Three months ended      Six months ended
                                 31 March                31 March
                              2000      1999          2000      1999
                             ($'000)   ($'000)       ($'000)   ($'000)

United States                 27,319    32,264        56,739    64,640
Canada                         6,732     4,585        13,692     8,979
Other Countries                7,982     5,279        14,810    11,312
                              ------    ------        ------    ------
Net Sales                     42,033    42,128        85,241    84,931
                              ======    ======        ======    ======
Segment Contribution:

                             Three months ended      Six months ended
                                 31 March                31 March
                              2000      1999          2000      1999
                             ($'000)   ($'000)       ($'000)   ($'000)

United States                   771     1,495         1,075     2,126
China                           996     1,755         2,804     3,035
Other segments                  210      (536)          583    (1,106)
                              -----     -----         -----    ------
Subtotal for segments         1,977     2,714         4,462     4,055

Executive management
  reorganization                 --        --          (788)       --

Parent/administrative expenses (871)   (1,607)       (1,779)   (1,747)
                              -----     -----         -----    ------
Income (loss) before income
  taxes                       1,106     1,607         1,895     2,308
                              =====     =====         =====     =====

Interest Expense (i):

                             Three months ended      Six months ended
                                 31 March                31 March
                              2000      1999          2000      1999
                             ($'000)   ($'000)       ($'000)   ($'000)

United States                  115       219           272       534
China                          224       239           458       499
Other segments                 123       108           269       215
                               ---       ---         -----     -----
Subtotal for segments          462       566           999     1,248

Parent/interest expense        102       105           109       152
                               ---       ---         -----     -----
Total interest expense         564       671         1,108     1,400
                               ===       ===         =====     =====

Total Assets:

                                      31 March     30 September
                                        2000           1999
                                       -------        -------
                                        ($'000)        ($'000)
United States                           47,874         55,411
China                                   48,327         47,316
Other segments                          12,426         13,776
Eliminations                           (10,970)       (14,606)
                                       -------        -------
Total assets                            97,657        101,897
                                       =======        =======

Long-lived assets (ii):

                                      31 March     30 September
                                        2000           1999
                                       -------        -------
                                        ($'000)        ($'000)
United States                           12,300         12,634
China                                   11,626         11,747
Other segments                             308            356
                                       -------        -------
Total long-lived assets                 24,234         24,737
                                       =======        =======

Expenditures for additions to long-lived assets:

                                      Six Months ended 31 March
                                       -------        -------
                                         2000          1999
                                       -------        -------
                                        ($'000)        ($'000)
United States                              388            355
China                                    1,159            390
Other segments                              50             70
                                       -------        -------
Total expenditures                       1,597            815
                                       =======        =======

(i) Parent and inter-segment advances bear interest at the US prime rate. The interest expense shown for each segment is net of interest earned on inter-segment advances.

(ii)  Represents property and equipment, net.

Major Customers

During the three months ended 31 March 2000 and 1999 one customer (with sales included in United States and other segments) accounted for 33.3 per cent. and
28.6 per cent., respectively, of the Company's net sales and during the six months ended 31 March 2000 and 1999, accounted for 28.9 per cent. and 24.1 per cent. respectively, of the Company's net sales. One other customer and an affiliate (with sales included in United States and other segments) accounted for 8.9 per cent. and 15.9 per cent., respectively, of net sales for the three months ended 31 March 2000 and 1999 and for 7.8 per cent. and 10.4 per cent., respectively, for the six months ended 31 March 2000 and 1999.

7. Contingencies

Legal

During fiscal years 1998 and 1999 the Company received a number of claims relating to halogen torchieres sold by the Company to various retailers. Management does not currently believe these claims will result in a material uninsured liability to the Company. The Company experienced an increase in its liability insurance premiums effective for the 1999 calendar year and is required to self-insure up to $10,000 per incident occurring after 1 January 1999. Based upon its experience, the Company is presently accruing $120,000 annually for this self- insurance provision and has accrued $150,000 for this contingency as of 31 March 2000. Management does not believe that this self-insurance provision will have a material adverse impact on the Company's financial position or annual results of operations. However, no assurance can be given that the number of claims will not exceed historical experience or that claims will not exceed available insurance coverage or that the Company will be able to maintain the same level of insurance.

The Company is also a defendant in other legal proceedings arising in the course of business. In the opinion of management, the ultimate resolution of these other legal proceedings will not have a material adverse effect on the Company's financial position or annual results of operations.

Other

As a result of recent Internal Revenue Service rulings and proposed and temporary regulations, the Company has restructured its international operations in order to retain favorable US tax treatment of foreign source income. Should this restructuring ultimately prove unsuccessful, the Company will likely experience an increase in its consolidated effective income tax rate for its 1999 fiscal year and subsequent years.

On 9 August 1999 the New York Stock Exchange ("NYSE") notified the Company that it had changed its rules regarding listing criteria for companies which have shares traded on the NYSE. The new rules change and increase the requirements to maintain a NYSE listing. As of 31 March 2000, the Company did not meet one of the new rules, which requires that any NYSE listed company, which has a total market capitalization of less than $50 million, maintain minimum total stockholders' equity of $50 million. The Company's stockholders' equity as of 31 March 2000 was $49.1 million. The Company believes it can meet the new listing rules and, as requested by the NYSE, has provided the NYSE with its plan to meet the new standard by February 2001. The Company's plan was accepted by the NYSE in October 1999. However, no assurances can be given that the objectives of the plan will be accomplished by February 2001. If the Company is unable to achieve the plan's objectives, the Company's shares could be delisted from the NYSE, however the Company believes other trading venues are available for its stock.

8. New Accounting Pronouncement

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. SFAS 133 establishes standards for the accounting and reporting of derivative instruments embedded in other contracts (collectively referred to as derivatives) and of hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for fiscal years beginning after 15 June 2000. The Company has not determined the effects, if any, that SFAS No. 133 will have on the Company's financial position or results of operations.

                                  APPENDIX IV

                     FINANCIAL INFORMATION RELATING TO RING

Basis of presentation

The financial information contained in this Appendix IV does not constitute statutory accounts within the meaning of section 240(5) of the Act, but has been extracted without material adjustment from the audited statutory consolidated accounts of Ring for the three financial years ended 30 June 1999. Statutory accounts have been delivered to the Registrar of Companies in England and Wales in respect of each of the years ended 30 June 1997, 30 June 1998 and 30 June 1999 pursuant to section 242 of the Act.

KPMG Audit Plc acted as Ring's auditors in respect of each of the years ended 30 June 1998 and 30 June 1999; Ernst & Young acted as Ring's auditors for the year ended 30 June 1997. For each of these respective periods, KPMG Audit Plc and Ernst & Young have made reports under section 235 of the Act which were not qualified within the meaning of section 262(1) of the Act and contained no statements under section 237(2) or (3) of the Act in respect of the financial statements for the three financial years ended 30 June 1999.

1. Consolidated profit and loss accounts

The consolidated profit and loss accounts of Ring for the financial years ended 30 June 1997, 30 June 1998 and 30 June 1999 were as follows:

                                                            Notes        1999          1998           1997
                                                                     [pounds]'000  [pounds]'000  [pounds]'000
Turnover                                                     (i)
Continuing operations                                                    73,389        69,143        58,172
Acquisitions                                                              1,223            --         2,378
                                                                        -------       -------       -------
                                                                         74,612        69,143        60,550
Discontinued operations                                                      --         8,714        28,955
                                                                        -------       -------       -------
                                                                         74,612        77,857        89,505
Cost of sales                                                           (52,182)      (53,452)      (59,038)
                                                                        -------       -------       -------
Gross profit                                                             22,430        24,405        30,467
Operating costs
Pre-exceptional items                                                   (18,963)      (21,045)      (25,071)
Exceptional items                                                            --          (310)       (1,284)
                                                                        -------       -------       -------
Operating profit/(loss)                                      (i)
Continued operations                                                      3,467         3,326         1,943
Discontinued operations                                                      --          (276)        2,169
                                                                        -------       -------       -------
                                                                          3,467         3,050         4,112
Profit on sale of discontinued activity                                      --            --           220
Loss on sale of discontinued activities                                     (20)      (18,159)         (275)
(1998 includes goodwill reinstated of [pounds]23,514,000)
Provisions for loss on sale of prior year
  discontinued activities                                                    --            --           (60)
Provisions for loss on sale of activities to be
  discontinued                                                               --            --          (432)
                                                                        -------       -------       -------
Profit/(loss) on ordinary activities before
  interest                                                                3,447       (15,109)        3,565
Interest receivable                                                          40             4           527
Interest payable and similar charges                                       (265)         (757)       (1,823)
                                                                        -------       -------       -------
Profit/(loss) on ordinary activities before
  taxation                                                                3,222       (15,862)        2,269
Tax on profit/(loss) on ordinary activities                  (ii)        (1,037)         (438)         (764)
                                                                        -------       -------       -------
Profit /(loss) on ordinary activities after
  taxation                                                                2,185       (16,300)        1,505
Minority interest                                                            --           (12)          (19)
                                                                        -------       -------       -------
Profit/(loss) for the financial year                                      2,185       (16,312)        1,486
Dividends -- non equity shares                               (iii)         (543)         (509)         (517)
Dividends -- equity shares                                   (iii)         (696)         (634)         (883)
                                                                        -------       -------       -------
Retained profit/(accumulated deficit) for the
  financial year                                                            946       (17,455)           86
                                                                        =======       =======       =======
Earnings/(loss) per ordinary share -- basic                  (iv)           4.2p        (42.6)p         2.4p
                                   -- diluted                (iv)           4.2p        (42.6)p         2.4p

A reconciliation of the movement on equity shareholders' funds is shown in note
(viii) of paragraph 4 of this Appendix IV.

Statement of total recognised gains and losses

                                                              1999          1998           1997
                                                          [pounds]'000  [pounds]'000  [pounds]'000
Profit/(loss) for the financial year                         2,185         (16,312)      1,486
Exchange differences -- overseas subsidiaries                   --              (6)       (370)
Write off of revaluation reserve for hotel property             --              --         (30)
                                                             -----         -------       -----
Total recognised gains and losses relating to the
  financial year                                             2,185         (16,318)      1,086
                                                             =====         =======       =====

2. Consolidated balance sheet

The consolidated balance sheet for Ring as at 30 June 1999 was as follows:

                                                               Notes           1999
                                                                           [pounds]'000
Fixed assets
Intangible assets                                                              2,258
Tangible assets                                                                3,225
Investments                                                                      299
                                                                             -------
                                                                               5,782
                                                                             -------
Current assets
Stocks                                                                        11,838
Debtors -- amounts falling due within one year                                14,965
        -- amounts falling due after one year                                    140
Cash at bank and in hand                                                       2,338
                                                                             -------
                                                                              29,281
Creditors: amounts falling due within one year                               (21,769)
                                                                             -------
Net current assets                                                             7,512
                                                                             -------
Total assets less current liabilities                                         13,294

Creditors: amounts falling due after more than one year                         (546)

Minority interests -- non-equity shares                                         (743)
                                                                             -------
                                                                              12,005
                                                                             -------
Capital and reserves
Called-up share capital -- equity shares                                      19,823
                        -- non-equity shares                   (viii)          2,386
                                                                             -------
                                                                              22,209
Share premium account                                          (v)            10,405
Other reserves                                                 (v)             1,050
Profit and loss account                                        (v)           (21,659)
                                                                             -------
Total shareholders' funds                                      (viii)         12,005
                                                                             =======

3. Consolidated cash flow statement

The consolidated cash flow statement of Ring for the financial year ended 30 June 1999 was as follows:

                                                                  Notes               1999
                                                                              ---------------------
                                                                           [pounds]'000   [pounds]'000

Cash flow from operating activities                               (vi)                        3,858

Returns on investments and servicing of finance
Interest received                                                                 43
Interest paid                                                                   (165)
Dividends paid on non-equity shares                                             (543)
Interest element of finance lease rental payments                                (77)
                                                                              ------
                                                                                               (742)
Taxation                                                                                       (663)
Capital expenditure and financial investment
Purchase of tangible fixed assets, net of leasing finance                       (436)
Sale of tangible fixed assets                                                    234
Purchase of investments                                                         (239)
                                                                              ------
                                                                                               (441)
Acquisitions and disposals
Purchase of subsidiary undertakings                                           (2,406)
Net cash balances acquired with subsidiary undertakings                          212
Sale of subsidiary undertakings and deferred consideration
  from prior year disposals                                                       47
Release of warranty retention from prior year disposals                          500
                                                                              ------
                                                                                             (1,647)
Equity dividends paid                                                                          (634)
                                                                                             ------
Cash outflow before financing                                                                  (269)
Financing
Repayment of loans                                                            (1,233)
Capital element of finance lease rental payments                                (508)
                                                                                             (1,741)
                                                                                             ------
Decrease in cash in the year                                                                 (2,010)
                                                                                             ======
Reconciliation of net cash flow to movement in net funds (note vi)

                                                                                              1999
                                                                                          [pounds]'000

Decrease in cash in the year                                                                 (2,010)
Cash outflow from decrease in debt and lease financing                                        1,741
                                                                                             ------
Change in net debt resulting from cash flows                                                   (269)
Loans and finance leases acquired with subsidiary undertakings                                   (4)
New finance leases                                                                             (880)
                                                                                             ------
Movement in net debt in the year                                                             (1,153)
Net funds at 1 July 1998                                                                      2,237
                                                                                             ------
Net funds at 30 June 1999                                                                     1,084
                                                                                             ======

4. Notes to the accounts

Accounting policies

Basis of preparation

The accounts have been prepared in accordance with the Act and with applicable accounting standards. The accounts are prepared on the historical cost basis. The following accounting policies have been applied consistently in dealing with items which are considered material in relation to Ring Group's financial statements.

Basis of consolidation

The consolidated accounts incorporate the accounts of Ring and each of its subsidiary undertakings for the year ended 30 June. The results of subsidiary undertakings acquired or disposed of during the year, and requiring to be acquisition accounted, are included in the consolidated profit and loss account from or up to the effective date of acquisition or disposal.

Turnover

Turnover comprises the invoiced value of goods and services supplied by the Ring Group exclusive of VAT and intra-group transactions.

Leased assets

Assets held under leasing arrangements that give rights approximating to ownership are capitalised as finance leases. The amount capitalised is the present value of the minimum payments payable during the term of each lease. The corresponding leasing commitments are included in creditors. The interest element of the rental obligations is charged to the profit and loss account using the annuity method.

Rentals in respect of all other leases are charged to the profit and loss account on a straight line basis over the lease term.

Depreciation

Freehold and long leasehold land is not depreciated. Depreciation on other assets is calculated to write off the cost on a straight line basis over the estimated useful lives, at the following rates:

Freehold buildings            -- 50 years
Short leasehold property      -- over period of lease
Plant and equipment           -- 3-5 years
Motor vehicles                -- 4-5 years

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets.

Stocks

Stocks are valued at the lower of cost, on a first-in first-out basis, and net realisable value after making due allowance for any obsolete or slow moving items. In the case of finished goods, cost comprises direct materials, direct labour and an appropriate proportion of production overheads.

Deferred taxation

Provision is made for deferred taxation, using the liability method, on all timing differences to the extent that it is probable that the liability or asset will crystallise.

Pension benefits

Pension benefits are funded over the employee's period of service. Contributions to certain personal pension policies are charged to the profit and loss account as incurred.

Goodwill

Following the issuance of FRS 10 "Goodwill and Intangible Assets", goodwill, being the excess of the fair value of the purchase consideration over the fair value of the net assets at the time of the purchase of business, is capitalised and amortised over a maximum estimated useful life of 20 years on a straight basis. Goodwill written off in prior years will not be re-stated except in the event of a business with related goodwill being sold, where goodwill is written back in calculating the profit or loss on disposal. In the event of a business being sold when goodwill has been capitalised, the associated goodwill is written off in the profit and loss account. The directors of Ring consider annually whether a provision against the value of goodwill on an individual investment basis is required.

Foreign currency translation

Transactions denominated in foreign currency are translated into sterling at either the rate of exchange ruling on the date of the transaction or at the exchange rate of a forward foreign currency contract taken out to cover that transaction. On consolidation, foreign currency values in the profit and loss accounts of overseas subsidiaries are translated into sterling at the average rate of exchange ruling throughout the year. Foreign currency values in the balance sheets of overseas subsidiary companies are translated at the rates of exchange ruling at the balance sheet date. The difference between the average rate and closing rate for the profit and loss account is taken to reserves.

(i) Segmental analysis

An analysis of turnover and operating profit (net of allocation of head office costs) by segment and by geographical location is :

                              1999                        1998                       1997
                                  Operating                   Operating                   Operating
                     Turnover       profit       Turnover       profit       Turnover       profit
                   [pounds]'000  [pounds]'000  [pounds]'000  [pounds]'000  [pounds]'000  [pounds]'000
Continuing
  operations
Distribution          74,612        3,467         69,143        3,326         60,550        2,741
Exceptional items         --           --             --           --             --         (798)
                      ------        -----         ------        -----         ------        -----
                      74,612        3,467         69,143        3,326         60,550        1,943
                      ------        -----         ------        -----         ------        -----
Discontinued
  operations
Engineering               --           --          8,119          259         27,118        3,001
Distribution              --           --             --           --          1,196           93
Other                     --           --            595         (225)           641         (439)
                      ------        -----         ------        -----         ------        -----
                          --           --          8,714           34         28,955        2,655
Exceptional item          --           --             --         (310)            --         (486)
                      ------        -----         ------        -----         ------        -----
                          --           --          8,714         (276)        28,955        2,169
                      ------        -----         ------        -----         ------        -----
Total                 74,612        3,467         77,857        3,050         89,505        4,112
                      ======        =====         ======        =====         ======        =====

(ii) Taxation

                                                              1999            1998         1997
                                                           [pounds]'000  [pounds]'000  [pounds]'000
The charge based on the profit/(loss) for the year
  comprises:
Current year
Corporation tax at 30.75% (1998: 31.0%, 1997: 32.5%)           1,162           530        1,207
Overseas tax                                                      --           (42)         319
Deferred tax                                                    (118)           49         (107)
                                                               -----           ---        -----
                                                               1,044           537        1,419
Adjustments relating to prior years                               (7)          (99)        (655)
                                                               -----           ---        -----
                                                               1,037           438          764
                                                               =====           ===        =====

(iii) Dividends

                                                              1999            1998         1997
                                                           [pounds]'000  [pounds]'000  [pounds]'000
Preference -- non-equity shares                                  543           509          517
Ordinary -- equity shares
-- Interim dividend 0.6p per share (1998: nil, 1997: 2.2p)       232            --          883
-- Final dividend proposed 1.2p per share (1998: 1.6p,
    1997: nil)                                                   464           634           --
                                                               -----         -----         ----
                                                               1,239         1,143        1,400
                                                               =====         =====         ====

Dividends on shares held by the Ring ESOP are waived except for 0.01 per share. At 30 June 1999 the Ring ESOP held 987,180 ordinary shares.

(iv) Earnings/(loss) per ordinary share

Basic earnings per share of 4.2p (1998: loss 42.6p, 1997: 2.4p) is calculated by dividing the profit attributable to ordinary shareholders of [pounds]1,642,000 (1998: loss [pounds]16,821,000, 1997: profit [pounds]969,000) by the weighted average number of shares in issue during the year of 39,231,666 (1998:
39,459,796, 1997: 39,609,829). The ordinary shares held by the Ring ESOP are excluded from the calculation in accordance with FRS 14 "Earnings per Share". Diluted earnings per ordinary share of 4.2p (1998: loss 42.6p; 1997: 2.4p) is basic earnings per ordinary share recalculated to allow the effect of all outstanding dilutive share options.

(v) Reserves

                                    Share        Other non    Profit and loss
                                   premium     distributable      account
                                [pounds]'000   [pounds]'000    [pounds]'000
As at 1 July 1998                   10,405         1,050         (22,605)
Retained profit for the year            --            --             946
                                    ------         -----         -------
As at 30 June 1999                  10,405         1,050         (21,659)
                                    ======         =====         =======

The cumulative amount of goodwill written off directly against reserves in relation to acquisitions, net of goodwill relating to businesses disposed of, is [pounds]27,277,000.

(vi) Reconciliation of operating profit to operating cash flow

                                                            1999
                                                        [pounds]'000
Operating profit
Depreciation charges                                        3,467
Amortisation of goodwill                                    1,040
Profit on disposal of fixed assets                             65
Decrease in stocks                                            (70)
Increase in debtors                                           133
Increase in creditors                                      (3,152)
                                                            2,375
                                                           ------
Net cash inflow from operating activities                   3,858
                                                           ======

(vii) Analysis of net funds

                                                            1999
                                                        [pounds]'000
Net funds is comprised of:
Bank overdraft and short term loans net of cash at bank     2,268
Other secured bank loans                                     (142)
Other loans                                                    (4)
Obligations under finance leases                           (1,038)
                                                           ------
Net funds at 30 June 1999                                   1,084
                                                           ======

(viii) Reconciliation of movements in shareholders' funds

                                                            1999
                                                        [pounds]'000

Profit for the financial year                               2,185
Dividends                                                  (1,239)
                                                           ------
Net increase in shareholders' funds                           946
Shareholders' funds as at 1 July 1998                      11,059
                                                           ------
Shareholders' funds as at 30 June 1999                     12,005
                                                           ------
Attributable to:

Equity share interests                                      9,619
Non-equity share interests                                  2,386
                                                           ------
                                                           12,005
                                                           ======

                                   APPENDIX V
                        RING'S UNAUDITED INTERIM RESULTS
                   FOR THE SIX MONTHS ENDED 31 DECEMBER 1999

The following is the full text of the announcement by Ring of its unaudited interim results for the six months ended 31 December 1999, which was released on 1 March 2000.

                             "Chairman's Statement

I am pleased to report increased sales and operating profit for the first six months.

Disposal

On 29 November 1999 M&F Components Ltd, which supplies replacement parts for motor vehicles, was sold for approximately [pounds]1.0m, including repayment of their overdraft and intercompany loan. This company operates in an oversupplied market where Ring can no longer generate its required margin.

Results and Earnings

Sales increased by 11% to [pounds]41.9m (1998: [pounds]37.9m), including sales of [pounds]1.8m relating to the discontinued operation, M&F Components Ltd. Continued growth of the Lighting Division was again the main contributory factor. Arctic Products Ltd, acquired in April 1999, contributed sales of [pounds]774,000 in the period.

Operating profit increased by 14% to [pounds]2.3m (1998: [pounds]2.0m) and, after adjusting for goodwill of [pounds]393,000 relating to the sale of M&F Components Ltd, the profit before taxation was [pounds]1.8m (1998: [pounds]1.8m) and basic earnings per ordinary share were 2.2p (1998: 2.4p).

At 31 December 1999 net borrowings were [pounds]2.5m (1998: [pounds]1.6m) representing 20% gearing (1998: 13%). In addition to the normal seasonal increase in working capital requirement during the first six months, the level of debtors at the end of the half year reflected the higher level of sales and a short delay in the payment date of a major customer, following their move to BACS.

Dividend

The Board has declared an interim dividend of 0.65p (1998: 0.6p) per ordinary share, which will be paid on 14 July 2000 to shareholders on the register at the close of business on 9 June 2000.

Operational and Trading Review

Divisional Turnover Analysis for the half year to 31 December 1999, excluding discontinued operations.

                                                           Increase/
                                1999           1998       (decrease)
Division                      [pounds]m     [pounds]m          %
Lighting                         24.4          21.0           16
Automotive                       12.0          12.3           (2)
Consumables                       3.7           2.4           54
                                 ----          ----
Total                            40.1          35.7           12
                                 ====          ====

Lighting

The Lighting Division's sales increased by 16%.

Consumer lighting maintained its growth in the highly competitive retail sector through the introduction of new products and growth of existing customers.

The commercial lighting business, which operates in the industrial market, increased sales by almost 20% through new product introductions and improved service.

Automotive

The Automotive Division's sales decreased slightly, reflecting pressure from a decline in the market. The previous year had benefited from the launch of new ranges of premium automotive lamps.

In the export market, despite the strength of sterling against the Euro, sales were slightly up on last year through improved trading in Scandinavia.

Sales by BMAC, the train and bus lighting business, were 13% below last year. There are signs of recovery in the train industry but it will be some time before this is reflected in orders. The company has a reputation for quality products and new ranges of light units for both trains and buses are being developed. The company has received a good reaction from its customers to the launch of a new range of LED exterior lights for buses.

Grove Products, the caravan parts and accessory business, increased sales in a static market by 8%, mainly from new products.

Lighten Point, the vehicle electrics division, and Lancer Products, the replacement vehicle parts division, both operate in very competitive markets. Whilst they maintained the same level of sales they suffered margin pressure. Action is being taken to contain costs and to develop new higher value products.

Consumables Division

The prior year acquisitions, Arctic Products and PH Products, together with an excellent performance by Van-Line increased sales of the Consumables Division by 54% in the first half.

PH Products is being relocated to the same site as Arctic Products as part of the continuing close co-operation between these two companies.

Operational Issues

To date no significant millennium problems have arisen but it will be a few months before we can be certain that no other problems will arise.

The additional 58,000 sq.ft leased warehouse on the main Gelderd Road site at Leeds was completed in January 2000 and is fully operational. As previously reported, the group will benefit from improved rental terms for the site as a whole, operational efficiency and reduced off-site warehousing costs.

The number of orders received by electronic transmission is increasing and the 200,000 sq. ft. Leeds distribution centre now receives over half its daily orders in this manner. These orders are controlled through to despatch electronically, only needing paperwork for transport purposes.

By the end of the calendar year the majority of our group companies should have their own websites to provide enhanced customer support.

Prospects

The group's investment in new products, information technology and distribution facilities should enable us to meet the demands of a competitive market and consolidating customer base.

We will continue to look selectively for further suitable acquisition opportunities.

K. Jackson
Chairman
1 March 2000

                       Consolidated profit & loss account
                   for the six months ended 31 December 1999

                                                    Unaudited     Unaudited
                                                    six months    six months      Audited
                                                       ended         ended       year ended
                                                    31 December   31 December     30 June
                                                        1999         1998           1999
                                                    [pounds]'000  [pounds]'000  [pounds]'000
Turnover
Continuing operations                                  40,111        35,753        70,387
Discontinued operations                                 1,816         2,098         4,225
                                                       ------        ------        ------
                                                       41,927        37,851        74,612
                                                       ------        ------        ------
Operating profit/(loss)
Continuing operations                                   2,266         2,147         3,735
Discontinued operations                                     2          (163)         (268)
                                                       ------        ------        ------
                                                        2,268         1,984         3,467
Loss on sale of discontinued operations (including
  goodwill reinstated of [pounds]393,000 in the six
  months ended 31 December 1999)                         (366)           --           (20)
                                                       ------        ------        ------
Profit on ordinary activities before interest           1,902         1,984         3,447
Interest receivable                                         4             7            40
Interest payable                                          (98)         (157)         (265)
                                                       ------        ------        ------
Profit on ordinary activities before taxation           1,808         1,834         3,222
Tax on profit on ordinary activities                     (685)         (589)       (1,037)
                                                       ------        ------        ------
Profit for the period                                   1,123         1,245         2,185
Dividends -- non-equity shares                           (256)         (286)         (543)
Dividends -- equity shares                               (251)         (238)         (696)
                                                       ------        ------        ------
Retained profit for the period                            616           721           946
                                                       ======        ======        ======
Earnings per ordinary share -- basic                      2.2p          2.4p          4.2p
                            -- diluted                    2.2p          2.4p          4.2p

                           Consolidated balance sheet
                              at 31 December 1999

                                                         Unaudited     Unaudited       Audited
                                                        31 December   31 December      30 June
                                                            1999          1998          1999
                                                        [pounds]'000  [pounds]'000  [pounds]'000
Fixed assets
Intangible assets                                            2,200         1,070         2,258
Tangible assets                                              3,464         3,273         3,225
Investments                                                    299            92           299
                                                           -------       -------       -------
                                                             5,963         4,435         5,782
                                                           -------       -------       -------
Current assets
Stocks                                                      13,218        13,432        11,838
Debtors: amounts falling due within one year                20,484        16,848        14,965
  amounts falling due after more than one year                 201           163           140
Cash at bank and in hand                                       273         2,745         2,338
                                                           -------       -------       -------
                                                            34,176        33,188        29,281
Creditors: amounts falling due within one year             (25,808)      (24,580)      (21,769)
                                                           -------       -------       -------
Net current assets                                           8,368         8,608         7,512
                                                           -------       -------       -------
Total assets less current liabilities                       14,331        13,043        13,294
Creditors: amounts falling due after more than one year       (574)         (520)         (546)
Minority interests -- non-equity shares                       (743)         (743)         (743)
                                                           -------       -------       -------
                                                            13,014        11,780        12,005
                                                           =======       =======       =======
Capital and reserves
Called-up share capital -- equity shares                    19,823        19,823        19,823
                        -- non-equity shares                 2,386         2,386         2,386
                                                           -------       -------       -------
                                                            22,209        22,209        22,209
Share premium account                                       10,405        10,405        10,405
Other reserves                                               1,050         1,050         1,050
Profit and loss account                                    (20,650)      (21,884)      (21,659)
                                                           -------       -------       -------
Total shareholders' funds                                   13,014        11,780        12,005
                                                           =======       =======       =======

Other primary statements
for the six months ended 31 December 1999

Statement of total recognised gains and losses

There are no recognised gains and losses other than the retained profit for the period stated in the consolidated profit and loss account.

Reconciliation of movements in shareholders' funds

                                  Unaudited     Unaudited
                                  six months    six months      Audited
                                     ended         ended       year ended
                                  31 December   31 December     30 June
                                     1999          1998          1999
                                  [pounds]'000  [pounds]'000  [pounds]'000
Profit for the period                 1,123         1,245         2,185
Dividends                              (507)         (524)       (1,239)
                                     ------        ------        ------
                                        616           721           946
Goodwill reinstated on disposals        393            --            --
                                     ------        ------        ------
                                      1,009           721           946
Opening shareholders' funds          12,005        11,059        11,059
                                     ------        ------        ------
Closing shareholders' funds          13,014        11,780        12,005
                                     ======        ======        ======

Consolidated cash flow statement
for the six months ended 31 December 1999

                                                            Unaudited     Unaudited
                                                            six months    six months     Audited
                                                               ended         ended      year ended
                                                            31 December   31 December     30 June
                                                                1999          1998          1999
                                                            [pounds]'000  [pounds]'000  [pounds]'000
Cash flow from operating activities (note 1)                   (2,980)         (534)        3,858
Returns on investments and servicing of finance (note 2)         (333)         (365)         (742)
Taxation                                                           18          (318)         (663)
Capital expenditure and financial investment (note 2)            (383)         (184)         (441)
Acquisitions and disposals (note 2)                               639        (1,274)       (1,647)
Equity dividends paid                                            (232)         (634)         (634)
                                                               ------        ------        ------
Cash outflow before financing                                  (3,271)       (3,309)         (269)
Financing -- decrease in debt (note 2)                           (384)       (1,236)       (1,741)
                                                               ------        ------        ------
Decrease in cash in the period                                 (3,655)       (4,545)       (2,010)
                                                               ======        ======        ======

Reconciliation of net cash flow to movement in net (debt)/funds

                                                         Unaudited     Unaudited
                                                         six months    six months      Audited
                                                           ended         ended       year ended
                                                        31 December    31 December    30 June
                                                            1999          1998          1999
                                                        [pounds]'000  [pounds]'000  [pounds]'000
Decrease in cash in the period                             (3,655)       (4,545)       (2,010)
Cash outflow from decrease in debt and finance leasing        384         1,236         1,741
                                                           ------        ------        ------
Change in debt resulting from cash flow                    (3,271)       (3,309)         (269)
Loans and finance leases acquired with subsidiary
  undertakings                                                 --            --            (4)
New finance leases                                           (358)         (495)         (880)
                                                           ------        ------        ------
                                                           (3,629)       (3,804)       (1,153)

Net funds at 1 July                                         1,084         2,237         2,237
                                                           ------        ------        ------
                                                           (2,545)       (1,567)        1,084
                                                           ------        ------        ------
Net (debt) / funds is comprised of:
Bank overdraft and short term loans net of cash at bank    (1,387)         (267)        2,268
Other secured bank loans                                       --          (375)         (142)
Other loans                                                    --            (4)           (4)
Obligations under finance leases                           (1,158)         (921)       (1,038)
                                                           ------        ------        ------
                                                           (2,545)       (1,567)        1,084
                                                           ======        ======        ======

Notes to the consolidated cash flow statement for the six months ended 31 December 1999

1. Reconciliation of operating profit to operating cash flows

                                                   Unaudited      Unaudited
                                                   six months     six months     Audited
                                                      ended         ended       year ended
                                                   31 December   31 December     30 June
                                                       1999          1998          1999
                                                   [pounds]'000  [pounds]'000  [pounds]'000
Operating profit                                       2,268         1,984        3,467
Depreciation charges                                     480           469        1,040
Amortisation of goodwill                                  58            23           65
Profit on disposal of fixed assets                       (15)          (46)         (70)
(Increase)/decrease in stocks                         (2,069)       (1,520)         133
Increase in debtors                                   (6,779)       (5,168)      (3,152)
Increase in creditors                                  3,077         3,724        2,375
                                                      ------        ------        -----
Net cash (outflow)/inflow from operating activities   (2,980)         (534)       3,858
                                                      ======        ======        =====

2. Analysis of cash flows for headings netted in the cash flow statement

                                                           Unaudited      Unaudited
                                                           six months     six months     Audited
                                                              ended         ended       year ended
                                                           31 December   31 December      30 June
                                                               1999          1998          1999
                                                           [pounds]'000  [pounds]'000  [pounds]'000
Returns on investments and servicing of finance
Interest received                                                 4              4            43
Interest paid                                                   (50)           (76)         (165)
Preference dividends paid                                      (255)          (256)         (543)
Interest element of finance lease rental payments               (32)           (37)          (77)
                                                               ----         ------        ------
Net cash outflow from returns on investments and
  servicing of finance                                         (333)          (365)         (742)
                                                               ----         ------        ------
Capital expenditure and financial investment
Purchase of tangible fixed assets net of leasing finance       (424)          (256)         (436)
Sale of tangible fixed assets                                    41            104           234
Purchase of investments                                          --            (32)         (239)
                                                               ----         ------        ------
Net cash outflow from capital expenditure and
  financial investment                                         (383)          (184)         (441)
                                                               ----         ------        ------
Acquisitions and disposals
Purchase of subsidiary undertakings                              --         (1,310)       (2,406)
Net cash balances acquired with subsidiary undertakings          --             --           212
Net cash balances transferred on sale of subsidiary
  undertaking                                                   839             --            --
Sale of subsidiary undertaking and deferred consideration
  from prior year disposals                                      28             36            47
Release of warranty retention from prior year disposals          --             --           500
Deferred consideration paid for prior year acquisitions        (228)            --            --
                                                               ----         ------        ------
Net cash inflow/(outflow) from acquisitions and
  disposals                                                     639         (1,274)       (1,647)
                                                               ----         ------        ------
Financing
Debt due within one year -- repayment of loans                 (146)          (480)         (713)
Debt due beyond one year -- repayment of loans                   --           (520)         (520)
Capital element of finance lease rental payments               (238)          (236)         (508)
                                                               ----         ------        ------
Net cash outflow from financing                                (384)        (1,236)       (1,741)
                                                               ====         ======        ======

Notes to the Interim Report
for the six months ended 31 December 1999

1. The results for the six months to 31 December are unaudited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.

2. The figures for the year ended 30 June 1999 are an abridged version of the full accounts for that year which received an unqualified audit opinion and which have been filed with the Registrar of Companies.

3. The interim information has been prepared on the basis of the accounting policies set out in the group's statutory accounts for the year ended 30 June 1999.

4. The taxation provision for the six months ended 31 December 1999 has been calculated at 31.5%.

5. The Interim Report will be distributed to shareholders and is available to the general public at the Company's registered office at Gelderd Road, Leeds, LS12 6NB."

                                  APPENDIX VI

                             ADDITIONAL INFORMATION
1. Responsibility

The executive director and senior officers of Catalina, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document, other than that relating to the Ring Group, the directors of Ring and members of their immediate families. To the best of the knowledge and belief of the executive director and senior officers of Catalina (who have taken all reasonable care to ensure that such is the case), the information contained herein for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Ring, whose names are listed in paragraph 2(d) below, accept responsibility for the information contained in this document relating to the Ring Group, the directors of Ring and members of their immediate families. To the best of the knowledge and belief of the directors of Ring (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors

(a)   The executive director and senior officers of Catalina are:

      Robert Hersh           Chairman, Chief Executive Officer and President
      Dean S. Rappaport      Executive Vice President
      Nathan Katz            Executive Vice President
      David W. Sasnett       Senior Vice President, Chief Financial Officer and
                             Chief Accounting Officer
      Thomas M. Bluth        Senior Vice President, Secretary and Treasurer

(b)   The non-executive directors of Catalina are:

      Ryan Burrow            Director
      Henry Latimer          Director
      Jesse Luxton           Director
      Robert Lanzillotti     Director
      Howard Steinberg       Director
      Brion G. Wise          Director

(c)   The directors of Catalina (UK) are:

      Robert Hersh
      Dean S. Rappaport
      Thomas M. Bluth

(d)   The directors of Ring are:

      Kenneth Jackson                Non-executive Chairman
      John Maddison Hall             Chief Executive
      Anthony Frederick Welham       Group Finance Director
      Brian Pearce Doe               Non-executive Director
      Reginald George Hardie         Non-executive Director

3. Holdings and dealings

In this paragraph 3, "disclosure period" means the period commencing 13 March 1999 (the date twelve months prior to the commencement of the Offer Period) and ending on 31 May 2000 (the latest practicable date prior to the publication of this document).

(a)   None of Catalina or Catalina (UK) or any directors of Catalina or Catalina
      (UK), members of their immediate families or persons deemed to be acting in concert with Catalina or Catalina (UK) for the purposes of the Offers owns or controls or (in the case of the directors of Catalina (UK)) is interested in any Ring Shares, or any securities convertible into, rights to subscribe for, options (including trade options) in respect of, or derivatives referenced to, Ring Shares ("relevant securities"), nor has any such person dealt for value therein during the disclosure period.

(b)   (i)   The interests of the directors of Ring and their immediate families, all of which are beneficial unless otherwise stated, in the ordinary share capital of Ring as at 31 May 2000 (the latest practicable date prior to the publication of this document) which have been notified to Ring pursuant to Section 324 or 328 of the Act or which were required to be entered in the register maintained under the provisions of section 325 of the Act, are set out below:

                                                  Number of
                                                Ring Ordinary
                                                    Shares

      K Jackson                                          --
      J M Hall                                      501,703
      A F Welham                                     70,690
      B P Doe                                            --
      R G Hardie                                     30,000

      No director of Ring has any interest in Ring Convertible Preference Shares or in Ring Preference Shares.

      (ii) As at 31 May 2000 (the latest practicable date prior to the publication of this document) the following options over Ring Ordinary Shares had been granted to the directors of Ring and remained outstanding:

                        Number of    Exercise price
                         options         (pence)       Exercise date/period

      J M Hall            30,000          127.5         8 December 1998 to
                                                        8 December 2005
                         150,000           27.5        10 December 2001 to
                                                       10 December 2008
                           2,421           32.0        29 March 2002
      A F Welham           4,000          127.5         8 December 1998 to
                                                        8 December 2000
                         100,000           27.5        10 December 2001 to
                                                       10 December 2008
                            2,421          32.0        29 March 2002

      (iii) As at 31 May 2000 (the latest practicable date prior to the publication of this document) the number of Ring Shares owned or controlled and committed (unless otherwise indicated) by those persons who have given undertakings to accept one or more of the Offers were as follows:

                                                               Number of Ring
                                             Number of Ring      Convertible
                                             Ordinary Shares  Preference Shares

      Mr N R Puri and associated parties (1)  11,855,000 (4)     2,373,927 (2)
      Mr D R Rivlin                            4,925,778 (4)            --
      BFS Small Companies Dividend Trust PLC   1,990,000 (5)            --
      Ring ESOP                                  986,680 (3)            --
      Micro Quoted Growth Trust PLC              985,000 (5)            --
      Rodo Nominees                              748,642         6,165,291
      Mr J M Hall                                501,703                --
      Mr A F Welham                               70,690                --
      Britannia Limited                           51,643           425,301
      Mr R G Hardie                               30,000                --

(1) Mr N R Puri is the beneficial owner of these holdings although they are held through a number of different registered holders.
(2) Owned or controlled but not committed, details of the undertakings given in regard to such holdings are given in paragraph 9 below.
(3) Irrevocable undertakings have been given in respect of 362,842 Ordinary Shares controlled by the Ring ESOP.
(4) Such irrevocable undertakings may lapse in the event that a competing offer is made for the Ring Ordinary Shares at 54 pence or above.
(5) Such irrevocable undertakings may lapse in the event that a competing offer is made for the Ring Ordinary Shares at 55 pence or above.

      (iv) The following dealings for value in Ring Ordinary Shares by certain of the persons referred to in paragraph (b)(i) and (b)(iii) have taken place during the disclosure period:

                                                                                    Number of
                                                                                       Ring    Price per
                                                                                     Ordinary    share
                           Name                        Date          Transaction      Shares    (pence)
                 Micro Quoted Growth Trust
                   PLC                            13 March 2000       Disposal        300,000     48.0
                 BFS Small Companies
                   Dividend Trust PLC             30 November 1999    Purchase        190,000     33.0
                 Micro Quoted Growth Trust
                   PLC                            30 November 1999    Purchase         15,000     33.0
                 BFS Small Companies
                   Dividend Trust PLC             14 September 1999   Purchase        300,000     30.0
                 Mr D R Rivlin                    15 September 1999   Purchase        175,000     30.0
                 Mr N R Puri and associated
                   parties                        24 August 1999      Purchase        200,000     31.0
                 Mr N R Puri and associated
                   parties                         3 August 1999      Purchase        100,000     32.0
                 Micro Quoted Growth Trust
                   PLC                            13 July 1999        Purchase        300,000     32.0
                 Mr N R Puri and associated
                   parties                        16 July 1999        Purchase        100,000     31.0
                 BFS Small Companies
                   Dividend Trust PLC             21 June 1999        Purchase        500,000     31.0
                 BFS Small Companies
                   Dividend Trust PLC             14 June 1999        Purchase      1,000,000     30.0
                 Mr N R Puri and associated
                   parties                         8 June 1999        Purchase      1,607,356     30.0
                 Mr N R Puri and associated
                   parties                         3 June 1999        Purchase      1,392,644     30.0
                 Mr N R Puri and associated
                   parties                         7 May 1999         Purchase        500,000     30.0
                 Ring ESOP                         6 May 1999         Purchase        411,559     29.25

      (v) Henry Cooke, which is a trading name of Brown, Shipley & Co. Limited, acts as stockbroker to Ring. As at 31 May 2000, the latest practicable date prior to the posting of this document, discretionary clients of Henry Cooke were interested in 119,726 Ring Shares. Henry Cooke has dealt for value in Ring Shares (all of which were managed by Henry Cooke on a discretionary basis) during the disclosure period as follows:

                                           Number of Ring   Price per share
               Date          Transaction   Ordinary Shares     (pence)

            27 March 2000      Disposal         4,500            42.0
            19 January 2000    Disposal        10,000            31.0
            5 July 1999        Disposal         4,000            33.0
            8 June 1999        Purchase        50,000            30.0
            18 May 1999        Disposal         3,000            28.0
            4 May 1999         Disposal           250            28.0
            22 April 1999      Disposal         2,700            27.0
            22 April 1999      Disposal         2,000            27.0
            26 March 1999      Disposal         1,600            30.0
            23 March 1999      Disposal         1,700            31.0

(c) As at 31 May 2000, the latest practicable date prior to the posting of this document, neither Ring nor any of the directors of Ring nor any member of their immediate families or related trusts owns, controls or is interested in, directly or indirectly, any shares in either Catalina or Catalina (UK) nor has any such person dealt for value in any shares in either Catalina or Catalina (UK) during the disclosure period.

4. Market quotations

The following table shows the closing middle-market quotations for Ring Ordinary Shares as derived from the Daily Official List on the first dealing day of each of the six months immediately prior to the date of this document, 10 March 2000 (the last dealing day prior to the announcement by Ring that discussions were taking place which may or may not lead to an offer being made), and on 31 May 2000 (the last dealing day prior to the publication of this document).

                                                           Price per Ring
                                                           Ordinary Share
     Date                                                     (pence)

1 December 1999                                                33.0
4 January 2000                                                 31.5
1 February 2000                                                36.5
1 March 2000                                                   34.0
10 March 2000                                                  32.5
3 April 2000                                                   40.0
2 May 2000                                                     36.5
31 May 2000                                                    35.0

5. Basis of calculation and sources of information

(a) Unless otherwise stated, the information concerning Catalina is extracted from Catalina's 1999 Annual Report and the Form 10-K for the year ended 30 September 1999, and Catalina's unaudited results for the three months and six months ended 31 March 2000 or has been supplied by Catalina.

(b) Unless otherwise stated, the information concerning Ring is extracted from Ring's audited consolidated accounts for the two years ended 30 June 1999, and Ring's unaudited interim results for the six months ended 31 December 1999, or has been supplied by Ring.

(c) The value of the Offers is based on 39,645,923 Ring Ordinary Shares and 9,492,295 Ring Convertible Preference Shares.

(d) The closing middle-market prices of Ring Ordinary Shares are derived from the Daily Official List on the relevant dates.

(e) The market capitalisation of Catalina is calculated based on 7,192,412 shares being in issue and the closing mid-market price of $3.8125 per Catalina ordinary share on 30 May 2000.

6. Financing arrangements

The amount required to implement the Offers will be provided to Catalina (UK) pursuant to a credit facility agreement dated 31 May 2000 made between Catalina
(UK), Catalina, Rothschild and SunTrust Bank.

Neither the payment of interest on, nor repayment of, nor security for any liability (contingent or otherwise) of the Catalina Group will depend to any significant extent on the business of the Ring Group.

Rothschild is satisfied that the financial resources necessary to implement the Offers in full are available to Catalina (UK).

7. Material contracts

(a) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by the Catalina Group since 13 March 1998, being two years prior to the commencement of the Offer Period and are or may be material:

      (i) an agreement dated 22 October 1999 between (1) Catalina and (2) China Construction Fifth Engineering Bureau, Schenzen Company relating to the construction of a manufacturing facility in Shenzhen, China for $1.64 million; and

      (ii) a letter agreement dated 25 May 2000 from Ring to Catalina pursuant to which Ring has agreed to pay to Catalina a termination fee of [pounds]198,200 in the event that a third party makes a successful higher offer for Ring, as described in paragraph 7(b)(v) below.

(b) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by the Ring Group since 13 March 1998, being two years prior to the commencement of the Offer Period and are or may be material:

      (i) an agreement dated 26 June 1998 between (1) Ring and another and (2) Tradeway Consultants Limited under which Ring disposed of Ptarmigan Hotels Limited for a cash consideration of [pounds]336,000;

      (ii)  an agreement dated 7 August 1998 between (1) Donald Brian Lupton and
            (2) Ring under which Ring acquired the entire issued share capital of PH Products Limited for a cash consideration of [pounds]1,385,000;

      (iii) an agreement dated 22 April 1999 between (1) T D Freimuth and others and (2) Ring under which Ring acquired the entire issued share capital of Arctic Products Limited for an initial cash consideration of [pounds]1,028,000 and a further deferred payment of [pounds]227,500;

      (iv) an agreement dated 26 November 1999 between (1) Ring, (2) M&F (Holdings) Limited and (3) Ring Lamp Company Limited under which Ring sold the entire issued share capital of M&F Components Limited for a consideration comprising [pounds]150,000 in cash to be satisfied over a period of 32 months and approximately [pounds]850,000 in repayment by the purchaser of overdraft and inter-company balances; and

      (v) a letter agreement dated 25 May 2000 between (1) Ring and (2) Catalina under which Ring agreed to pay Catalina a fee of [pounds]198,200 in the event that the Offers fail to become or be declared unconditional in all respects, lapse or are withdrawn in circumstances where a recommended higher competing offer is made by a third party and such competing offer subsequently becomes or is declared unconditional in all respects.

8.    Service contracts of the directors of Ring

Save as disclosed below, there is no service contract between any director of Ring and Ring or any of its subsidiaries having more than 12 months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

(a) Mr. J M Hall is employed by Ring under a service agreement dated 25 July 1995 which may be terminated on 24 months' notice given by either party and under which he is currently paid an annual salary of [pounds]155,000, provided with a company car and entitled to life insurance cover of four times salary, permanent health and medical insurance cover and a contribution by Ring of 10% of salary to his pension plan; and

(b) Mr A F Welham is employed by Ring under an undated service agreement which may be terminated on 24 months' notice given by either party and under which he is currently paid an annual salary of [pounds]100,000, provided with a company car and entitled to life insurance cover of four times salary, permanent health and medical insurance cover and a contribution by Ring of 10% of salary to his pension plan.

9.    Other information

(a) Save as disclosed in this document, there is no agreement, arrangement or understanding, (including any compensation arrangement) between Catalina
      (UK) or any person acting in concert with it for the purposes of the Offers and any of the directors, recent directors, shareholders or recent shareholders of Ring having any connection with or dependence upon, or which is conditional on, the outcome of the Offers.

(b) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Ring Ordinary Shares or Ring Convertible Preference Shares to be acquired pursuant to the Offers will be transferred to any other person, save that Catalina (UK) reserves the right to transfer any such shares to any other member of the Catalina Group.

(c) No proposal exists in connection with the Offers that any payment be made to any person in compensation for loss of office or as consideration for, or in connection with, his retirement from office other than compensation for loss of office to the non-executive directors of Ring which amount, in aggregate, to [pounds]26,625.

(d) The registered office of Catalina (UK) is 100 Barbirolli Square, Manchester M2 3AB. Catalina (UK) is a wholly owned subsidiary of Catalina. Catalina (UK) was incorporated in England and Wales on 13 March 2000. The principal and registered offices of Catalina are located at 18191 NW 68th Avenue, Miami, Florida 33015, US.

(e)   The registered office of Ring is at Gelderd Road, Leeds LS12 6NB.

(f) Rothschild and Arthur Andersen Corporate Finance have each given and not withdrawn their respective written consents to the issue of this document with inclusion herein to the references to their names in the form and context in which they appear.

(g) Save as disclosed in this document, there has been no material change in the financial or trading position of Ring since 30 June 1999 (the date to which the last audited accounts of Ring were prepared).

(h) Save as disclosed in this document, there has been no material change in the financial or trading position of Catalina since 30 September 1999 (the date to which the last audited accounts of Catalina were prepared).

(i)   Mr N R Puri and associated parties have given undertakings to Catalina
      (UK) in respect of their entire holdings of, in aggregate, 2,373,927 Convertible Preference Shares to vote in favour of certain resolutions including, inter alia, a resolution for Ring to apply for the Ring Ordinary Shares to be de-listed and re-register as a private company, to be proposed by Ring in the event that the Offers become or are declared unconditional in all respects.

10. Documents available for inspection

Copies of the following documents will be available for inspection, during normal business hours, on any weekday (public holidays excepted) at the offices of Addleshaw Booth & Co, 60 Cannon Street, London EC4N 6NP whilst the Offers remain open for acceptance:

(a) the memorandum and articles of association of Catalina (UK) and Ring and the articles of incorporation and by-laws of Catalina;

(b) the audited consolidated accounts of Catalina for the financial years ended 30 September 1998 and 30 September 1999;

(c) the unaudited results of Catalina for the three months and six months ended 31 March 2000;

(d) the audited consolidated accounts of Ring for the financial years ended 30 June 1998 and 30 June 1999;

(e) the unaudited interim results of Ring for the six months ended 31 December 1999;

(f)   the material contracts referred to in paragraph 7 above;

(g) the service contracts of the directors of Ring referred to in paragraph 8 above;

(h)   the letters of consent referred to in paragraph 9(f) above;

(i)   this offer document and the Forms of Acceptance;

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(j)   the irrevocable undertakings to accept the Offers given by the persons referred to in paragraph 3(b)(iii) above; and

(k) the credit facility agreement dated 31 May 2000 referred to in paragraph 6 above; and

Dated 1 June 2000

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                                  APPENDIX VII

                                  DEFINITIONS

The following definitions apply throughout this document and the accompanying Form(s) of Acceptance, unless the context otherwise requires:

"Acquisition"                       the proposed acquisition by Catalina (UK) of
                                    Ring pursuant to the Offers

"Arthur Andersen                    Arthur Andersen Corporate Finance, a
Corporate Finance "                 division of Arthur Andersen

"Catalina" or "Company"             Catalina Lighting, Inc.

"Catalina (UK)"                     Catalina International PLC, a wholly owned
                                    subsidiary of Catalina

"Catalina Group" or "Group"         Catalina and its subsidiary undertakings

"certificated" or                   a Ring Share which is not in uncertificated
"in certificated form"              form (that is, not in CREST)

"City Code"                         the City Code on Takeovers and Mergers

"Companies Act" or "Act"            the Companies Act 1985 (as amended)

"Convertible Preference Offer"      the recommended cash offer made by
                                    Rothschild on behalf of Catalina (UK),
                                    contained in this document, to acquire the Ring Convertible Preference Shares on the terms and subject to the conditions set out in this document and in the blue Form of Acceptance

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

"CRESTCo"                           CRESTCo Limited

"CREST member"                      a person who has been admitted by CRESTCo as
                                    a system- member (as defined in the
                                    Regulations)

"CREST participant"                 a person who is, in relation to CREST, a
                                    system- participant (as defined in the
                                    Regulations)

"CREST sponsor"                     a CREST participant admitted to CREST as a
                                    CREST sponsor

"CREST sponsored member"            a CREST member admitted to CREST as a
                                    sponsored member

"Daily Official List"               the Daily Official List of the London Stock
                                    Exchange

"First Closing Date"                the first closing date of the Offers, being
                                    22 June 2000

"Forms of Acceptance"               the white Form of Acceptance relating to the
                                    Ordinary Offer and/or the blue Form of
                                    Acceptance relating to the Convertible
                                    Preference Offer, as the context may require

"IRG plc"                           IRG plc, 34 Beckenham Road, Beckenham, Kent
                                    BR3 4TU

"ISIN"                              the international stock identification
                                    number

"London Stock Exchange"             The London Stock Exchange Limited

"Member account ID"                 the identification code or number attached
                                    to any member account in CREST

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"Offer"                             the Ordinary Offer and/or the Convertible
                                    Preference Offer as the context may require

"Offers"                            the Ordinary Offer and the Convertible
                                    Preference Offer

"Offer Period"                      the period commencing on 13 March 2000 (the
                                    date of the announcement by Ring that it was in discussions which may or may not lead to an offer being made for Ring) and ending on the later of (i) the First Closing Date;
                                    (ii) the date when the Offers become or are declared unconditional as to acceptances;
                                    and (iii) the date when the Offers lapse

"Offeror"                           Catalina (UK)

"Official List"                     the Official List of the London Stock
                                    Exchange

"Ordinary Offer"                    the recommended cash offer made by
                                    Rothschild on behalf of Catalina (UK),
                                    contained in this document, to acquire the Ring Ordinary Shares on the terms and subject to the conditions set out in this document and in the white Form of Acceptance

"Panel"                             the Panel on Takeovers and Mergers

"participant ID"                    the identification code or membership number
                                    used in CREST to identify a particular CREST member or other CREST participant

"Receiving Agent"                   IRG plc

"Regulations"                       the Uncertificated Securities Regulations
                                    1995 (SI 1995 No 95/3272)

"Ring"                              Ring PLC

"Ring Convertible                   the existing issued fully paid 19.2 per
Preference Shares" or               cent. convertible preference shares of 25
"Convertible Preference             pence each in the capital of Ring
Shares"

"Ring ESOP"                         the Ring Employee Share Ownership Plan

"Ring Group"                        Ring and its subsidiary undertakings

"Ring Ordinary Shares" or           the existing issued fully paid ordinary
"Ordinary Shares"                   shares of 50 pence each in the capital of
                                    Ring and any further such shares which are unconditionally allotted or issued and fully paid after the date hereof and before the Ordinary Offer closes (or by such earlier date as Catalina (UK) may, subject to the City Code, decide) in accordance with the terms of the Ordinary Offer

"Ring Preference Shares" or         the existing issued fully paid 3.5 per cent.
"Preference Shares"                 cumulative non- convertible preference
                                    shares of 62.5 pence each in the capital of Ring

"Ring Shareholders"                 the holders of Ring Shares

"Ring Share Option                  the Ring 1998 Approved Company Share Option
Schemes"                            Plan, the Ring 1998 Sharesave Scheme, the
                                    Ring 1998 Unapproved Share Option Plan, the
                                    Ring 1995 Executive Share Option Scheme and the Ring Executive Share Option Scheme

"Ring Shares"                       the Ring Ordinary Shares and/or the Ring
                                    Convertible Preference Shares

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"Rothschild"                        N M Rothschild & Sons Limited

"TFE instruction"                   a Transfer from Escrow instruction (as
                                    defined by the CREST manual issued by
                                    CRESTCo)

"TTE instruction"                   a Transfer to Escrow instruction (as defined
                                    by the CREST manual issued by CRESTCo)

"uncertificated" or "in             a Ring share which is for the time being
uncertificated form"                recorded on the register of members of Ring
                                    as being held in uncertificated form in
                                    CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

"United Kingdom" or "UK"            the United Kingdom of Great Britain and
                                    Northern Ireland

"US" or "USA"                       the United States of America its territories
                                    and furthermore, any state of the United
                                    States of America and the District of
                                    Columbia and all other areas subject to its jurisdiction

"wider Catalina Group"              Catalina together with its subsidiaries,
                                    subsidiary undertakings and associated
                                    undertakings and any other body corporate, partnership, joint venture or person in which Catalina and such undertakings have an interest in more than 20 per cent of the voting or equity capital (or the equivalent)

"wider Ring Group"                  Ring together with its subsidiaries,
                                    subsidiary undertakings and associated
                                    undertakings and any other body corporate, partnership, joint venture or person in which Ring and such undertakings have an interest in more than 20 per cent of the voting or equity capital (or the equivalent)

Terms defined in the CREST manual shall, unless the context otherwise requires, bear the same meanings where used herein.

All references in this document to "[pounds]" are to pounds sterling and all references to "$" are to US dollars.

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